     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 1998.

                                                REGISTRATION NO. 333-46533
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        AZTEC TECHNOLOGY PARTNERS, INC.
             (Exact name of registrant as specified in its charter)
                         ------------------------------

              DELAWARE                                7379                               04-3408450
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                           --------------------------

                                52 ROLAND STREET
                          BOSTON, MASSACHUSETTS 02129
                                 (617) 623-3100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JAMES E. CLAYPOOLE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        AZTEC TECHNOLOGY PARTNERS, INC.
                                52 ROLAND STREET
                          BOSTON, MASSACHUSETTS 02129
                          TELEPHONE NO. (617) 623-3100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                WITH A COPY TO:
                             GEORGE P. STAMAS, ESQ.
                           WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                             WASHINGTON, D.C. 20037
                          TELEPHONE NO. (202) 663-6000
                          FACSIMILE NO. (202) 663-6363
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as possible after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. / /



    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  AMOUNT       PROPOSED MAXIMUM    PROPOSED MAXIMUM
                     TITLE OF SECURITIES                           TO BE        OFFERING PRICE        AGGREGATE
                      TO BE REGISTERED                          REGISTERED      PER SHARE (2)       OFFERING PRICE
Common Stock, par value $.001 per share, to be distributed to
  holders of U.S. Office Products Company common stock.......  100,000,000(1)       $.875            $87,532,000

                                                                  AMOUNT OF
                     TITLE OF SECURITIES                        REGISTRATION
                      TO BE REGISTERED                               FEE
Common Stock, par value $.001 per share, to be distributed to
  holders of U.S. Office Products Company common stock.......    $25,822 (2)


(1) Approximate number of shares of Aztec Technology Partners, Inc. common stock expected to be distributed based upon a distribution ratio of one share of Aztec Technology Partners, Inc. common stock for every five shares of U.S. Office Products Company common stock held by each stockholder of U.S. Office Products Company on the record date for the distribution.


(2) The Company has previously paid the Securities and Exchange Commission the registration fee.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 18, 1998


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE DISTRIBUTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS INFORMATION STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

INFORMATION STATEMENT/PROSPECTUS


                                     [LOGO]

           DISTRIBUTION OF UP TO           SHARES OF COMMON STOCK OF
AZTEC TECHNOLOGY PARTNERS, INC. TO STOCKHOLDERS OF U.S. OFFICE PRODUCTS COMPANY



    This Information Statement/Prospectus is being furnished by U.S. Office Products Company ("U.S. Office Products") in connection with the distribution to its stockholders of the stock of Aztec Technology Partners, Inc. ("Aztec"). Aztec is a Delaware corporation formed by U.S. Office Products that will own substantially all the assets of, and will be responsible for substantially all the liabilities associated with, U.S. Office Products' Technology Solutions division. Pursuant to this distribution (the "Technology Distribution"), all of the issued and outstanding shares of the common stock, $.001 par value per share, of Aztec (the "Aztec Common Stock") will be distributed to holders of record as of the close of business on June 9, 1998 (the "Record Date") of the common stock, par value $.001 per share, of U.S. Office Products ("U.S. Office Products Common Stock"). Aztec currently estimates that each such holder will receive one share of Aztec Common Stock for every five shares of U.S. Office Products Common Stock held on the Record Date (the "Distribution Ratio"). Fractional shares will be aggregated into whole shares of Aztec Common Stock and sold on the open market by the Distribution Agent (as defined herein). The proceeds of such sales will be distributed to holders who otherwise would be entitled to receive fractional shares. See "The Technology Distribution--General."



    Holders of U.S. Office Products Common Stock will not be required to pay any consideration for the shares of Aztec Common Stock they receive in the Technology Distribution. There is no current public trading market for the Aztec Common Stock. Aztec has applied for quotation of the shares of Aztec Common Stock on the Nasdaq National Market under the symbol "AZTC.".



    The Technology Distribution is an element of a comprehensive restructuring plan adopted by the Board of Directors of U.S. Office Products, including modifications made by the Board of Directors since first adopting this plan (as so modified by the "Strategy Restructuring Plan"). The principal elements of the Strategic Restructuring Plan are (1) a self-tender offer by U.S. Office Products (the "Tender Offer") to purchase 37,037,037 shares of U.S. Office Products Common Stock (including shares underlying options for U.S. Office Products' Common Stock) at $27.00 per share (or, in the case of stock options, at $27.00 minus the exercise price of the options) and the incurrence of debt to pay a portion of the purchase price in the Tender Offer; (2) after acceptance of shares in the Tender Offer, the pro rata distribution to U.S. Office Products' stockholders of shares of four companies that will conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses; and (3) the sale to an affiliate ("CD&R") of an investment fund managed by Clayton, Dubilier & Rice, Inc. ("CD&R, Inc.") of equity interests in U.S. Office Products (the "Equity Investment") following acceptance of shares in the Tender Offer and the Record Date for the Distributions. In addition to this Information Statement/Prospectus, U.S. Office Products is distributing a Tender Offer Statement regarding the Tender Offer and a Proxy Statement regarding stockholder approval of the issuance of securities in the Equity Investment. See "Additional Information."



    All holders of U.S. Office Products Common Stock, including the executive officers and directors of Aztec, have the right to participate in the Tender Offer. It is the current intention of all officers or directors who hold shares or options for U.S. Office Products' Common Stock to tender shares and options in the Tender Offer.



    IN REVIEWING THIS INFORMATION STATEMENT/PROSPECTUS, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8.



    THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS ABOUT BUSINESS STRATEGIES, MARKET POTENTIAL, FUTURE FINANCIAL PERFORMANCE AND OTHER MATTERS. IN ADDITION, WHEN USED IN THIS INFORMATION STATEMENT/PROSPECTUS, THE WORDS "INTENDS TO," "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INVOLVE MANY RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS, INCLUDING, WITHOUT LIMITATION, THOSE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
      THIS INFORMATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
                            ------------------------


     THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS IS            , 1998

                             ADDITIONAL INFORMATION

    Aztec has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (including exhibits, schedules and amendments thereto, the "Aztec Form S-1") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to Aztec Common Stock. This Information Statement/Prospectus, while forming a part of the Aztec Form S-1, does not contain all of the information set forth in the Aztec Form S-1. Reference is hereby made to the Aztec Form S-1 for further information with respect to Aztec and the securities to be distributed to the U.S. Office Products stockholders in the Technology Distribution. Statements contained herein concerning the provisions of documents filed as exhibits to the Aztec Form S-1 are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

    The Aztec Form S-1 is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or on the Internet at http://www.sec.gov.

    Following the Technology Distribution, Aztec will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the SEC that will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the Public Reference Branch of the SEC at the address referred to above.


    Additional information regarding the Strategic Restructuring Plan and Aztec may be found in reports, proxy statements and other information filed by U.S. Office Products with the SEC, including U.S. Office Products Tender Offer Statement on Schedule 13E-4 filed on May 4, 1998 and U.S. Office Products Proxy Statement filed on May 1, 1998.


    Aztec intends to furnish its stockholders annual reports containing financial statements audited by its independent auditor. Aztec does not intend to furnish its stockholders quarterly reports.


    Questions concerning the Technology Distribution should be directed to Mark
D. Director, Executive Vice President-Administration, General Counsel and Secretary of U.S. Office Products, or Donald H. Platt, Executive Vice President, Chief Financial Officer and Treasurer of U.S. Office Products, at (202) 339-6700. After the Technology Distribution, holders of Aztec Common Stock having inquiries related to their investment in Aztec should contact James E. Claypoole, the Chairman of the Board of Directors and Chief Executive Officer of Aztec, at (617) 623-3100.


    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION
STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
                            ------------------------

    Until            , 1998 the expiration of the twenty-fifth calendar day
following the Technology Distribution (as defined herein), all dealers effecting transactions in registered securities, whether or not participating in this distribution, may be required to deliver an Information Statement/Prospectus.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................          1

RISK FACTORS...............................................................................................          8

THE TECHNOLOGY DISTRIBUTION................................................................................         17

THE SPIN-OFFS FROM U.S. OFFICE PRODUCTS....................................................................         29

DIVIDEND POLICY............................................................................................         31

CAPITALIZATION.............................................................................................         32

SELECTED FINANCIAL DATA....................................................................................         33

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................         35

BUSINESS...................................................................................................         42

MANAGEMENT.................................................................................................         51

CERTAIN TRANSACTIONS.......................................................................................         59

PRINCIPAL STOCKHOLDERS.....................................................................................         60

DESCRIPTION OF AZTEC CAPITAL STOCK.........................................................................         61

EXPERTS....................................................................................................         63

LEGAL MATTERS..............................................................................................         63

AZTEC TECHNOLOGY PARTNERS, INC. INDEX TO FINANCIAL STATEMENTS..............................................        F-1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND NOTES THERETO, THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF THE COMPANY AND THE NOTES THERETO, AND THE FINANCIAL STATEMENTS OF CERTAIN COMPANIES ACQUIRED BY THE COMPANY AND THE NOTES THERETO, APPEARING ELSEWHERE IN THE INFORMATION STATEMENT/PROSPECTUS. THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED HEREIN, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS INFORMATION STATEMENT/PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS ASSUMES CONSUMMATION OF THE TRANSACTIONS DESCRIBED UNDER "THE SPIN-OFFS FROM U.S. OFFICE PRODUCTS."


    UNLESS THE CONTEXT OTHERWISE INDICATES THE INFORMATION HEREIN DOES NOT REFLECT THE PUBLIC OFFERING OF UP TO 4,200,000 SHARES OF COMPANY COMMON STOCK (EXCLUDING EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION) BY THE COMPANY AT A PRICE RANGE OF $12.00 TO $14.00 PER SHARE (THE "OFFERING"). WHERE THE CONTEXT REQUIRES AND UNLESS THE CONTEXT INDICATES OTHERWISE, THE INFORMATION HEREIN HAS BEEN ADJUSTED FOR THE DISTRIBUTION RATIO. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO "COMMON STOCK OUTSTANDING AFTER THE TECHNOLOGY DISTRIBUTION" ON A PRO FORMA BASIS SHALL MEAN 22,140,000 SHARES OF COMMON STOCK, WHICH IS CALCULATED AS FOLLOWS: (A) APPROXIMATELY 110,700,000 SHARES OF U.S. OFFICE PRODUCTS COMMON STOCK OUTSTANDING, WHICH REPRESENTS THE NUMBER OF SHARES OF U.S. OFFICE PRODUCTS COMMON STOCK AZTEC CURRENTLY ESTIMATES WILL BE OUTSTANDING AT THE DATE OF THE TECHNOLOGY DISTRIBUTION, WHICH IS CALCULATED AS (I) APPROXIMATELY 133,800,000 SHARES OF U.S. OFFICE PRODUCTS COMMON STOCK OUTSTANDING ON APRIL 25, 1998; PLUS (II) APPROXIMATELY 8,900,000 SHARES OF U.S. OFFICE PRODUCTS COMMON STOCK ASSUMED TO BE ISSUED BY U.S. OFFICE PRODUCTS ON CONVERSION OF THE U.S. OFFICE PRODUCTS 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2001 (THE "2001" NOTES"); PLUS (III) APPROXIMATELY 5,000,000 SHARES OF U.S. OFFICE PRODUCTS COMMON STOCK ASSUMED TO BE ISSUED BY U.S. OFFICE PRODUCTS ON EXERCISE OF STOCK OPTIONS ACCEPTED INTO THE SELF-TENDER OFFER; AND LESS (IV) 37,037,037 SHARES OF U.S. OFFICE PRODUCTS COMMON STOCK (INCLUDING SHARES THAT MAY BE ISSUED ON EXERCISE OF VESTED AND UNVESTED STOCK OPTIONS) TENDERED AND ACCEPTED UPON COMPLETION OF THE SELF-TENDER OFFER BY U.S. OFFICE PRODUCTS AT $27.00 PER SHARE (OR, IN THE CASE OF STOCK OPTIONS, AT $27.00 MINUS THE EXERCISE PRICE OF THE OPTIONS) (THE "TENDER OFFER"), DIVIDED BY (B) THE DISTRIBUTION RATIO. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "AZTEC" AND THE "COMPANY" REFER TO AZTEC TECHNOLOGY PARTNERS, INC. AND INCLUDE ALL OF ITS SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS AND SUBSIDIARIES.


                                  THE COMPANY


    Aztec is a single-source provider of a broad range of information technology ("IT") business solutions. Aztec currently consists of ten companies who have been in business for an average of over 15 years, with a history of superior client service. These companies offer complementary IT solutions, which allow Aztec to be a "one-stop" IT solutions provider in the Northeast region of the United States, while providing personalized services to its clients on a regional and local basis. Aztec's clients include middle market and Fortune 1000 companies in a wide range of industries (including communications, health care, financial services, government, manufacturing, pharmaceuticals, professional services, and technology). In 1997, Aztec, which employs over 1,000 people (approximately 65% of whom are technical professionals), provided services to over 2,000 customers. For the fiscal year ended April 26, 1997, Aztec had revenues of $136.3 million and net income of $6.7 million. Over the same period of time and taking into account all purchase acquisitions since May 1, 1996, pro forma revenues would have been $228.9 million and pro forma net income would have been $9.5 million.


    Aztec was initially formed in October 1996 with the acquisition of Bay State Computer Group ("Bay State") by U.S. Office Products. Since that time, under the leadership of Aztec's current Chairman and Chief Executive Officer, James E. Claypoole, nine complementary regional IT solutions companies have been acquired. These companies are: (i) Aztec International ("Aztec International"); (ii) Compel Corporation ("Compel"); (iii) Digital Network Associates, Inc. ("Digital Network Associates"); (iv) Entra Computer Corp. ("Entra"); (v) Fortran Corp. ("Fortran"); (vi) Mahon Communications Corporation ("Mahon"); (vii) Office Equipment Service, Inc. ("Office Equipment Service");
(viii) Professional Computer Solutions, Inc. ("Professional Computer Solutions"); and (ix) Professional Network Services, Inc. ("Professional Network Services"). The Company intends to continue to pursue growth through targeted strategic acquisitions.

    Aztec's broad range of complementary IT business solutions includes: (i) consulting and engineering services; (ii) systems and network design and implementation services; (iii) software development and implementation services;
(iv) IT support and operational services; and (v) telephony design and integration services. Aztec is currently providing this broad range of services in the Northeast region of the United States, and certain of these services in the other regions of the United States. Aztec intends to extend its comprehensive services offerings to the other regions of the United States. Aztec is dedicated to delivering IT services and support for all the major technology needs of its clients, which include a variety of operating systems (NT, Unix, VMS, Netware, SunOS, Digital Open VMS, and OS/2) on a variety of hardware platforms (Intel, Sun, HP, and Digital). In addition, Aztec supports its clients' hardware and software needs related to the World Wide Web and high-end telephony services.


    With the rapid evolution of technology, the market for IT solutions has grown significantly. Based on industry sources that Aztec believes are reliable, Aztec beleives that the United States market for outsourced IT services is expected to grow from $13 billion in 1996 to approximately $24 billion in 2001. Although companies recognize the importance of IT services to their business, they are often unable to keep pace with the rate of technological change without outsourcing their IT needs. This trend towards outsourcing has been compounded by the scarcity of technical professionals in the United States, and has driven the growth of the outsourced IT solutions industry.


    Aztec's objective is to service its clients' strategic business needs by becoming their sole IT solutions provider. Aztec intends to grow through a combination of targeted strategic acquisitions and internal growth. Aztec's acquisition strategy is to extend its range of services to the regions outside of the Northeast by acquiring existing, profitable businesses, rather than start-up operations. Aztec's internal growth strategies include (i) capitalizing on existing cross-selling opportunities and (ii) expanding its IT solutions offerings. Aztec plans to encourage and manage cross-selling through a Company-developed proprietary software communication tool that will permit it to review and manage sales leads generated at any level of Aztec's operations, reinforced by compensation incentives.


    Aztec's principal executive offices are located at 52 Roland Street, Boston, Massachusetts 02129, telephone number (617) 623-3100.


                   BACKGROUND OF THE TECHNOLOGY DISTRIBUTION


THE DISTRIBUTION..................  Shares of common stock, par value $.001 per share, of
                                    Aztec (the "Company Common Stock" or "Aztec Common
                                    Stock") will, subject to certain conditions, be
                                    distributed to the stockholders of record of U.S. Office
                                    Products (the "Technology Distribution" or
                                    "Distribution") on June 9, 1998 (the "Record Date"). The
                                    Technology Distribution is part of a comprehensive
                                    restructuring plan adopted by the U.S. Office Products
                                    Board of Directors. The principal elements of the plan
                                    including modifications the Board of Directors has made
                                    since first adopting this plan (as so modified, the
                                    "Strategic Restructuring Plan") are:

                                    - Pursuant to the Tender Offer, U.S. Office Products is
                                      offering to purchase 37,037,037 shares of its common
                                      stock $.001 par value ("U.S. Office Products Common
                                      Stock"), (including shares that may be issued on
                                      exercise of vested and unvested options for U.S.
                                      Office Products Common Stock), at $27.00 per share
                                      (or, in the case of stock options, at $27.00 minus the
                                      exercise price of the options).

                                    - After acceptance of shares in the Tender Offer, U.S.
                                      Office Products will distribute to U.S. Office
                                      Products' shareholders the shares of four separate
                                      companies: Aztec, Workflow Management, Inc., School
                                      Specialty, Inc., and Navigant Inc. (collectively, the
                                      "Spin-Off Companies"). The distributions of the shares
                                      of the Spin-Off Companies are referred to in this
                                      Information Statement/Prospectus as the
                                      "Distributions." The Spin-Off Companies will hold U.S.
                                      Office Products' current technology solutions, print
                                      management, educational supplies, and corporate travel
                                      services businesses, respectively.

                                    - Following the Record Date, an affiliate ("CD&R") of an
                                      investment fund managed by Clayton, Dubilier & Rice,
                                      Inc. ("CD&R, Inc."), a private investment firm, will
                                      acquire, for $270.0 million, shares of U.S. Office
                                      Products Common Stock representing 24.9% of the
                                      outstanding equity of U.S. Office Products, after
                                      giving effect to the Tender Offer and the issuance of
                                      shares to CD&R and warrants to purchase additional
                                      U.S. Office Products Common Stock (the "Equity
                                      Investment"). CD&R will not acquire any interests in
                                      the Spin-Off Companies.

                                    U.S. Office Products will retain its North American
                                    Office Products Group (which includes the office supply,
                                    office furniture, and office coffee and beverage
                                    services businesses), Mail Boxes Etc., its New Zealand
                                    and Australian operations, and its 49% interest in
                                    Dudley Stationery Limited (a U.K. contract stationer).

                                    In conjunction with the Strategic Restructuring Plan,
                                    U.S. Office Products plans to undertake the following
                                    transactions (the "Financing Transactions"):

                                    - Pursuant to a tender offer, U.S. Office Products will
                                      purchase any or all of its 5 1/2% Convertible
                                      Subordinated Notes due 2003 (the "2003 Notes") for a
                                      purchase price of 94.5% of the principal amount and
                                      accrued interest (the "2003 Note Tender").

                                    - Pursuant to an exchange offer, U.S. Office Products
                                      will exchange any or all of its 2001 Notes for U.S.
                                      Office Products Common Stock (the "2001 Note Offer")
                                      at an exchange rate of 61.483 shares per $1,000
                                      principal amount, which effectively reduces the
                                      conversion price of the 2001 Notes from $19.00 to
                                      $16.17 while the 2001 Note Offer is open.

                                    - Pursuant to a commitment letter from a group of
                                      lenders, U.S. Office Products plans to enter into a
                                      new $1.225 billion senior credit facility.

                                    - U.S. Office Products plans to issue and sell at least
                                      $400.0 million in senior subordinated notes in a
                                      private placement.

REASONS FOR THE DISTRIBUTIONS.....  The Distributions are intended to separate the Spin-Off
                                    Companies from U.S. Office Products' other businesses so
                                    that each can:

                                    - adopt strategies and pursue objectives that are
                                      appropriate to its respective industry and stage of
                                      growth;

                                    - pursue an independent acquisition program that allows
                                      for a more focused use of resources and, where stock
                                      is used as consideration, provide stock of a public
                                      company that is in the same industry as the businesses
                                      being acquired;

                                    - be recognized by the financial community as a distinct
                                      business that can be evaluated more readily and
                                      compared more easily to industry peers; and

                                    - implement more focused incentive compensation packages
                                      that respond to specific industry and market
                                      conditions and enhance employee retention objectives.

                                    The Distributions are also integral to the objectives of
                                    the Equity Investment which is conditioned on completion
                                    of all of the Distributions. See "The Technology
                                    Distribution--Reasons for the Distributions."

SHARES TO BE DISTRIBUTED..........  Approximately 22,140,000 shares of Aztec Common Stock will be distributed to U.S. Office Products stockholders
                                    in the Technology Distribution. This amount is equal to
                                    (a) approximately 110,700,000 shares of U.S. Office
                                    Products Common Stock expected to be outstanding at the
                                    date of the Technology Distribution, which is equal to
                                    (i) approximately 133,800,000 shares of U.S. Office
                                    Products Common Stock outstanding on April 25, 1998,
                                    plus (ii) approximately 8,900,000 shares of U.S. Office
                                    Products Common Stock assumed to be issued on conversion
                                    of 2001 Notes plus (iii) approximately 5,000,000 shares
                                    of U.S. Office Products Common Stock assumed to be
                                    issued on exercise of stock options accepted in the
                                    Tender Offer, less (iv) 37,037,037 shares (including
                                    shares that may be issued on exercise of vested and
                                    unvested options for U.S. Office Products Common Stock)
                                    to be purchased in the Tender Offer, divided by (b) the
                                    Distribution Ratio. The number of shares to be distrib-
                                    uted could be greater if additional shares of U.S.
                                    Office Products Common Stock are issued prior to the
                                    Record Date pursuant to outstanding convertible debt
                                    securities or stock options of U.S. Office Products.

DISTRIBUTION RATIO................  Each U.S. Office Products stockholder will receive one share of Aztec Common Stock for every five shares of
                                    U.S. Office Products Common Stock held on the Record
                                    Date.

FRACTIONAL SHARE INTERESTS........  Fractional share interests will be aggregated and sold by the Distribution Agent and the cash proceeds will be
                                    distributed to those U.S. Office Products stockholders
                                    entitled to a fractional interest. See "The Technology
                                    Distribution--General."

RECORD DATE.......................  June 9, 1998.

DISTRIBUTION DATE.................  The effective time of the Distributions is expected to be 12:01 a.m. on June 10, 1998.

MAILING DATE......................  Certificates representing shares of Aztec Common Stock will be mailed to U.S. Office Products stockholders as
                                    soon as practicable after the effective time of the
                                    Distributions (the "Distribution Date").

DISTRIBUTION AGENT................  American Stock Transfer & Trust Company

TAX CONSEQUENCES..................  Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions stating that, subject
                                    to the matters discussed therein, for U.S. federal
                                    income tax purposes the receipt of Aztec Common Stock by
                                    U.S. Office Products stockholders will be tax-free to
                                    U.S. Office Products and the U.S. Office Products
                                    stockholders (except with respect to cash received in
                                    lieu of fractional shares). See "The Technology
                                    Distribution--U.S. Federal Income Tax Consequences of
                                    the Technology Distribution."

ARRANGEMENTS AFTER THE              Aztec, U.S. Office Products, and the other Spin-Off
  DISTRIBUTIONS...................  Companies will enter into an agreement (the
                                    "Distribution Agreement") in connection with the
                                    Technology Distribution pursuant to which, among other
                                    things, (i) equity interests in the U.S. Office Prod-
                                    ucts subsidiaries that engage in the technology
                                    solutions business will be transferred to Aztec, (ii)
                                    liabilities will be allocated among Aztec, U.S. Office
                                    Products, and the other Spin-Off Companies and (iii)
                                    Aztec, U.S. Office Products, and the other Spin-Off
                                    Companies will indemnify one another for liabilities
                                    allocated to them under the Distribution Agreement and a
                                    share of certain other liabilities.

                                    Aztec, U.S. Office Products, and the other Spin-Off
                                    Companies will also enter into an agreement (the "Tax
                                    Allocation Agreement") (i) allocating to each Spin-Off
                                    Company responsibility for its share of U.S. Office
                                    Products' consolidated tax liability for the years that
                                    it was included in U.S. Office Products' consolidated
                                    federal income tax returns, (ii) sharing certain state,
                                    local, and foreign taxes, and (iii) providing for (a)
                                    indemnification by Aztec for certain taxes if they are
                                    assessed against U.S. Office Products as a result of the
                                    Distributions and (b) joint and several indemnification
                                    by Aztec and the other Spin-Off Companies for such taxes
                                    resulting from certain acts taken by Aztec or any of the
                                    other Spin-Off Companies. The liability to U.S. Office
                                    Products for taxes resulting from such acts will be
                                    allocated among the Spin-Off Companies pursuant to a
                                    separate agreement (the "Tax Indemnification
                                    Agreement"). As a consequence, Aztec will be primarily
                                    liable for taxes resulting from acts taken by Aztec and
                                    liable (subject to indemnification by the other Spin-Off
                                    Companies) for any taxes resulting from acts taken by
                                    the other Spin-Off Companies.

                                    Aztec, U.S. Office Products, and the other Spin-Off
                                    Companies will also enter into an agreement (the
                                    "Employee Benefits Agreement") relating to the
                                    allocation of assets, liabilities, and responsibilities
                                    with respect to employee benefit plans and programs and
                                    certain related matters. See "The Spin-Offs From U.S.
                                    Office Products."


                              SUMMARY RISK FACTORS


    In reviewing this Information Statement/Prospectus, stockholders should carefully consider the matters described under the heading "Risk Factors" beginning on page 8, including, among others, risks associated with (i) the potential volatility of the price of Aztec Common Stock, (ii) the fact that Aztec has not operated as a stand-alone entity separate from U.S. Office Products, (iii) the ability of Aztec to attract and retain qualified employees,
(iv) Aztec's dependence on acquisitions for its future growth (v) integrating acquisitions and acquisition financing, and (vi) financing of future acquisitions.

                           SUMMARY FINANCIAL DATA (1)
                     (In thousands, except per share data)

                                                                              FISCAL YEAR ENDED
                                                                                                       NINE MONTHS ENDED
                                                                                  APRIL 26,        --------------------------
                                                                             --------------------
                                        FISCAL YEAR ENDED MARCH 31,                        PRO
                                 ------------------------------------------               FORMA    JANUARY 25,   JANUARY 24,
                                   1993       1994       1995       1996       1997     1997 (2)       1997          1998
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
STATEMENT OF INCOME DATA:
Revenues.......................  $  46,152  $  58,979  $  88,999  $ 114,055  $ 136,278  $ 228,912   $  101,295    $  142,512
Cost of revenues...............     34,121     43,630     65,858     84,113    102,129    169,150       76,049       107,895
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
Gross profit...................     12,031     15,349     23,141     29,942     34,149     59,762       25,246        34,617
Selling, general and
  administrative expenses......     10,139     11,218     14,942     20,510     21,525     39,134       15,637        22,951
Goodwill amortization expense..                                                             1,651                        414
Non-recurring acquisition
  costs........................                                                  2,274      2,274        1,906
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
Operating income...............      1,892      4,131      8,199      9,432     10,350     16,703        7,703        11,252
Interest expense...............        412        297        331        420        324        400          310           169
Interest income................        (75)       (54)      (118)      (416)      (168)                   (169)         (167)
Other (income) expense.........        (77)       (75)      (111)      (964)       (53)      (579)         234           (14)
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
Income before provision for
  income taxes.................      1,632      3,963      8,097     10,392     10,247     16,882        7,328        11,264
Provision for income taxes
  (4)..........................        210        232        401        750      3,524      7,428        1,771         4,692
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
Net income.....................  $   1,422  $   3,731  $   7,696  $   9,642  $   6,723  $   9,454   $    5,557    $    6,572
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
Per share amounts:
  Basic........................  $    0.16  $    0.42  $    0.84  $    0.71  $    0.37  $    0.43   $     0.32    $     0.29
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
  Diluted......................  $    0.16  $    0.42  $    0.84  $    0.71  $    0.36  $    0.43   $     0.32    $     0.28
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ------------  ------------
Weighted average shares
  outstanding:
  Basic........................      8,852      8,852      9,112     13,509     18,005     22,140(5)      17,196      22,952
  Diluted......................      8,852      8,852      9,141     13,675     18,352     22,140(5)      17,565      23,437


                                     PRO           PRO        PRO FORMA
                                    FORMA         FORMA      AS ADJUSTED
                                 JANUARY 25,   JANUARY 24,   JANUARY 24,
                                   1997 (2)      1998 (2)      1998(3)
                                 ------------  ------------  ------------
STATEMENT OF INCOME DATA:
Revenues.......................   $  172,518    $  191,074    $  191,074
Cost of revenues...............      127,875       141,631       141,631
                                 ------------  ------------  ------------
Gross profit...................       44,643        49,443        49,443
Selling, general and
  administrative expenses......       28,876        31,235        31,235
Goodwill amortization expense..        1,293         1,293         1,293
Non-recurring acquisition
  costs........................        1,906
                                 ------------  ------------  ------------
Operating income...............       12,622        16,969        16,969
Interest expense...............          300           300            41
Interest income................
Other (income) expense.........         (232)         (252)         (252)
                                 ------------  ------------  ------------
Income before provision for
  income taxes.................       12,554        16,921        17,180
Provision for income taxes
  (4)..........................        5,524         7,445         7,559
                                 ------------  ------------  ------------
Net income.....................   $    7,030    $    9,476    $    9,621
                                 ------------  ------------  ------------
                                 ------------  ------------  ------------
Per share amounts:
  Basic........................   $     0.32    $     0.43    $     0.43
                                 ------------  ------------  ------------
                                 ------------  ------------  ------------
  Diluted......................   $     0.32    $     0.43    $     0.43
                                 ------------  ------------  ------------
                                 ------------  ------------  ------------
Weighted average shares
  outstanding:
  Basic........................       22,140(5)      22,140(5)      22,507(6)
  Diluted......................       22,140(5)      22,140(5)      22,507(6)


                                                                                                                            JANUARY
                                                                                                                           24, 1998
                                                                          MARCH 31,                                        ---------
                                                              ---------------------------------   APRIL 30,    APRIL 26,
                                                                1993        1994        1995        1996         1997       ACTUAL
                                                              ---------  -----------  ---------  -----------  -----------  ---------
BALANCE SHEET DATA:
Working capital.............................................  $   4,253   $   5,623   $  10,669   $   8,664    $  13,268   $  31,848
Total assets................................................     14,890      16,423      28,106      33,945       37,311     142,347
Long-term debt, less current portion........................        461         461       1,524         799          167         386
Long-term payable to U.S. Office Products...................                                                       4,786       9,957
Stockholder's equity........................................      5,382       6,745      11,062      10,497       11,626      90,119


                                                                                 PRO FORMA
                                                              PRO FORMA (7)   AS ADJUSTED (3)
                                                              --------------  ---------------
BALANCE SHEET DATA:
Working capital.............................................    $   23,869       $  68,837
Total assets................................................       134,368         179,336
Long-term debt, less current portion........................         4,696             386
Long-term payable to U.S. Office Products...................
Stockholder's equity........................................        87,787         137,065


------------------

(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") is included from the dates of their respective acquisitions. The pro forma financial data reflect acquisitions completed by Aztec through May 1, 1998. See Note 4 of the Company's Notes to Consolidated Financial Statements for a description of the number and accounting treatment of the acquisitions by the Company.

(2) Gives effect to the Technology Distribution and the purchase acquisitions completed by Aztec since May 1, 1996 as if all such transactions had been consummated on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.


(3) Adjusted to give effect to the sale by the Company of 4,200,000 shares of Common Stock in the Offering at the assumed initial public offering price and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds."



(4) Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.



(5) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 24, 1998 and January 25, 1997, see Note 2(i) of Notes to Pro Forma Combined Financial Statements included herein.



(6) For calculation of the pro forma as adjusted weighted average shares outstanding for the nine months ended January 24, 1998, see Note 2(k) of Notes to Pro Forma Combined Financial Statements included herein.



(7) Gives effect to the Technology Distribution as if it had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had the Technology Distribution actually then occurred and should not be construed as representative of future financial position.

                                  RISK FACTORS

    The following factors should be considered in addition to other information included in this Information Statement/Prospectus.

POTENTIAL VOLATILITY OF STOCK PRICE, RISKS ASSOCIATED WITH SHARES ELIGIBLE FOR
  IMMEDIATE SALE


    As a result of the Technology Distribution, stockholders of U.S. Office Products are acquiring shares of Aztec Common Stock that are freely tradeable at the time of this Offering without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by "affiliates" of Aztec within the meaning of the Securities Act will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). Because the Technology Distribution is being made to existing shareholders of U.S. Office Products, who have not made an affirmative decision to invest in Aztec Common Stock, there can be no assurance that some or all of those shareholders will not sell the shares of Aztec Common Stock into the market shortly after the Technology Distribution. In addition, U.S. Office Products is included in certain broad-based indices tracked by a number of investment companies and other institutional investors, and such investors can be expected to sell the shares of Aztec Common Stock they receive in the Technology Distribution shortly thereafter. Until Aztec Common Stock issued in the Technology Distribution is fully distributed, the price at which such stock trades may fluctuate significantly and may be higher or lower than the price that would be expected on a fully distributed issue.



    In addition, upon completion of this Offering and the Technology Distribution, Aztec will have outstanding (i) 26,340,000 shares of Aztec Common
Stock and (ii) immediately exerciseable options to acquire       shares of Aztec
Common Stock (to be determined at the time of the Technology Distribution). Certain executive officers and directors of Aztec who hold shares of Aztec Common Stock have agreed not to sell, offer, make any short sale or otherwise dispose of or enter into any contract, arrangement or other commitment to sell or otherwise dispose of any Aztec Common Stock without the prior written consent of BancAmerica Robertson Stephens for a period of 180 days from the date of this Information Statement/Prospectus (the "Lock-Up Agreements"). All the remaining shares will be freely tradeable immediately upon completion of the Offering or, in the case of options, upon vesting and exercise, except that shares held or acquired by affiliates of Aztec will be subject to the resale limitations of Rule 144. Following the Technology Distribution, in view of the large number of shares freely tradeable and available for immediate sale, the market for Aztec Common Stock could be highly volatile and could adversely affect the trading price of Aztec Common Stock.


ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

    Aztec is the product of the consolidation by U.S. Office Products of ten regional IT solutions companies. Aztec has not heretofore operated as an independent entity. The operations of Aztec as a stand-alone, consolidated entity may place significant demands on Aztec's management, operational, and technical resources. Prior to the Technology Distribution, certain administrative functions relating to Aztec's business (including some legal and accounting services) were handled by U.S. Office Products. Aztec's future performance will depend on its ability to function as a stand-alone entity and on its ability to finance and manage expanding operations and to adapt its information systems to changes in its business. Aztec's expenses may be higher than when it was a part of U.S. Office Products. Furthermore, the financial information included herein may not necessarily reflect what the operating results and financial condition would have been had Aztec been a separate, stand-alone entity during the periods presented or be indicative of the future operating results and financial condition of Aztec.

ATTRACTION AND RETENTION OF EMPLOYEES

    Aztec's business involves the delivery of professional services and is labor intensive. Aztec's success depends in large part on its ability to attract, develop, motivate, and retain technical professionals.

Approximately 65% of Aztec's employees are technical professionals. Qualified technical professionals are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that Aztec will be able to attract and retain sufficient numbers of technical professionals in the future. Aztec has historically experienced turnover rates which it believes are consistent with industry norms. It is possible that the spin-off of Aztec from U.S. Office Products could cause more employees to leave Aztec. An increase in turnover rates could have a material adverse effect on Aztec's business, including its ability to secure and complete engagements and obtain new business, which could have a material adverse effect on Aztec's operating results and financial condition.

DEPENDENCE UPON ACQUISITIONS FOR FUTURE GROWTH

    One of Aztec's strategies is to expand its revenues and the markets it serves through the acquisition of additional businesses. As with all companies using an acquisition strategy to expand revenues, there can be no assurance that suitable candidates can be identified, or, if suitable acquisition candidates are identified, that such acquisitions can be completed on acceptable terms. The pace of Aztec's acquisition program may be adversely affected by these and other market factors, and may also be affected by the absence of U.S. Office Products' legal and accounting support for the acquisitions. Further, Aztec intends to use Aztec Common Stock to pay for certain of its acquisitions. If the owners of potential acquisition candidates are not willing to receive shares of Aztec Common Stock in exchange for their businesses, Aztec's acquisition program could be adversely affected. Further, Aztec is subject to limitations on the number of shares it can issue without jeopardizing the tax-free treatment of the Technology Distribution. See "Possible Limitations on Issuance of Common Stock," "Material Amount of Goodwill," and "Inability to Use Pooling of Interests Accounting."

RISKS RELATED TO INTEGRATION OF ACQUISITIONS

    Integration of acquisitions may involve a number of special risks that could have a material adverse effect on Aztec's operating results and financial condition, including: adverse short-term effects on its reported operating results (including restructuring charges associated with the acquisitions and other expenses associated with a change of control, non-recurring acquisition costs including accounting and legal fees, investment banking fees, amortization of acquired intangible assets, recognition of transaction-related obligations, and various other acquisition-related costs); diversion of management's attention; difficulties with retention, hiring and training of key personnel; and risks associated with unanticipated problems or legal liabilities. Although Aztec will conduct due diligence and generally require representations, warranties and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, or the acquired company otherwise fails to perform as anticipated, the acquisition could have a material adverse effect on the operating results and financial condition of Aztec.

RISKS RELATED TO ACQUISITION FINANCING; ADDITIONAL DILUTION


    Aztec currently intends to finance its future acquisitions by using shares of Aztec Common Stock, cash, borrowed funds, or a combination thereof. If Aztec Common Stock does not maintain a sufficient market value, if the price of Aztec Common Stock is highly volatile, or if potential acquisition candidates are otherwise unwilling to accept Aztec Common Stock as part of the consideration for the sale of their businesses, Aztec may be required to use more of its cash resources or more borrowed funds in order to initiate and maintain its acquisition program. If Aztec does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity offerings. Prior to the Technology Distribution, Aztec was not responsible for obtaining external sources of funding. Aztec has entered into a commitment letter with BankBoston, N.A. regarding a $200.0 million credit facility for a term of five years to be made available in August 1998 and to be used for working capital and acquisitions (the "Proposed Credit Facility"). There can be no assurance that Aztec, will be able to satisfy the conditions to the funding of the Proposed Credit Facility or obtain other financing if and when it is needed or that any other such financing will be available on terms it deems acceptable. If Aztec does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity offerings. However, the use of equity offerings in connection with the Technology Distribution will also be subject to certain limitations on the number of shares that Aztec can issue without jeopardizing the tax-free treatment of the Technology Distribution. See "Possible Limitations on Issuances of Common Stock" and "Tax Matters."

    Aztec will have 150 million authorized shares of Aztec Common Stock, a portion of which could be available (subject to the rules and regulations of federal and state securities laws, applicable limits under U.S. Federal income tax laws and rules, and rules of the Nasdaq Stock Market) to finance acquisitions without obtaining stockholder approval for such issuances. The issuance of additional shares of Aztec Common Stock may have a negative impact on earnings per share and may negatively impact the market price of Aztec Common Stock.

RELIANCE ON KEY PERSONNEL


    Aztec's operations depend on the continued efforts of James E. Claypoole, its Chairman and Chief Executive Officer, Ira Cohen, its Chief Operating Officer, Douglas R. Johnson, its Executive Vice President and Chief Financial Officer, its operating company presidents, and the senior management of certain of its operating companies. Furthermore, Aztec's operations will likely depend on the senior management of certain of the companies that it may acquire in the future. If any of these people becomes unable to continue in his or her present role, or if Aztec is unable to attract and retain other skilled professionals, its business could be adversely affected. Aztec does not currently maintain key man life insurance policies for any of its officers or other personnel. Aztec has employment agreements with its Chairman and Chief Executive Officer and its operating company presidents with initial terms ending in 1999-2000. Thereafter, such agreements are generally terminable without cause on 30 days' notice by either Aztec or the employee. Aztec also intends to enter into employment agreements with Mr. Cohen and Mr. Johnson. In addition, Jonathan J. Ledecky will serve as a director and employee of Aztec and is expected to provide services to Aztec after the Technology Distribution pursuant to an employment agreement expected to be entered into between Mr. Ledecky and Aztec. U.S. Office Products is permitted to (and will) assign to Aztec certain rights of, and obligations under, U.S. Office Products' services agreement, as amended, with Mr. Ledecky dated January 13, 1998 (the "Ledecky Services Agreement") following the Technology Distribution. See "Management--Ledecky Services Agreement." Mr. Ledecky will also serve as a director and employee of each of the other Spin-Off Companies, and is a director or an officer of two other public companies. Mr. Ledecky may be unable to devote substantial time to the activities of Aztec.


VARIABILITY OF QUARTERLY OPERATING RESULTS

    The Company has experienced and may in the future continue to experience fluctuations in its quarterly operating results. Factors that may cause the Company's quarterly operating results to vary include the number of active client projects, the requirements of client projects, the termination of major client projects, the loss of major clients, the timing of new client engagements, and the timing of personnel cost increases. Certain of these factors may also affect the Company's personnel utilization rates which may cause further variation in quarterly operating results. The timing of revenues is difficult to forecast because the Company's sales cycle is relatively long and the Company's services are impacted by both the financial condition and management decisions of its clients and general economic conditions. Because a high percentage of the Company's expenses are relatively fixed at the beginning of any period and the Company's general policy is to not adjust its staffing levels based upon what it views as short-term circumstances, a variation in the timing of the initiation or the completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses for any particular period. In addition, many of the Company's engagements are, and may be in the future, terminable by its clients without penalty. A termination of a major project could require the Company to maintain under-utilized employees, resulting in a higher than expected percentage of unassigned professionals, or to terminate the employment of excess personnel. Due to all of the foregoing factors, there can be no assurance that the Company's results of operations will not be below the expectations of investors for any given fiscal period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL CONFLICTS OF INTEREST IN THE DISTRIBUTIONS

    Aztec is currently a wholly-owned subsidiary of U.S. Office Products. On or before the Distribution Date, Aztec, U.S. Office Products, and the other Spin-Off Companies will enter into the Distribution Agreement, Tax Allocation Agreement, and Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement. See "The Spin-Offs from U.S. Office Products." These agreements are expected to provide, among other things, for U.S. Office Products and Aztec to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Technology Distribution.

    Certain indemnification obligations of Aztec and the other Spin-Off Companies to U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off Companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, Aztec may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to such other Spin-Off Company. In addition, the agreements will allocate certain liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the specific businesses to be conducted by the Spin-Off Companies and post-Distribution U.S. Office Products among U.S. Office Products and each of the Spin-Off Companies. Adverse developments involving U.S. Office Products or the other Spin-Off Companies, or material disputes with U.S. Office Products following the Technology Distribution, could have a material adverse effect on Aztec.

    The terms of the agreements that will govern the relationships among Aztec, U.S. Office Products and the other Spin-Off Companies will be established by U.S. Office Products in consultation with management of Aztec and the other Spin-Off Companies prior to the Distributions and while Aztec and the other Spin-Off Companies are wholly-owned subsidiaries of U.S. Office Products. The terms of these agreements, including the allocation of general corporate and securities liabilities among U.S. Office Products, Aztec, and the other Spin-Off Companies, may not be the same as they would be if the agreements were the result of arms'-length negotiations. In addition, the agreements must contain certain terms specified in U.S. Office Products' agreement with CD&R relating to the Equity Investment and must otherwise be reasonably acceptable to CD&R. CD&R will not be a stockholder in any of the Spin-Off Companies and its interests may be adverse to those of the Spin-Off Companies. See "The Spin-Offs from U.S. Office Products." Accordingly, there can be no assurance that the terms and conditions of the agreements will not be more or less favorable to Aztec than those that might have been obtained from unaffiliated third parties.

    On the Distribution Date, Jonathan J. Ledecky, Chairman of the U.S. Office Products Board of Directors (the "U.S. Office Products Board"), will receive options for shares of each of the Spin-Off Companies exercisable for up to 7.5% of the common stock of each Spin-Off Company. See "Management--Ledecky Services Agreement." As a result, Mr. Ledecky has interests in the Distributions that differ in certain respects from, and may conflict with, the interests of other stockholders of U.S. Office Products and Aztec.

TAX MATTERS

    Wilmer, Cutler & Pickering expects to deliver an opinion (the "Tax Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes the Distributions, (including the Technology Distribution) will qualify as tax-free spin-offs under Section 355 of the Internal Revenue Code of 1986, as amended, (the "Code"), and will not be taxable under Section 355(e) of the Code. U.S. Office Products will not complete the Technology Distribution unless it receives the Tax Opinion. The Tax Opinion will be based on certain assumptions and the accuracy as of the time of the Distributions of factual representations made by U.S. Office Products, the Spin-Off Companies and CD&R, and certain other information, data, documentation and other materials as Wilmer, Cutler & Pickering has deemed necessary. See "Technology Distribution--U.S. Federal Income Tax Consequences of the Technology Distribution."

    The Tax Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the opinion is not binding upon either the Internal Revenue Service (the "IRS") or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Technology Distribution. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion.

    If the Technology Distribution fails to qualify under Section 355 as a tax-free spin-off, each holder of U.S. Office Products Common Stock on the Record Date will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Aztec Common Stock distributed to such holder of U.S. Office Products Common Stock including fractional shares. In addition, U.S. Office Products will recognize gain equal to the difference between the fair market value of the Aztec Common Stock on the Distribution Date and U.S. Office Products' adjusted tax basis in the Aztec Common Stock on the Distribution Date. If U.S. Office Products were to recognize gain on the Technology Distribution, such gain would likely be substantial.

    If the Technology Distribution is taxable under Section 355(e), but otherwise satisfies the requirements for a tax-free spin-off, U.S. Office Products will recognize gain equal to the difference between the fair market value of the Aztec Common Stock on the Distribution Date and U.S. Office Products' adjusted tax basis in the Aztec Common Stock on the Distribution Date. If U.S. Office Products were to recognize gain on the Technology Distribution, such gain would likely be substantial. However, no gain or loss will be recognized by holders of U.S. Office Products Common Stock (except with respect to cash received in lieu of fractional shares).

ABSENCE OF PUBLIC MARKET

    Prior to the Technology Distribution and the Offering there will be no public market for the Company Common Stock. The initial public offering price of the Aztec Common Stock in the Offering will be determined through negotiations among the Company and the underwriters of the Offering and may not be indicative of the market price for the Aztec Common Stock after the Offering and the Technology Distribution. The trading price of the Aztec Common Stock also could be subject to wide fluctuations in response to variations in the Aztec's quarterly operating results, changes in earnings estimates by analysts, conditions in the Aztec's businesses, general market or economic conditions or other factors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price of the Aztec Common Stock. See "--Potential Volatility of Stock Price, Risks Associated With Shares Eligible for Immediate Sale."

RAPID TECHNOLOGICAL CHANGE

    As with all IT solutions companies, Aztec's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in IT, evolving industry standards, and changing client preferences. There can be no assurance that Aztec will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, Aztec will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render Aztec's services uncompetitive or obsolete. Aztec's failure to address these developments could have a material adverse effect on Aztec's operating results and financial condition.

COMPETITION

    The IT solutions market includes a large number of participants, is subject to rapid changes, and is highly competitive. The Company competes with, and faces potential competition for client assignments and experienced personnel from, a number of companies that have significantly greater financial, technical and marketing resources, generate greater revenues, and have greater name recognition than does the Company. The Company believes that the principal competitive factors in the segment of the industry in which the Company competes include scope of services, service delivery approach, technical and industry expertise, perceived value, objectivity and results orientation. The Company believes that its ability to compete also depends in part on a number of competitive factors outside of its control, including the ability of its competitors to hire, retain and motivate senior managers, the price at which others offer comparable services and the extent of its competitors' responsiveness to customer needs. There can be no assurance that the Company will be able to compete successfully with its competitors in the future. See "Business--Competition."

POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS


    In connection with the Distributions, Aztec will enter into the Tax Allocation Agreement with U.S. Office Products and the other Spin-Off Companies, which will provide that Aztec and the other Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the Distributions ("Distribution Taxes") if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Aztec will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to indemnify U.S. Office Products under the Tax Allocation Agreement. As a consequence, Aztec will be liable for any Distribution Taxes resulting from any Adverse Tax Act by Aztec and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of the Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, Aztec could become liable for a pro rata portion for Distribution Taxes with respect to not only the Technology Distribution but any of the other Distributions. See "The Spin-Offs from U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement" and "The Technology Distribution--U.S. Federal Income Tax Consequences of the Technology Distribution" for a detailed discussion of the Tax Allocation Agreement, the Tax Indemnification Agreement and U.S. federal income tax consequences of the Technology Distribution.



RISKS RELATED TO ALLOCATION FOR CERTAIN LIABILITIES



    Under the Distribution Agreement, Aztec will be liable for (i) any liabilities arising out of or in connection with the business conducted by it or its subsidiaries, (ii) its liabilities under the Employee Benefits Agreement, Tax Allocation Agreement and related agreements described under "The Spin-Offs From U.S. Office Products", (iii) the U.S. Office Products debt that has been allocated to the Company (see "The Spin-Offs From U.S. Office Products--Distribution Agreement--Debt"), (iv) liabilities under the securities laws relating to the Prospectus related to the Offering and portions of this Information Statement/Prospectus, as well as other securities law liabilities related to the Aztec business that arise from information supplied to U.S. Office Products (or that should have been supplied, but was not) by Aztec, (v) U.S. Office Products' liabilities for earn-outs from acquisitions in respect of Aztec and its subsidiaries, (vi) Aztec's costs and expenses related to the Offering and its bank credit facility, and (vii) $1.0 million of the transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with its Strategic Restructuring Plan. Each of the other

Spin-Off Companies will be similarly obligated to U.S. Office Products. Aztec and the other Spin-Off Companies have also agreed to bear a pro rata portion of
(i) U.S. Office Products' liabilities under the securities laws (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products) and (ii) U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (i.e., liabilities not related to the conduct of a particular distributed or retained subsidiary's business) (the "Shared Liabilities"). If one of the other Spin-Off Companies defaults on an obligation owed to U.S. Office Products, the other non-defaulting Spin-Off Companies will be obligated on a pro rata basis to pay such obligation ("Default Liability"). As a result of the Shared Liabilities and Default Liability, Aztec could be obligated to U.S. Office Products in respect of obligations and liabilities not related to its business or operations and over which neither it nor its management has or has had any control or responsibility. The aggregate of the Shared Liabilities and Default Liability for which any Spin-Off Company may be liable is, however, limited to $1.75 million. See "--Potential Liability for Taxes Related to the Distributions" and "The Spin-Offs From U.S. Office Products." The Company's pro rata share of Shared Liabilities and Default Liability is described in the Section captioned "The Spin-Offs from U.S. Office Products--The Distribution Agreement--Liabilities."


POSSIBLE LIMITATIONS ON ISSUANCES OF COMMON STOCK


    Section 355(e) of the Code, which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired by one or more persons acting pursuant to a plan or series of related transactions that include the spin-off. Stock acquired by certain related persons is aggregated in determining whether the 50% test is met. There is a presumption that any acquisition occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and such acquisition are not part of a plan or series of related transactions. As a result of the provisions of Section 355(e), there can be no assurance that issuances of stock by Aztec, including issuances in connection with an acquisition of another business by Aztec, will not create a tax liability for U.S. Office Products.


    Aztec has entered into a Tax Allocation Agreement and a Tax Indemnification Agreement pursuant to which Aztec will be liable to U.S. Office Products and the other Spin-Off Companies if its actions or omissions materially contribute to a final determination that the Technology Distribution is taxable. See "The Spin-Offs from U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement."


    This limitation could adversely affect the pace of Aztec's acquisitions and its ability to issue Aztec Common Stock for other purposes, including equity offerings.


MATERIAL AMOUNT OF GOODWILL

    Approximately $63.9 million, or 47.5% of Aztec's pro forma total assets as of January 24, 1998 represents goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method of accounting. Aztec currently amortizes goodwill on a straight line method over a period ranging from 25-40 years with the amount amortized in a particular period constituting a non-cash expense that reduces Aztec's net income. Amortization of goodwill resulting from certain past acquisitions, and additional goodwill recorded in certain future acquisitions, may not be deductible for tax purposes. In addition, Aztec will be required to periodically evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from the operations of the acquired companies and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, Aztec would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from the amortization or write down of goodwill could have a material and adverse impact upon the market price of Aztec Common Stock.

INABILITY TO USE POOLING-OF-INTERESTS ACCOUNTING

    Generally accepted accounting principles require that an entity be autonomous for a period of two years before it is eligible to complete business combinations accounted for under the pooling-of-interests method. As a result of Aztec being a wholly-owned subsidiary of U.S. Office Products prior to the Technology Distribution, Aztec will be unable to satisfy this criterion for a period of two years following the Technology Distribution. Therefore, Aztec will be precluded from completing business combinations accounted for under the pooling-of-interests method for a period of two years and any business combinations completed by Aztec during such period will be accounted for under the purchase method resulting in the recording of goodwill. The amortization of the goodwill will reduce income reported by Aztec below that which would have been reported if the pooling-of-interests method had been used by Aztec.

CONSIDERATION FOR OPERATING COMPANIES EXCEEDS ASSET VALUE

    To date, the purchase prices of Aztec's acquisitions have not been established by independent appraisals, but generally have been determined through arm's-length negotiations between Aztec's management and representatives of such acquired companies. The consideration paid for each such company has been and will continue to be based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of acquired companies determined solely by appraisals of the acquired assets typically would have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Aztec does not expect to value future acquisitions on the basis of asset appraisals. Therefore, this risk will apply to future acquisitions as well.


EFFECT OF ANTI-TAKEOVER PROVISIONS



    The Aztec Board has the authority to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by Aztec stockholders. The rights of the holders of Aztec Common Stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. While Aztec has no present intention to issue shares of preferred stock, such issuance, while providing desired flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Aztec and entrenching current management. In addition, such preferred stock may have other rights, including economic rights senior to those of the Aztec Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Aztec Common Stock.



    A number of provisions of Aztec's Certificate of Incorporation and By-Laws and the Delaware General Corporation Law and regulations relating to matters of corporate governance, certain rights of directors and the issuance of preferred stock without stockholder approval, may be deemed to have and may have the effect of making more difficult, and thereby discourage, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than Aztec's principal stockholders consider such a transaction to be in their best interest.



    In addition, the Aztec Board of Directors is evaluating the adoption of a shareholder rights plan (a "Rights Plan") pursuant to which stockholders would receive the right to acquire a fractional share of preferred stock upon certain events, including the acquisition of more than 15% of the shares of outstanding Aztec Common Stock, or the commencement of a tender offer for the purchase of more than 15% of the outstanding Aztec Common Stock. The effect of such a Rights Plan would be to defer takeover attempts for Aztec that were not approved in advance by the Aztec Board of Directors.

INTELLECTUAL PROPERTY RIGHTS

    The success of certain operating companies within Aztec is dependent in part on certain methodologies these companies use in designing, installing, and integrating computer software and systems and other proprietary intellectual property rights. These operating companies rely on a combination of nondisclosure and other contractual arrangements and trade secret, copyright, and trademark laws to protect their proprietary rights and the proprietary rights of third parties, enter into confidentiality agreements with their key employees, and limit distribution of proprietary information. There can be no assurance that the steps taken by these operating companies in this regard will be adequate to deter misappropriation of proprietary information or that these operating companies will be able to detect unauthorized use and take appropriate steps to enforce their intellectual property rights.

    Although Aztec believes that its services do not infringe the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, Aztec is subject to the risk of claims alleging infringement of third-party intellectual property rights. Any such claims could require Aztec to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of an asserted infringement claim.

NO DIVIDENDS


    The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Aztec's ability to pay dividends will be restricted by the Proposed Credit Facility. See "Dividend Policy."


RISK OF LOSS FROM POSSIBLE FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE

    Several of Aztec's operating companies are using billing or other software that is not Year 2000 compliant. Aztec has not quantified the costs of addressing its Year 2000 issues, but it believes that the necessary adaptations of these systems can be completed in the next 18 months, and that the costs of achieving compliance will not be material. If Aztec is unable to make the necessary adaptations on a timely basis, or if the costs are greater than expected, the consequences of untimely resolution or the costs of complying could have an adverse impact on Aztec's business or operations.

                          THE TECHNOLOGY DISTRIBUTION

GENERAL


    Each holder of shares of U.S. Office Products Common Stock of record as of the close of business on June 9, 1998 (the "Record Date"), will receive one share of Aztec Common Stock for every five shares of U.S. Office Products Common Stock held on the Record Date. The Aztec Common Stock will be distributed on behalf of U.S. Office Products by American Stock Transfer & Trust Company as the Distribution Agent. No certificates or scrip representing fractional shares of Aztec Common Stock will be issued. Following the announcement of the proration results of the Tender Offer, fractional share interests will be aggregated and sold by the Distribution Agent at such time as it shall determine in open-market transactions effected through broker-dealers selected by it. The cash proceeds will be distributed to those stockholders entitled to a fractional interest with the distribution of payment for the tendered shares or as soon as practical thereafter. Certificates representing shares of Aztec Common Stock are expected to be distributed on June 15, 1998.



    Aztec is a newly formed subsidiary of U.S. Office Products that will, as of the Distribution Date, hold substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, U.S. Office Products' Technology Solutions division. See "The Spin-Offs From U.S. Office Products--The Distribution Agreement." Aztec will include the businesses of the following wholly-owned subsidiaries of U.S. Office Products:
Aztec International; Bay State; Compel; Digital Network Associates; Entra; Fortran; Mahon; Office Equipment Service; Professional Computer Solutions; and Professional Network Services. Immediately prior to the Technology Distribution, U.S. Office Products will hold all the issued and outstanding shares of Aztec Common Stock. Approximately 22,140,000 shares of Aztec Common Stock will be distributed to U.S. Office Products stockholders in the Technology Distribution. This amount is equal to (a) approximately 110,700,000 shares of U.S. Office Products Common Stock expected to be outstanding at the date of the Technology Distribution, which is equal to (i) approximately 133,800,000 shares of U.S. Office Products Common Stock outstanding on April 25, 1998, plus (ii) approximately 8,900,000 shares of U.S. Office Products Common Stock assumed to be issued on conversion of 2001 Notes plus (iii) approximately 5,000,000 shares of U.S. Office Products Common Stock assumed to be issued on exercise of stock options accepted in the Tender Offer, less (iv) 37,037,037 shares (including shares that may be issued on exercise of vested and unvested options for U.S. Office Products Common Stock) to be purchased in the Tender Offer, divided by
(b) the Distribution Ratio of one share of Aztec Common Stock distributed for every five shares of U.S. Office Products Common Stock. The number of shares to be distributed could be greater if additional shares of U.S. Office Products Common Stock are issued prior to the Technology Distribution pursuant to outstanding convertible debt securities or stock options of U.S. Office Products.


THE STRATEGIC RESTRUCTURING PLAN

    The Technology Distribution is part of the Strategic Restructuring Plan. The principal elements of the Strategic Restructuring Plan are:


    - Pursuant to the Tender Offer, U.S. Office Products is offering to purchase 37,037,037 shares of U.S. Office Products Common Stock (including shares that may be issued on exercise of vested and unvested options for U.S. Office Products Common Stock) at $27.00 per share (or, in the case of stock options, at $27.00 minus the exercise price of the options), and will incur additional indebtedness to pay a substantial portion of the purchase price for these shares.



    - Pursuant to the Distributions, U.S. Office Products will distribute the shares of the Spin-Off Companies to U.S. Office Products stockholders based on the shares of U.S. Office Products Common Stock outstanding after acceptance of shares in the Tender Offer. Each U.S. Office Products stockholder will receive such stockholder's pro rata share of the stock of each Spin-Off Company.

    - Following the Record Date, CD&R will make the Equity Investment in U.S. Office Products. CD&R will not acquire any interests in the Spin-Off Companies.

    Following completion of the Distributions, U.S. Office Products will retain its North American Office Products Group (including its office supply, office furniture, and office coffee and beverage services businesses), Mail Boxes Etc., its New Zealand and Australia operations, and its 49% interest in Dudley Stationery Limited (a U.K. contract stationer). U.S. Office Products' print management, technology solutions, educational supplies and corporate travel services businesses will be operated by the Spin-Off Companies.


    In conjunction with the Strategic Restructuring Plan, U.S. Office Products plans to undertake the following transactions:



    - Pursuant to the 2003 Note Tender, U.S. Office Products will purchase any or all of its 2003 Notes for a purchase price of 94.5% of the principal amount and accrued interest.



    - Pursuant to the 2001 Note Offer, U.S. Office Products will exchange any or all of its 2001 Notes for U.S. Office Products Common Stock at an exchange rate of 61.483 shares per $1,000 principal amount, which effectively reduces the conversion price on the 2001 Notes from $19.00 to $16.17 while the offer is open.



    - Pursuant to a commitment letter from a group of lenders, U.S. Office Products plans to enter into a new $1.225 billion senior credit facility.



    - U.S. Office Products plans to issue and sell at least $400.0 million in senior subordinated notes in a private placement.


REASONS FOR THE DISTRIBUTIONS

    The U.S. Office Products Board has approved the Strategic Restructuring Plan, including the Distributions. The U.S. Office Products Board determined that separation of the businesses of the Spin-Off Companies and the continuing business of U.S. Office Products as part of the Strategic Restructuring Plan would have advantages for the Spin-Off Companies and U.S. Office Products. The Distributions will allow U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and geographic territories. After the Distributions, U.S. Office Products will be focused on a narrower group of businesses that involve primarily the distribution of office products and business services. Each of the Spin-Off Companies will be focused primarily on its individual business.

    The Distributions will allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, provide stock of a public company that is in the same industry as the businesses being acquired. Before the Distributions, U.S. Office Products acquired companies in, for example, the technology solutions business using U.S. Office Products Common Stock. Sellers were thus required to accept stock in a business that included office products, corporate travel services, print management and educational supply businesses. Following the Technology Distribution, Aztec will be able to offer stock in its own business, which will be substantially the same as the businesses Aztec expects to acquire.

    The Distributions will enable the financial community to evaluate U.S. Office Products and the Spin-Off Companies as distinct businesses and compare them more easily to industry peers. U.S. Office Products believes that this will allow the financial community to better understand the businesses carried on by U.S. Office Products and the Spin-Off Companies and more accurately value those businesses.


    The Distributions will also allow U.S. Office Products and the Spin-Off Companies to offer their respective employees more focused incentive compensation packages. The incentive compensation packages (which are expected to consist primarily of stock options) will offer the officers and other key employees of each Spin-Off Company equity interests in a company whose performance is tied directly to the business for which they work. Aztec's ability to issue stock options (as well as other equity) will be subject to certain limitations in order to avoid triggering certain adverse federal income tax consequences. See "U.S. Federal Income Tax Consequences of the Technology Distribution."


    The Equity Investment is conditioned on completion of all of the Distributions (as well as completion of the Tender Offer). The U.S. Office Products Board of Directors recognized that U.S. Office Products was making a transition from an acquisition-oriented company to a business more focused on growth through improvement and expansion of existing operations. The U.S. Office Products Board concluded that the investment by CD&R in U.S. Office Products, and support of the management of U.S. Office Products by CD&R, Inc., would contribute to U.S. Office Products' development. CD&R, Inc. has substantial experience in providing companies in which its affiliates invest with financial and managerial advisory services aimed at building value and improving operational, marketing, and financial performance. CD&R, Inc. is also experienced in advising and assisting companies in managing high levels of debt.


OTHER ELEMENTS OF THE STRATEGIC RESTRUCTURING PLAN


    TENDER OFFER. Pursuant to the Tender Offer, U.S. Office Products is offering to repurchase 37,037,037 shares (including shares that may be issued on exercise of vested and unvested stock options) of U.S. Office Products Common Stock at a price of $27.00 per share (or, in the case of stock options, at $27.00 minus the exercise price of the options). Acceptance of and payment for shares of U.S. Office Products Common Stock under the Tender Offer will be subject to a number of conditions. These conditions include: (i) a minimum of 37,037,037 shares (including shares that may be issued on exercise of vested and unvested options for U.S. Office Products Common Stock) of U.S. Office Products Common Stock being validly tendered and not withdrawn; (ii) U.S. Office Products having obtained financing sufficient to fund the Tender Offer; (iii) all conditions to the completion of the Equity Investment having been satisfied or waived, except for completion of the Tender Offer and the Distributions; (iv) registration statements relating to the Distributions having become effective; and (v) all other conditions to the completion of the Distributions, including U.S. Office Products having received an opinion of Wilmer, Cutler & Pickering regarding the tax treatment of the Distributions, having been satisfied, except for completion of the Tender Offer.



    If all eligible shares of U.S. Office Products Common Stock are validly tendered by stockholders and option holders in the Tender Offer, the proration percentage (that is, the percentage of validly tendered shares of U.S. Office Products Common Stock that would be purchased in the Tender Offer) would be approximately 22.5%. This percentage assumes that all 2001 notes are exchanged for shares of U.S. Office Products Common Stock in the 2001 Note Offer, all such shares are tendered in the Tender Offer, and all 2003 Notes are tendered and accepted for purchase in the 2003 Note Tender.


    U.S. Office Products expects to finance the aggregate tender price through a combination of a new senior credit facility for $1.225 billion (the "USOP Credit Facility"), the net proceeds of the Equity Investment, and issuance of $400.0 million of senior subordinated debt securities in a private placement. U.S. Office Products anticipates that the foregoing borrowings will increase its outstanding debt by approximately $440.0 million. Approximately $362.0 million was outstanding under U.S. Office Products existing bank credit facility as of March 20, 1998. U.S. Office Products has entered into a commitment for the USOP Credit Facility.


    The Record Date for the Distributions will occur after acceptance of shares under the Tender Offer. Accordingly, U.S. Office Products stockholders who tender their shares of U.S. Office Products Common Stock in the Tender Offer will not receive the Distributions to the extent their U.S. Office Products shares are accepted in the Tender Offer. Because the Tender Offer is for only 37,037,037 shares of U.S. Office Products Common Stock (including shares that may be issued on exercise of vested and unvested options for U.S. Office Products Common Stock), only a portion of the shares tendered by any U.S. Office

Products stockholder is likely to be accepted. U.S. Office Products stockholders who tender their shares are therefore likely to receive the Distributions with respect to a portion of their shares of U.S. Office Products Common Stock.


    EQUITY INVESTMENT. Pursuant to the Investment Agreement dated as of January 12, 1998, as amended, between U.S. Office Products and CD&R (the "Investment Agreement"), U.S. Office Products will issue and sell U.S. Office Products Common Stock and rights to purchase U.S. Office Products Common Stock to CD&R for a purchase price of $270.0 million. As a result of the Equity Investment, CD&R will acquire (a) shares of U.S. Office Products Common Stock representing 24.9% of the outstanding shares of U.S. Office Products Common Stock after giving effect to the issuance of such shares; (b) rights ("Special Warrants") to receive for nominal consideration additional shares of U.S. Office Products Common Stock equal to 24.9% (after giving effect to issuance of such additional shares upon exercise of the Special Warrants) of the additional shares that are issuable upon the conversion of certain outstanding convertible debentures of U.S. Office Products and of shares of U.S. Office Products Common Stock that are actually issued pursuant to certain contingent rights under existing acquisition agreements; and (c) warrants ("Common Stock Warrants") representing the right to purchase one share of U.S. Office Products Common Stock for each share of U.S. Office Products Common Stock purchased by CD&R at the date of the closing under the Investment Agreement (the "Closing Date") and for each share of U.S. Office Products Common Stock into which the Special Warrants become exercisable. The Special Warrants are exercisable from and after the Closing Date until the 12th anniversary thereof, subject to certain limitations, and the Common Stock Warrants are exercisable from and after the second anniversary of the Closing Date until such 12th anniversary. The aggregate exercise price of the Common Stock Warrants is $405.0 million.



    CD&R has contracted to purchase a 24.9% equity interest in U.S. Office Products, including the shares issued to CD&R (the "Initial CD&R Acquisition"). CD&R's percentage ownership of U.S. Office Products will not increase or decrease depending on the actual number of shares of U.S. Office Products Common Stock outstanding on the closing date of the Initial CD&R Acquisition. The Special Warrants will be issued to allow CD&R to maintain its 24.9% ownership interest if (i) any 2001 Notes that remain outstanding after the 2001 Note Offer were converted into U.S. Office Products Common Stock at the conversion price in effect after adjusting for the Tender Offer and the Distributions, or (ii) additional shares are issued under certain contracts for acquisitions completed by U.S. Office Products.



    Assuming (i) exercise of all currently exercisable outstanding options, and
(ii) no 2003 Notes were purchased under the 2003 Tender and all such 2003 Notes were converted in accordance with their existing terms, in each case without any adjustment for the Strategic Restructuring Plan, and (a) exercise of the Special Warrants in full, and (b) exercise of the Common Stock Warrants in full, CD&R could own approximately 34.7% of outstanding U.S. Office Products Common Stock on a fully-diluted basis. U.S. Office Products expects to make adjustments to the number and exercise price of outstanding options, and to the conversion price of any 2001 Notes and 2003 Notes remaining after the 2001 Note Offer and the 2003 Tender Offer, on account of the restructuring transactions, and these adjustments will result in a greater number of shares that may be issued upon exercise of the options and conversion of such notes. Although the amount of these adjustments will not be known until after the completion of the Strategic Restructuring Plan, the effect of these adjustments will be to reduce CD&R's fully-diluted ownership interest in U.S. Office Products from the amounts set forth above. If no currently exercisable outstanding options are exercised, exercise of the Special Warrants and Common Stock Warrants could give CD&R approximately 39.9% of outstanding U.S. Office Products Common Stock after implementation of the Strategic Restructuring Plan (assuming that all of the 2001 Notes are exchanged in the 2001 Note Offer and all of the 2003 Notes are tendered in the 2003 Note Tender).


    Because the Record Date for the Distributions will be immediately before the closing of the Equity Investment, CD&R will not receive any shares of the Spin-Off Companies in the Distributions.

    Prior to the closing of the Initial CD&R Acquisition, the Board of Directors of U.S. Office Products will consist of nine persons, including the chief executive officer, three designees of CD&R, three designees of the U.S. Office Products' Board and two persons who are satisfactory to both CD&R and the U.S. Office Products' Board. After the closing of the Initial CD&R Acquisition, the existing members of the U.S. Office Products Board will have the right to nominate six directors, which will include the chief executive officer. CD&R will have the right to nominate three directors. So long as CD&R has the right to nominate two or more directors, one of CD&R's nominees will serve as Chairman of the Board. CD&R can nominate one additional person to the U.S. Office Products' Board, if the directors of U.S. Office Products do not nominate its chief executive officer to the Board.


    In addition, three-fourths of the directors of U.S. Office Products must approve the following transactions: (i) the sale by U.S. Office Products of equity securities, other than (A) a specified amount made available under employee benefit plans, such as option plans, or (B) a specified amount issued to acquire companies or issued in public offerings; (ii) any merger, tender offer involving U.S. Office Products equity securities or sale, lease or disposition of all or substantially all of U.S. Office Products assets or other business combination involving U.S. Office Products, unless the consideration for such sale is all cash or is freely tradeable common stock of a public company with a specified level of market capitalization; (iii) any major recapitalization; (iv) certain amendments to stockholder rights plans; (v) any dissolution or partial liquidation of U.S. Office Products; or (vi) any modification to U.S. Office Products' organization documents or by-laws that is inconsistent with CD&R's rights under the Investment Agreement or any other agreements between U.S. Office Products and CD&R. The effect of this provision is so long as CD&R can nominate three directors, at least one of them must vote in favor of any of the above actions for it to be approved.


    The following Table summarizes the right of CD&R to nominate directors of U.S. Office Products and shows when the 75% super-majority voting requirement will apply:


PORTION OF SHARES OF U.S.                                      NUMBER OF DIRECTORS         RIGHT TO         75% BOARD
OFFICE PRODUCTS COMMON                                         CD&R IS ENTITLED TO         DESIGNATE        APPROVAL
STOCK RETAINED BY CD&R(1)(2)                              NOMINATE (OUT OF NINE)(3)(4)     CHAIRMAN      REQUIREMENT(2)
--------------------------------------------------------  -----------------------------  -------------  -----------------
66 2/3% to 100%.........................................                Three                    Yes              Yes
33 1/2% to 66 2/3%......................................                  Two                    Yes              Yes
Less than 33 2/3% (but CD&R holds at least 5% of the
  then outstanding U.S. Office Products voting stock....                  One                     No               No
Less than 5% of the then outstanding U.S. Office
  Products voting stock.................................                 None                     No               No


----------------------

(1) Includes shares CD&R can acquire by exercising the Special Warrants.

(2) All of CD&R's corporate governance rights will expire on the earlier of the fifth anniversary of the closing of the Initial CD&R Acquisition or if CD&R ever acquires more than 50% of the voting power represented by U.S. Office Products' then outstanding voting securities.

(3) CD&R can approve one additional nominee if the Chief Executive Officer of U.S. Office Products is not a member of the Board or is not a Board nominee.

(4) The size of the Board can be increased up to a total of 12 members, in which case the number of directors that CD&R has the right to nominate will increase proportionately.


    CD&R's obligation to consummate the Equity Investment is subject to the satisfaction or waiver of various conditions. These include, among others: (i) accuracy of U.S. Office Products' representations and warrants and compliance by U.S. Office Products with its obligations under the Investment Agreement; (ii) receipt of necessary antitrust and other regulatory clearance; (iii) absence of material litigation; (iv) U.S. Office Products stockholder approval of issuance of shares in the Equity Investment; (v) completion of the Distributions in accordance with Distribution Agreements containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by CD&R; (vi) execution and delivery of the Tax Allocation Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by CD&R; (vii) execution of documents relating to financing for the Tender Offer satisfactory in form and substance to CD&R; (viii) completion of the Tender Offer; (ix) execution of a consulting agreement with CD&R Inc. providing for payment of an annual fee of $500,000, and a registration rights agreement with CD&R; (x) absence of any development since October 25, 1997 that would have a material adverse effect on U.S. Office Products after giving effect to the Distributions; (xi) no person or group (other than CD&R or its affiliates) having entered into an agreement with U.S. Office Products with respect to a tender or exchange offer for any shares of U.S. Office Products Common Stock, or a merger, consolidation, or other business combination with or involving the Company; and (xii) U.S. Office Products' debt immediately following completion of the transactions contemplated by the Strategic Restructuring Plan shall not exceed $1.4 billion (assuming conversion of certain convertible debt) and the outstanding debt of the Spin-Off Companies shall be at least $130.0 million plus expenditures by such entities for acquisitions after the date of the Investment Agreement. See "The Spin-Offs from U.S. Office Products--Distribution Agreement"; and "--Tax Allocation Agreement." If U.S. Office Products does not proceed with the Distributions, or if the Equity Investment does not occur for certain other reasons, CD&R can terminate the Investment Agreement and CD&R would receive a termination fee of $25.0 million plus CD&R's reasonable fees and expenses. If the Equity Investment is completed, CD&R Inc. will receive a transaction fee of $15.0 million and reimbursement for expenses it incurs in connection with the transaction. For additional information concerning the Equity Investment, investors should refer to U.S. Office Products' proxy statement for its special meeting of stockholders to be held to consider the issuance of shares in Equity Investment. See "Additional Information."



    RELATED TRANSACTIONS. Jonathan J. Ledecky, the founder, Chairman of the Board and former Chief Executive Officer of U.S. Office Products, will resign as Chairman of the U.S. Office Products Board upon completion of the Distributions. In connection with the adoption of the Strategic Restructuring Plan, U.S. Office Products' Board of Directors and Mr. Ledecky concluded that it was important to the achievement of the objectives of the Strategic Restructuring Plan that the Spin-Off Companies obtain the benefit of Mr. Ledecky's skills and experience. Accordingly, U.S. Office Products entered into the Ledecky Services Agreement. It is expected that Aztec will enter into an employment agreement with Mr. Ledecky which will implement assigned portions of the Ledecky Services Agreement. The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions that will continue for four years after the Technology Distribution has been completed. U.S. Office Products is permitted to (and will) assign to Aztec the ability to enforce the non-competition provisions described above as to its own business, which will then constitute part of Mr. Ledecky's employment agreement with Aztec. Mr. Ledecky will receive options to purchase up to 7.5% of the outstanding shares of common stock of each Spin-Off Company as of the Distribution Date, without regard to the Offering. For additional information on the terms of the Ledecky Services Agreement and the options to be granted by Aztec to Mr. Ledecky, see "Management-- Ledecky Services Agreement" and "--1998 Stock Incentive Plan."



    Aztec has filed a Registration Statement with the Commission for the issuance of shares of Aztec Common Stock in the Offering that is expected to close prior to or concurrent with the Technology Distribution. As a result of certain U.S. federal income tax limitations under Section 355 of the Code on the number of shares that Aztec can issue in connection with the Technology Distribution without jeopardizing the tax-free treatment of the Technology Distribution, the amount of Aztec capital stock that will be issued in such a public offering will be limited by the factors discussed in "Risk Factors--Tax Matters," "Possible Limitations on Issuances of Common Stock," and "The Technology Distribution--U.S. Federal Income Tax Consequences of the Technology Distribution."

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TECHNOLOGY DISTRIBUTION

    Wilmer, Cutler & Pickering expects to deliver the Tax Opinion at the time of the Distributions on the material U.S. federal income tax consequences of the Technology Distribution to U.S. Office Products and holders of U.S. Office Products Common Stock on the Record Date. The Tax Opinion will be based on the Code, and regulations, rulings, and judicial decisions as of the date thereof, all of which may be repealed, revoked, or modified so as to result in U.S. federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect a holder of U.S. Office Products Common Stock. In addition, the authorities on which the Tax Opinion will be based are subject to various interpretations. It is therefore possible that the U.S. federal income tax treatment of the Technology Distribution and of the holding, and disposition of Aztec Common Stock may differ from the treatment described below.

    The Tax Opinion will apply only to holders of U.S. Office Products Common Stock who are U.S. persons and who hold U.S. Office Products Common Stock as a capital asset (generally, property held for investment) within the meaning of
Section 1221 of the Code. A U.S. person is the beneficial owner of U.S. Office Products Common Stock that is (i) for U.S. federal income tax purposes a citizen or resident of the United States (including certain former citizens and former long-term residents), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more U.S. persons have the authority to control all substantial decisions of the trust. The Tax Opinion will not address tax considerations applicable to a holder of U.S. Office Products Common Stock's particular circumstances or to a holder that may be subject to special tax rules (such as holders subject to the alternative minimum tax) or other special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding U.S. Office Products Common Stock as part of a hedging or conversion transaction or a straddle, persons whose "functional currency" is not the U.S. dollar, and certain U.S. expatriates.

    The Tax Opinion will not address all aspects of U.S. federal income taxation that may be relevant to holders of U.S. Office Products Common Stock in light of their particular circumstances, nor will it address any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction. Holders of U.S. Office Products Common Stock should consult their tax advisors about the particular U.S. federal income tax consequences to them of the Technology Distribution, or the holding and disposition of Aztec Common Stock, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

    EFFECT ON U.S. OFFICE PRODUCTS AND HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK. Subject to the foregoing, the Tax Opinion will state Wilmer, Cutler & Pickering's opinion that for U.S. federal income tax purposes the Distributions (including the Technology Distribution) will qualify as tax-free spin-offs under
Section 355 of the Code and will not be taxable under Section 355(e) of the Code. U.S. Office Products will not complete the Technology Distribution unless it receives the Tax Opinion. The Tax Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by U.S. Office Products, the Spin-Off Companies and CD&R and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary.

    The Tax Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the Tax Opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Technology Distribution.

    Assuming the Technology Distribution qualifies as a tax-free spin-off under
Section 355 and is not taxable under Section 355(e):

        1. No gain or loss will be recognized by holders of U.S. Office Products Common Stock as a result of their receipt of Aztec Common Stock in the Technology Distribution. Holders of U.S. Office Products Common Stock will recognize gain or loss on the receipt of cash in lieu of fractional shares (as discussed below).

        2. No gain or loss will be recognized by U.S. Office Products as a result of the Technology Distribution.

        3. A stockholder's tax basis in such stockholder's U.S. Office Products Common Stock immediately before the Technology Distribution will be allocated among U.S. Office Products Common Stock and Spin-Off Companies' common stock (including any fractional shares) received with respect to such U.S. Office Products Common Stock in proportion to their relative fair market values on the Distribution Date. Such allocation must be calculated separately for each block of U.S. Office Products Common Stock (shares purchased at the same time and at the same cost) with respect to which the Spin-Off Companies' common stock is received.

        4. The holding period of the Aztec Common Stock (including any fractional shares) received in the Technology Distribution will include the holding period of the U.S. Office Products Common Stock with respect to which it was distributed.

    Treasury regulations governing Section 355 require that each holder of U.S. Office Products Common Stock who receives shares of Aztec Common Stock pursuant to the Technology Distribution attach a statement to the U.S. federal income tax return that will be filed by such stockholder for the taxable year in which the stockholder receives Aztec Common Stock in the Technology Distribution. The regulations require that the statement show the applicability of Section 355 to the Technology Distribution. U.S. Office Products will provide each U.S. Office Products stockholder of record on the Record Date with information necessary to comply with this requirement.

    CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION. As noted above, the Tax Opinion is not binding on the IRS or the courts. Holders of U.S. Office Products Common Stock should be aware that the requirements of Section 355 pertaining to business purpose, active trade or business, and absence of a device for distribution of earnings and profits, as well as the requirements of
Section 355(e) pertaining to a plan or series of related transactions to acquire 50% or more by vote or value of a company, are highly dependent on factual interpretations, are to a significant extent subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Technology Distribution. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion.


    BUSINESS PURPOSE. In order for the Technology Distribution to qualify as a tax-free spin-off under Section 355, it must be motivated, in whole or substantial part, by one or more corporate business purposes. U.S. Office Products will represent that the Technology Distribution was motivated, in whole or substantial part, to allow U.S. Office Products and Aztec to adopt strategies and pursue objectives that are more appropriate to their respective industries and stages of growth; to allow Aztec to pursue an independent acquisition program with a more focused use of resources and, where stock is used as consideration, to allow Aztec to provide stock of a public company that is in the same industry as the business being acquired; to allow U.S. Office Products and Aztec to offer their respective employees more focused compensation packages; and to make possible the Equity Investment, which the Board of Directors of U.S. Office Products concluded would contribute to U.S. Office Products' development, based on the skills and experience of CD&R, Inc. Based on these representations and certain other information, data, documentation and other materials, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that the Technology Distribution satisfies the business purpose requirement of Section 355 of the Code. However, although similar rationales have been accepted by the IRS in other circumstances as sufficient to meet the business purpose requirement of Code Section 355, there can be no assurances that the IRS will not assert that the business purpose requirement is not satisfied.

    ACTIVE TRADE OR BUSINESS. In order for the Technology Distribution to qualify as a tax-free spin-off under Section 355, both Aztec and U.S. Office Products must be engaged in an active trade or business that has been actively conducted for the five-year period preceding the Technology Distribution, taking into account only businesses that have been acquired in transactions in which no gain or loss was recognized. Whether current and historical business activity constitutes an active trade or business, and whether any gain or loss should have been recognized in an acquisition structured and reported as a nontaxable transaction, turn in some instances on the application of subjective legal standards and on factual determinations, such as intentions of the parties involved. Based on the representations of U.S. Office Products and Aztec, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that the Technology Distribution will satisfy the active trade or business requirement. However, because of the inherently subjective nature of important elements of the active trade or business requirement, and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that the active trade or business requirement is not satisfied.

    ABSENCE OF A DEVICE FOR DISTRIBUTION OF EARNINGS AND PROFITS. The Technology Distribution will not qualify as a tax-free spin-off under Section 355 if the Technology Distribution was used principally as a device for the distribution of the earnings and profits of U.S. Office Products or Aztec. Treasury regulations provide that this test is applied based on all the facts and circumstances, including the presence or absence of factors described in the Regulations as "device factors" and "nondevice factors." Application of this test is uncertain in part because of its subjective nature. Based on the representations of U.S. Office Products and Aztec, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that the Technology Distribution is not a transaction used principally as a device for the distribution of earnings and profits of either U.S. Office Products or Aztec. However, because of the inherently subjective nature of the device test (including the subjectivity involved in assigning weight to various factors), and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that the Technology Distribution is a transaction used principally as a device for the distribution of earnings and profits of U.S. Office Products or Aztec.

    If the Technology Distribution fails to qualify as a tax-free spin-off under
Section 355:

        1. U.S. Office Products will recognize gain equal to the difference between the fair market value of the Aztec Common Stock on the Distribution Date and U.S. Office Products adjusted tax basis in the Aztec Common Stock on the Distribution Date. If U.S. Office Products were to recognize gain on the Technology Distribution, such gain would likely be substantial.

        2. Each holder of U.S. Office Products Common Stock will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Aztec Common Stock distributed to such stockholder, including fractional shares. The distribution would generally be treated as ordinary dividend income to a U.S. Office Products stockholder to the extent of such U.S. Office Products stockholder's pro rata share of U.S. Office Products' accumulated and current earnings and profits. To the extent the amount of the distribution exceeds such U.S. Office Products stockholder's pro rata share of U.S. Office Products' accumulated and current earnings and profits, such excess would be treated first as a basis-reducing, tax-free return of capital to the extent of the stockholder's tax basis in his or her U.S. Office Products Common Stock and then as capital gain. For corporate stockholders, the portion of the taxable distribution that constitutes a dividend would be eligible for the dividends-received deduction (subject to certain limitations in the Code) and could be subject to the Code's extraordinary dividend provisions which, if applicable, would require a reduction in a corporate stockholder's basis in its U.S. Office Products Common Stock to the extent of such deduction and the recognition of gain to the extent the deduction exceeds the corporate stockholder's tax basis in its U.S. Office Products Common Stock.

        3. Each U.S. Office Products stockholder's tax basis in the Aztec Common Stock would equal the fair market value on Distribution Date of the Aztec Common Stock (including fractional shares) distributed to such stockholder.

        4. The holding period of the Aztec Common Stock (including fractional shares) received in the Technology Distribution would begin with, and include, the day after the Distribution Date.

    Whether or not the Technology Distribution is taxable, cash received by a holder of U.S. Office Products Common Stock in lieu of a fractional share of Aztec Common Stock will be treated as received in exchange for such fractional share and the stockholder will recognize gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the stockholder's tax basis in the fractional share. Such gain or loss will be capital gain or loss to the stockholder.

    EFFECT OF POST DISTRIBUTION TRANSACTIONS. Section 355(e), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability of 50% or more, by vote or value, of the capital stock of either the company making the distribution or the subsidiary is acquired by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether this 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary occurring two years before or after the spin-off pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or series of related transactions. Based on the representations of U.S. Office Products, Aztec and CD&R, and the assumption that the Technology Distribution is not part of a plan that is outside the knowledge of U.S. Office Products and Aztec pursuant to which one or more persons will acquire directly or indirectly 50% or more by vote or value of the capital stock of U.S. Office Products or Aztec, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that the Technology Distribution will not be taxable under Section 355(e). However, there can be no assurance that the IRS will not assert that the Technology Distribution is taxable under Section 355(e).


    If the Technology Distribution is taxable under Section 355(e), U.S. Office Products will recognize gain equal to the difference between the fair market value of the Aztec Common Stock on the Distribution Date and U.S. Office Products' tax basis in the Aztec Common Stock on the Distribution Date. If U.S. Office Products were to recognize gain on the Technology Distribution, such gain would likely be substantial. However, no gain or loss will be recognized by holders of Aztec Common Stock (except with respect to cash received in lieu of fractional shares).


    LIABILITY FOR DISTRIBUTION TAXES. Under the Tax Allocation Agreement, Aztec and the other Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any of the Distributions is taxable. Aztec will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, Aztec will be primarily liable for any Distribution Taxes resulting from an Adverse Tax Act by Aztec and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. Additionally, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of any Distribution Taxes, based on the value of each company's common stock after the Distributions, if it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies. As a result, Aztec could become liable for a pro rata portion of any Distribution Taxes with respect not only to the Technology Distribution, but also to any of the other Distributions. See "The Spin Offs from U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement" for a detailed discussion of the Tax Allocation Agreement.

    WILMER, CUTLER & PICKERING'S OPINION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK DOES NOT PURPORT TO COVER ALL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MIGHT APPLY TO EVERY HOLDER OF U.S. OFFICE PRODUCTS COMMON STOCK. ALL HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE TECHNOLOGY DISTRIBUTION TO THEM.


REPLACEMENT OF OUTSTANDING U.S. OFFICE PRODUCTS OPTIONS


    Aztec expects that all or substantially all vested and unvested options to acquire the U.S. Office Products common stock that are held by Aztec employees ("U.S. Office Products Options") on the Distribution Date will be replaced with options to acquire shares of Aztec Common Stock ("Aztec Options"). As of the Distribution Date, approximately 803,688 U.S. Office Products Options will be held by employees of Aztec. The number of Aztec Options that will be outstanding after the Distributions will depend on the trading price of U.S. Office Products common stock around the time of the Distributions and the public offering price of the Aztec Common Stock in the Offering. For those reasons, the number of Aztec Options into which the U.S. Office Products options will convert is not yet determinable. The formulas will not affect when the options vest or when employees can exercise the options. The following formulas will be used to adjust the number and exercise price of U.S. Office Products Options. Such formulas will adjust solely for the Distributions and not for other events, such as the Tender Offer. The exercise price of U.S. Office Products Options will be adjusted by applying the following formula:


Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price of
                                              Common Stock in the Offering
                                              Trading Price of U.S. Office
                                              Products Common Stock
                                              Pre-Technology Distribution


The number of U.S. Office Products Options will be adjusted by applying the following formula:


Option Shares (New)=Option Shares (Old) X Trading Price of U.S. Office Products
                                          Common Stock Pre-Technology
                                          Distribution
                                          Initial Public Offering Price of
                                          Common Stock in the Offering


For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Technology Distribution" will be the average closing price of U.S. Office Products common stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The foregoing formula adjustments are intended to preserve for the holder of U.S. Office Products Options the intrinsic value perception, measured as the difference between the market value of one share of U.S. Office Products Common Stock at the time of the Technology Distribution and the exercise price of such option. The intrinsic value of the Aztec Options will be no greater than the intrinsic value of the U.S. Office Products Options immediately before the Distribution, and the ratio of exercise price to market price will be not less than the ratio immediately before the Distributions.



    It is anticipated that all other terms of the Aztec Options will be the same as the terms of the U.S. Office Products Options they replace. As a result of the adjustments described above, options held by Aztec employees after the Technology Distribution would represent a greater percentage interest in Aztec than the percentage interest in U.S. Office Products represented by such options before the Distributions.


RESTRICTIONS ON TRANSFER

    Shares of Aztec Common Stock distributed to U.S. Office Products stockholders pursuant to the Technology Distribution will be freely transferable under the Securities Act, except for shares received by any persons who may be deemed to be "affiliates" of Aztec as that term is defined in Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of Aztec after the Technology Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Aztec and may include certain officers and directors of Aztec as well as principal stockholders of Aztec. Persons who are affiliates of Aztec will be permitted to sell their shares of

Aztec Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions provided for private transactions or Rule 144 under the Securities Act.

EXPENSES OF THE DISTRIBUTIONS

    U.S. Office Products estimates that legal, financial advisory, investment banking, financing, accounting, printing, mailing, and other expenses (including the fees of U.S. Office Products' and the Spin-Off Companies' transfer agents) of the Strategic Restructuring Plan (including CD&R's fees and expenses), including the Distributions, will total approximately $75.0 million. Upon request, U.S. Office Products will pay the reasonable expenses of brokerage firms, custodians, nominees, and fiduciaries who are record holders of U.S. Office Products shares for forwarding this Information Statement/Prospectus to the beneficial owners of such shares. The foregoing expenses will be allocated among U.S. Office Products and the Spin-Off Companies pursuant to a formula to be determined. See "The Spin-Offs from U.S. Office Products--Distribution Agreement."

                    THE SPIN-OFFS FROM U.S. OFFICE PRODUCTS

    Following the Technology Distribution, U.S. Office Products and Aztec will operate independently (except for interests U.S. Office Products may retain pursuant to certain pledge agreements), and neither will have any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships between and among U.S. Office Products, Aztec and the other Spin-Off Companies after the Distributions, and to provide mechanisms for an orderly transition, on or before the Distribution Date, U.S. Office Products, Aztec and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement, and the Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement. The terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement, and Employee Benefits Agreement have not yet been finally determined. Those terms will be agreed to while Aztec is a wholly-owned subsidiary of U.S. Office Products. In addition, the Investment Agreement specifies certain terms of these agreements and provides that they are subject to CD&R's reasonable approval. Therefore, they will not be the result of arm's-length negotiations between independent parties.

    Although the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement have not been finally determined, Aztec currently expects that the terms will include those described below. There can be no assurance that the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement, and Employee Benefits Agreement will not be less favorable to the stockholders of Aztec than the terms set out below.

DISTRIBUTION AGREEMENT


    TRANSFER OF SUBSIDIARIES AND ASSETS. The Distribution Agreement provides for the transfer from U.S. Office Products to Aztec of substantially all of the equity interests in the U.S. Office Products subsidiaries that are engaged in Aztec's business as well as the transfer in certain instances of other assets related to the business of Aztec. It also provides that the recovery on any claims that U.S. Office Products may have against the persons who sold businesses to U.S. Office Products that will become part of Aztec in connection with the Technology Distribution (the "Aztec Acquisition Indemnity Claims") will be allocated 100% to Aztec. In addition, to the extent that Aztec Acquisition Indemnity Claims are secured by the pledge of stock of U.S. Office Products and the Spin-Off Companies that are owned by persons who sold businesses to U.S. Office Products that will become part of Aztec (and no previous claims have been made against such shares), the pledged shares will be used, subject to final resolution of the claim, to reimburse U.S. Office Products and the applicable Spin-Off Company for their respective damages, expenses in accordance with the agreed upon allocation of recovery rights, which will be determined prior to the Technology Distribution.



    DEBT. The Distribution Agreement allocates a specified amount of U.S. Office Products' debt outstanding under its credit facilities to each Spin-Off Company and requires each Spin-Off Company, on or prior to the Distributions, to obtain credit facilities to borrow funds under such facilities and to use the proceeds of such borrowings to pay off the U.S. Office Products after January 12, 1998 (the date of the Investment Agreement) in connection with the acquisition of any entity that has become or will become a subsidiary of such Spin-Off Company. Under the Distribution Agreement, U.S. Office Products has allocated $5.0 million of debt to Aztec. Aztec will borrow $4.3 million under an existing working capital credit facility to pay off debt to U.S. Office Products.



    LIABILITIES. Under the Distribution Agreement, Aztec will be responsible for (i) any liabilities arising out of or in connection with the businesses conducted by Aztec and/or its subsidiaries, (ii) its liabilities under the Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement and related agreements, (iii) the U.S. Office Products' debt that has been allocated to Aztec as described above, (iv) liabilities under the securities laws relating to the Prospectus related to the Offering and portions of this Information Statement/Prospectus, as well as other securities law liabilities related to the Aztec business that arise from information supplied to U.S. Office Products (or that should have been supplied but was not) by Aztec, (v) liabilities of U.S. Office Products for earn-outs from acquisitions in respect of Aztec or its subsidiaries, (vi) Aztec's costs and expenses related to the Offering and its bank credit facility, and (vii) $1.0 million of the transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with the Strategic Restructuring Plan. Each of the Spin-Off Companies will be similarly obligated to U.S. Office Products. Aztec and the other Spin-Off Companies have also agreed to bear a pro rata share of (i) any liabilities of U.S. Office Products under the securities laws (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products), and
(ii) U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (I.E., liabilities not related to the conduct of a particular distributed or retained subsidiary's business). If one of the Spin-Off Companies defaults on an obligation owed to U.S. Office Products, the other non-defaulting Spin-Off Companies will be obligated on a pro rata basis to pay such obligation.



    The Spin-Off Companies' pro rata share of Shared Liabilities will be, based upon the fiscal year ended April 25, 1998, the average of (a) their revenues relative to those of U.S. Office Products and (b) their operating income relative to that of U.S. Office Products. The residual will be U.S. Office Products' pro rata share. Based upon financial data for the nine-month period ended January 24, 1998, the Company's pro rata share of Shared Liabilities would have been 8.2%, the other Spin-Off Companies' pro rata share would have aggregated 26.2% and U.S. Office Products' pro rata share would have been 65.6%. As to any Default Liability, each non-defaulting company's pro rata share will be increased to include a portion of the defaulting company's pro rata share. The aggregate of the Shared Liabilities and Default Liability for which any Spin-Off Company may be liable is, however, limited to $1.75 million.



    The Distribution Agreement provides that each party will indemnify and hold all of the other parties harmless from any and all liabilities for which the former assumed liability under the Distribution Agreement. All indemnity payments will be subject to adjustment upward or downward to take account of tax costs or tax benefits as well as insurance proceeds. If there are any claims made under U.S. Office Products' existing insurance policies, the amount of any deductible or retention will be allocated by U.S. Office Products among the claimants in a fair and reasonable manner.



    OTHER PROVISIONS. The Distribution Agreement will have other customary provisions including provisions relating to mutual release, access to information, witness services, confidentiality and alternative dispute resolution.


TAX ALLOCATION AGREEMENT AND TAX INDEMNIFICATION AGREEMENT

    The Tax Allocation Agreement will provide that each Spin-Off Company will be responsible for its respective share of U.S. Office Products' consolidated tax liability for the years that each such corporation was included in U.S. Office Products' consolidated U.S. federal income tax return. The Tax Allocation Agreement also will provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions.

    The Tax Allocation Agreement will further provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Aztec will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, Aztec will be liable for any Distribution Taxes resulting from any Adverse Tax Act by Aztec and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, each of U.S. Office Products and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, Aztec could become liable for a pro rata portion of any Distribution Taxes with respect to not only the Technology Distribution but also any other Distribution.

EMPLOYEE BENEFITS AGREEMENT


    In connection with the Distributions, U.S. Office Products expects to enter into the Employee Benefits Agreement with Aztec and the other Spin-Off Companies to provide for an orderly transition of benefits coverage between U.S. Office Products and the Spin-Off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while U.S. Office Products and its post-Distribution subsidiaries will retain or assume responsibility for their current and previous employees. The proposed Employee Benefits Agreement reflects U.S. Office Products' expectation that each of the Spin-Off Companies will establish 401(k) plans for their respective employees effective as of, or shortly after, the Distribution Date, and that U.S. Office Products will transfer 401(k) accounts to those plans as soon as practicable. The proposed agreement also provides for spinning off of portions of the U.S. Office Products' cafeteria plan that relate to employees of the Spin-Off Companies (and their subsidiaries) and having those spun-off plans assume responsibilities for claims submitted on or after the Distribution Date.


                                DIVIDEND POLICY

    Aztec does not anticipate declaring and paying cash dividends on Aztec Common Stock in the foreseeable future. The decision whether to apply any legally available funds to the payment of dividends on Aztec Common Stock will be made by the Aztec Board of Directors from time to time in the exercise of its business judgment, taking into account Aztec's financial condition, results of operations, existing and proposed commitments for use of Aztec's funds and other relevant factors. Aztec's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements.

                                 CAPITALIZATION


    The following table sets forth the capitalization of Aztec as of January 24, 1998 (i) on an actual basis, (ii) on a pro forma basis to reflect the Technology Distribution and the allocation of $5.0 million of debt by U.S. Office Products as described in "The Spin-Offs From U.S. Office Products," and (iii) on a pro forma, as adjusted basis to give effect to the Offering at an assumed initial public offering price of $13.00 per share after deduction of estimated offering expenses and underwriting discounts and commissions and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Position and Results of Operations," the historical consolidated financial statements and the pro forma combined financial statements of Aztec, and the related notes to each thereof, included elsewhere in this Information Statement/Prospectus.



                                                                                       JANUARY 24, 1998
                                                                            ---------------------------------------
                                                                                                       PRO FORMA,
                                                                              ACTUAL     PRO FORMA   AS ADJUSTED(2)
                                                                            ----------  -----------  --------------
                                                                                        (In thousands)

Short-term debt...........................................................  $      304   $     304    $        304
                                                                            ----------  -----------  --------------
                                                                            ----------  -----------  --------------
Long-term debt............................................................  $      386   $   4,696    $        386
Long-term payable to U.S. Office Products.................................       9,957
Stockholder's equity:
    Preferred Stock, $0.001 par value.....................................
      1,000,000 shares authorized, no shares outstanding..................
    Common Stock, $0.001 par value, 150,000,000 shares authorized, no shares actual, 22,140,000 shares pro forma, 26,340,000 shares pro
      forma, as adjusted (1)..............................................                      22              26
    Additional paid-in capital............................................                  80,796         130,070
    Divisional equity.....................................................      80,818
    Retained earnings.....................................................       9,301       6,969           6,969
                                                                            ----------  -----------  --------------
      Total stockholder's equity..........................................      90,119      87,787         137,065
                                                                            ----------  -----------  --------------
        Total capitalization..............................................  $  100,462   $  92,483    $    137,451
                                                                            ----------  -----------  --------------
                                                                            ----------  -----------  --------------


------------------


(1) Excludes          shares of Common Stock reserved for issuance upon exercise of options. See "Management--Replacement of Outstanding U.S. Office Products Options" and "1998 Stock Incentive Plan."


(2) The net proceeds of the Offering are estimated to be $49.3 million ($56.9 million if the underwriters' overallotment option is exercised in full). The net proceeds will be used to repay $4.3 million of indebtedness to BankBoston, N.A., and for working capital and general corporate purposes, including future acquisitions.

                            SELECTED FINANCIAL DATA


    The historical Selected Financial Data for the fiscal years ended March 31, 1995 and 1996 and April 26, 1997 (except pro forma amounts) have been derived from Aztec's consolidated financial statements that have been audited and are included elsewhere in this Information Statement/Prospectus. The historical Selected Financial Data for the fiscal years ended March 31, 1993 and 1994 have been derived from unaudited consolidated financial statements are not included elsewhere in this Information Statement/Prospectus or incorporated herein by reference. The Selected Financial Data for the nine months ended January 25, 1997 and January 24, 1998 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Information Statement/Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.



    The pro forma financial data gives effect, as applicable, to the Technology Distribution and the purchase acquisitions completed by Aztec between May 1, 1996 and May 1, 1998 as if all such transactions had been consummated on May 1, 1996. In addition, the pro forma information is based on available information and certain assumptions and adjustments.


    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Information Statement/Prospectus.

                          SELECTED FINANCIAL DATA (1)
                     (In thousands, except per share data)

                                                                                FISCAL YEAR ENDED
                                                                                                        NINE MONTHS ENDED
                                                                                    APRIL 26,        ------------------------
                                                                               --------------------
                                          FISCAL YEAR ENDED MARCH 31,                        PRO
                                   ------------------------------------------               FORMA    JANUARY 25,  JANUARY 24,
                                     1993       1994       1995       1996       1997     1997 (2)      1997         1998
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues.........................  $  46,152  $  58,979  $  88,999  $ 114,055  $ 136,278  $ 228,912   $ 101,295    $ 142,512
Cost of revenues.................     34,121     43,630     65,858     84,113    102,129    169,150      76,049      107,895
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Gross profit.....................     12,031     15,349     23,141     29,942     34,149     59,762      25,246       34,617
Selling, general and
  administrative expenses........     10,139     11,218     14,942     20,510     21,525     39,134      15,637       22,951
Goodwill amortization expense....                                                             1,651                      414
Non-recurring acquisition
  costs..........................                                                  2,274      2,274       1,906
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Operating income.................      1,892      4,131      8,199      9,432     10,350     16,703       7,703       11,252
Interest expense.................        412        297        331        420        324        400         310          169
Interest income..................        (75)       (54)      (118)      (416)      (168)                  (169)        (167)
Other (income) expense...........        (77)       (75)      (111)      (964)       (53)      (579)        234          (14)
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income before provision for
  income taxes...................      1,632      3,963      8,097     10,392     10,247     16,882       7,328       11,264
Provision for income taxes (4)...        210        232        401        750      3,524      7,428       1,771        4,692
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income.......................  $   1,422  $   3,731  $   7,696  $   9,642  $   6,572  $   9,454   $   5,557    $   6,572
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Per share amounts:
  Basic..........................  $    0.16  $    0.42  $    0.84  $    0.71  $    0.37  $    0.43   $    0.32    $    0.29
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Diluted........................  $    0.16  $    0.42  $    0.84  $    0.71  $    0.36  $    0.43   $    0.32    $    0.28
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Weighted average shares
  outstanding:
  Basic..........................      8,852      8,852      9,112     13,509     18,005     22,140(5)     17,196     22,952
  Diluted........................      8,852      8,852      9,141     13,675     18,352     22,140(5)     17,565     23,437


                                                                                                   JANUARY 24, 1998
                                                                                          -----------------------------------
                                              MARCH 31,                                                            PRO FORMA
                                   -------------------------------  APRIL 30,  APRIL 26,              PRO FORMA   AS ADJUSTED
                                     1993       1994       1995       1996       1997      ACTUAL        (7)          (3)
                                   ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
BALANCE SHEET DATA:
Working capital.............................................  $   4,253   $   5,623   $  10,669   $   8,664    $  13,268   $  31,848
Total assets................................................     14,890      16,423      28,106      33,945       37,311     142,347
Long-term debt, less current portion........................        461         461       1,524         799          167         386
Long-term payable to U.S. Office Products...................                                                       4,786       9,957
Stockholder's equity........................................      5,382       6,745      11,062      10,497       11,626      90,119


                                       PRO          PRO       PRO FORMA
                                      FORMA        FORMA     AS ADJUSTED
                                   JANUARY 25,  JANUARY 24,  JANUARY 24,
                                    1997 (2)     1998 (2)      1998(3)
                                   -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues.........................   $ 172,518    $ 191,074    $ 191,074
Cost of revenues.................     127,875      141,631      141,631
                                   -----------  -----------  -----------
Gross profit.....................      44,643       49,443       49,443
Selling, general and
  administrative expenses........      28,876       31,235       31,235
Goodwill amortization expense....       1,239        1,239        1,239
Non-recurring acquisition
  costs..........................       1,906
                                   -----------  -----------  -----------
Operating income.................      12,622       16,969       16,969
Interest expense.................         300          300           41
Interest income..................
Other (income) expense...........        (232)        (252)        (252)
                                   -----------  -----------  -----------
Income before provision for
  income taxes...................      12,554       16,921       17,180
Provision for income taxes (4)...       5,524        7,445        7,559
                                   -----------  -----------  -----------
Net income.......................   $   7,030    $   9,476    $   9,621
                                   -----------  -----------  -----------
                                   -----------  -----------  -----------
Per share amounts:
  Basic..........................   $    0.32    $    0.43    $    0.43
                                   -----------  -----------  -----------
                                   -----------  -----------  -----------
  Diluted........................   $    0.32    $    0.43    $    0.43
                                   -----------  -----------  -----------
                                   -----------  -----------  -----------
Weighted average shares
  outstanding:
  Basic..........................      22,140(5)     22,140(5)     22,507(6)
  Diluted........................      22,140(4)     22,140(4)     22,507(6)

BALANCE SHEET DATA:
Working capital.............................................    $  23,869      $   68,837
Total assets................................................      134,368         179,336
Long-term debt, less current portion........................        4,696             386
Long-term payable to U.S. Office Products...................
Stockholder's equity........................................       87,787         137,065

BALANCE SHEET DATA:
Working capital.............................................
Total assets................................................
Long-term debt, less current portion........................
Long-term payable to U.S. Office Products...................
Stockholder's equity........................................


------------------
(1) The historical financial information of the Pooled Companies has been combined on a historical cost basis in accordance with GAAP to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the Purchased Companies is included from the dates of their respective acquisitions. The pro forma financial data reflect acquisitions completed by Aztec through May 1, 1998. See Note 4 of the Company's Notes to Consolidated Financial Statements for a description of the number and accounting treatment of the acquisitions by the Company.
(2) Gives effect to the Technology Distribution and the purchase acquisitions completed by Aztec since May1, 1996 as if all such transactions had been consummated on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.
(3) Adjusted to give effect to the sale by the Company of 4,200,000 shares of Common Stock in the Offering at the assumed initial public offering price and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds."

(4) Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.


(5) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 24, 1998 and January 25, 1997, see Note 2(i) of Notes to Pro Forma Combined Financial Statements included herein. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

(6) For calculation of the pro forma as adjusted weighted average shares outstanding for the nine months ended January 24, 1998, see Note 2(k) of Notes to Pro Forma Combined Financial Statements included herein.


(7) Gives effect to the Technology Distribution as if it had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had the Technology Distribution actually then occurred and should not be construed as representative of future financial position.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "expect," and similar expressions are intended to identify such forward-looking statements. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," and "Business," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

    Aztec was initially formed in October 1996 with the acquisition of Bay State by U.S. Office Products. Since that time, under the leadership of Aztec's current Chairman and Chief Executive Officer, James E. Claypoole, nine complementary regional IT solutions companies were acquired. These companies are: (i) Aztec International; (ii) Compel; (iii) Digital Network Associates;
(iv) Entra; (v) Fortran; (vi) Mahon; (vii) Office Equipment Service; (viii) Professional Computer Solutions; and (ix) Professional Network Services.

    Aztec generates revenues principally from (i) fees for services rendered to customers (including consulting and engineering services, systems and network implementation services, software development and implementation services, IT support and operational services, and telephony design and integration services) and (ii) sales of products to customers within these business sectors (including telephony systems and network and systems hardware and software).

    Aztec's consolidated financial statements give retroactive effect to the five business combinations accounted for under the pooling-of-interests method during the period from October 1996 through April 1997 (the "Pooled Companies") and include the results of five companies acquired during the nine months ended January 24, 1998 in business combinations accounted for under the purchase method (the "Purchased Companies") from their respective acquisition dates. Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results for years ending on March 31 and December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from March 31 and December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. In the following discussion, "fiscal 1995" and "fiscal 1996" refer to the Company's fiscal years ended March 31, 1995 and 1996, respectively.

    The following discussion should be read in conjunction with Aztec's consolidated financial statements and related notes thereto and pro forma financial statements and related notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the fiscal years ended March 31, 1995, 1996 and April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, as well as for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998 on a pro forma basis reflecting the Technology Distribution and the results of the Purchased Companies as if such transactions had occurred on May 1, 1996.

                                                FISCAL YEAR ENDED                               FOR THE NINE MONTHS ENDED
                             --------------------------------------------------------  -------------------------------------------
                                                                          PRO FORMA                                    PRO FORMA
                               MARCH 31,      MARCH 31,     APRIL 26,     APRIL 26,     JANUARY 25,    JANUARY 24,    JANUARY 25,
                                 1995           1996          1997          1997           1997           1998           1997
                             -------------  -------------  -----------  -------------  -------------  -------------  -------------
Revenues...................        100.0%         100.0%        100.0%        100.0%         100.0%         100.0%         100.0%
Cost of revenues...........         74.0           73.7          74.9          73.9           75.1           75.7           74.1
                                   -----          -----         -----         -----          -----          -----          -----
    Gross profit...........         26.0           26.3          25.1          26.1           24.9           24.3           25.9
Selling, general and
  administrative
  expenses.................         16.8           18.0          15.8          17.8           15.4           16.4           17.5
Non-recurring acquisition
  costs....................                                       1.7           1.0            1.9                           1.1
                                   -----          -----         -----         -----          -----          -----          -----
    Operating income.......          9.2            8.3           7.6           7.3            7.6            7.9            7.3
Interest (income) expense,
  net......................          0.2                          0.1           0.2            0.1                           0.2
Other income...............         (0.1)          (0.8)                       (0.3)           0.3                          (0.2)
                                   -----          -----         -----         -----          -----          -----          -----
Income before provision for
  income taxes.............          9.1            9.1           7.5           7.4            7.2            7.9            7.3
Provision for income
  taxes....................          0.5            0.6           2.6           3.3            1.7            3.3            3.2
                                   -----          -----         -----         -----          -----          -----          -----
Net income.................          8.6%           8.5%          4.9%          4.1%           5.5%           4.6%           4.1%
                                   -----          -----         -----         -----          -----          -----          -----
                                   -----          -----         -----         -----          -----          -----          -----


                               PRO FORMA
                              JANUARY 24,
                                 1998
                             -------------
Revenues...................        100.0%
Cost of revenues...........         74.1
                                   -----
    Gross profit...........         25.9
Selling, general and
  administrative
  expenses.................         17.0
Non-recurring acquisition
  costs....................
                                   -----
    Operating income.......          8.9
Interest (income) expense,
  net......................          0.2
Other income...............         (0.2)
                                   -----
Income before provision for
  income taxes.............          8.9
Provision for income
  taxes....................          3.9
                                   -----
Net income.................          5.0%
                                   -----
                                   -----

COMPARISON OF THE NINE MONTHS ENDED JANUARY 24, 1998 TO THE NINE MONTHS ENDED
  JANUARY 25, 1997


    REVENUES. Consolidated revenues increased 40.7%, from $101.3 million for the nine months ended January 25, 1997, to $142.5 million for the nine months ended January 24, 1998. This increase was primarily due to sales to new accounts and increased sales to existing customers in the consulting and engineering services sector, the systems and network integration sector, and the telephony integration services sector of the business resulting from the expansion of Aztec's customer base. Revenues in these sectors have a higher concentration of service related revenue. In addition, revenues of Purchased Companies acquired at the end of the nine months ended January 24, 1998 contributed to the increase in revenues. The majority of the purchased Companies' revenues are service-related.


    GROSS PROFIT. Gross profit increased 37.1%, from $25.2 million, or 24.9% of revenues, for the nine months ended January 25, 1997 to $34.6 million, or 24.3% of revenues, for the nine months ended January 24, 1998. This decrease in gross profit as a percentage of revenues was due to a higher concentration of business in the systems and network design and implementation services sector which has inherently lower gross margin percentages than the other sectors.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 49.4%, from $15.6 million, or 15.4% of revenues, for the nine months ended January 25, 1997 to $23.4 million, or 16.4% of revenues, for the nine months ended January 24, 1998. The increase in selling, general and administrative expenses as a percentage of revenues was primarily due to increases in corporate overhead at one of the operating companies of Aztec.

    NON-RECURRING ACQUISITION COSTS. Aztec incurred non-recurring acquisition costs of $1.9 million for the nine months ended January 25, 1997 in conjunction with three business combinations accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals and various regulatory fees. Generally accepted accounting principles ("GAAP") require Aztec to expense all acquisition costs (both those paid by Aztec and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method. In accordance with generally accepted accounting principles, the Company will be unable to utilize the pooling-of-interests method to account for acquisitions for a period of two years following the completion of the Strategic Restructuring Plan. During this period, the Company will not reflect any non-recurring acquisition costs in its results of operations, as all costs incurred of this nature would be related to acquisitions accounted for under the purchase method and would, therefore, be capitalized as a portion of the purchase consideration.

    INTEREST EXPENSE. Interest expense, net of interest income, decreased $139,000, from net interest expense of $141,000 for the nine months ended January 25, 1997, to $2,000 for the nine months ended January 24, 1998. The decrease was due primarily to the Company's pay down of debt due to an increase in cash flows from operations during the nine months ended January 24, 1998.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased from $1.8 million for the nine months ended January 25, 1997 to $4.7 million for the nine months ended January 24, 1998, reflecting effective income tax rates of 24.2% and 41.7%, respectively. The low effective income tax rate for the nine months ended January 25, 1997, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain companies included in the results, which were acquired in business combinations accounted for under the pooling-of-interests method, not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by Aztec.

COMPARISON OF FISCAL YEAR ENDED APRIL 26, 1997 TO FISCAL YEAR ENDED MARCH 31,
  1996

    REVENUES. Consolidated revenues increased 19.5%, from $114.1 million in fiscal 1996 to $136.3 million in fiscal 1997. This increase was primarily due to increased sales to existing customers and sales to new customers in the consulting and engineering services sector, the systems and network integration sector, and the software development and integration services sector of the business. Revenues in these sectors have a higher concentration of service related revenues.

    GROSS PROFIT. Gross profit increased 14.1%, from $29.9 million, or 26.3% of revenues, in fiscal 1996 to $34.1 million, or 25.1% of revenues, in fiscal 1997. The decrease in gross profit as a percentage of revenues was due primarily to a higher concentration of business in the systems and network design and implementation services sector which has inherently lower gross margin percentages than the other sectors.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 4.9%, from $20.5 million, or 18.0% of revenues, in fiscal 1996 to $21.5 million, or 15.8% of revenues, in fiscal 1997. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to operating efficiencies employed at Aztec and Aztec's ability to increase its revenue base without a corresponding increase in fixed operating costs.

    NON-RECURRING ACQUISITION COSTS. Aztec incurred non-recurring acquisition costs of $2.3 million in fiscal 1997 in conjunction with five business combinations accounted for under the pooling-of-interests method.

    INTEREST EXPENSE. Interest expense, net of interest income, increased $152,000, from $4,000 in fiscal 1996 to $156,000 in fiscal 1997. The net increase was due primarily to the reduction in interest income related to short-term investments at one of the Pooled Companies. The proceeds from the short-term investments were used to fund other working capital needs.

    OTHER INCOME. Other income decreased $911,000, from $964,000 in fiscal 1996 to $53,000 in fiscal 1997. In fiscal 1996, other income consisted primarily of a gain on the sale of a non-core line of business at one of the Pooled Companies prior to its acquisition by Aztec.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased from $750,000 in fiscal 1996 to $3.5 million in fiscal 1997, reflecting effective income tax rates of 7.2% and 34.4%, respectively. The low effective income tax rate for fiscal 1996, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain companies included in the results, which were acquired in business combinations accounted for under the pooling-of-interests method, not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by Aztec.

COMPARISON OF FISCAL YEAR ENDED MARCH 31, 1996 TO FISCAL YEAR ENDED MARCH 31,
  1995


    REVENUES. Consolidated revenues increased 28.2%, from $89.0 million in fiscal 1995, to $114.1 million in fiscal 1996. This increase was primarily due to increased sales to existing customers and sales to new customers in the consulting and engineering services sector, the systems and network integration sector, and the software development, and integration services sector of the business resulting from the expansion of Aztec's customer base. Revenues in these sectors have a higher concentration of service related revenue.


    GROSS PROFIT. Gross profit increased 29.4%, from $23.1 million, or 26.0% of revenues, in fiscal 1995 to $29.9 million, or 26.3% of revenues, in fiscal 1996. The increase in gross profit as a percentage of revenues was due primarily to increased sales in the consulting and engineering services sector and the telephony integration services sector of Aztec's business.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 37.3%, from $14.9 million, or 16.8% of revenues, in fiscal 1995 to $20.5 million, or 18.0% of revenues, in fiscal 1996. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to bonuses that were paid to the shareholders of one of the Pooled Companies after the completion of the sale of a non-core line of business and bonuses paid to the shareholders of other Pooled Companies for subchapter S corporation tax payments.

    INTEREST EXPENSE. Interest expense, net of interest income, decreased $209,000, from $213,000 in fiscal 1995 to $4,000 in fiscal 1996. The net decrease was due primarily to an increase in interest income at one of the Pooled Companies which invested excess cash from operations in short-term investments.

    OTHER INCOME. Other income increased $853,000, from $111,000 in fiscal 1995, to $964,000 in fiscal 1996. In fiscal 1996, other income consisted primarily of a gain on the sale of a non-core line of business at one of the Pooled Companies prior to its acquisition by Aztec.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased from $401,000 in fiscal 1995 to $750,000 in fiscal 1996, reflecting effective income tax rates of 5.0% and 7.2%, respectively. The low effective income tax rates for fiscal 1995 and fiscal 1996, compared to the federal statutory rate of 35.0% plus state taxes, are the result of certain companies included in the results, which were acquired in business combinations accounted for under the pooling-of-interests method, not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by Aztec.

COMPARISON OF PRO FORMA NINE MONTHS ENDED JANUARY 24, 1998 TO NINE MONTHS ENDED
  JANUARY 25, 1997

    The pro forma combined financial data discussed herein does not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or the future results of the Company.

    REVENUES. Pro forma revenues increased 10.8%, from $172.5 million for the nine months ended January 25, 1997 to $191.1 million for the nine months ended January 24, 1998. This increase was primarily due to increased sales to existing customers and sales to new customers in the consulting and engineering services sector, the systems and network integration sector, and the telephony integration services sector of the business. Revenues in these sectors have a higher concentration of service related revenue.

    GROSS PROFIT. Pro forma gross profit increased 10.8%, from $44.6 million, or 25.9% of pro forma revenues, for the nine months ended January 25, 1997, to $49.4 million, or 25.9% of pro forma revenues for the nine months ended January 24, 1998.

    SELLING, GENERAL AND ADMINISTRATIVE. Pro forma selling, general and administrative expenses increased 7.8%, from $30.1 million, or 17.5% of pro forma revenues, for the nine months ended January 25, 1997, to $32.5 million, or 17.0% of pro forma revenues for the nine months ended January 24, 1998. This decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to the Company's revenues increasing at a faster rate than the selling, general and administrative expenses which were predominantly fixed in nature during the nine months ended January 24, 1998.

    PROVISION FOR INCOME TAXES. Provision for income taxes has been estimated using an effective income tax rate of 44.0%. The high effective tax rate, compared to the federal statutory rate of 35.0%, was primarily due to nondeductible goodwill amortization.

LIQUIDITY AND CAPITAL RESOURCES

    At January 24, 1998, Aztec had cash of $117,000 and working capital of $31.8 million. Aztec's capitalization, defined as the sum of long-term debt, long-term payables to U.S. Office Products and stockholder's equity, at January 24, 1998 was approximately $100.5 million. On a pro forma basis at January 24, 1998, Aztec had working capital of $23.9 million and capitalization of $92.5 million.

    During the nine months ended January 24, 1998, net cash provided by operating activities was $7.3 million. Net cash used in investing activities was $1.4 million, which consisted primarily of $1.3 used for additions of property, plant, and equipment. Net cash used in financing activities was $6.9 million, including $1.5 million that was paid to U.S. Office Products as part of U.S. Office Products' centralized cash management process, $1.3 million in dividends paid by one of the Pooled Companies and the repayment of $2.1 million in short-term debt. After the Technology Distribution such cash paid to U.S. Office Products would be retained but Aztec will need to use its own cash resources for acquisitions and other cash requirements.

    During the nine months ended January 25, 1997, net cash provided by operating activities was $5.3 million. Net cash used in investing activities was $3.3 million, which consisted primarily of a tax deposit at one of the Pooled Companies of $1.3 million and $1.2 used to pay non-recurring acquisition costs. Net cash used in financing activities was $5.3 million, which resulted primarily from $4.1 million in dividends paid by certain Pooled Companies.

    During fiscal 1997, net cash provided by operating activities was $6.3 million. Net cash used in investing activities was $3.9 million, which consisted primarily of $1.8 million in payments of non-recurring acquisition costs in conjunction with the acquisitions of certain Pooled Companies and a tax deposit at one of the Pooled Companies of $1.3 million. Net cash used in financing activities of $6.8 million resulted from the repayment of $5.5 million in short-term debt and $4.3 million in dividends paid by certain of the Pooled Companies. These cash outflows were partially offset by $3.6 million in advances from U.S. Office Products.

    During fiscal 1996, net cash provided by operating activities was $4.3 million. Net cash provided by investing activities was $306,000 consisting of $1.3 million in proceeds from the sale of a non-core line of business at one of the Pooled Companies which was partially offset by $552,000 used for additions to property and equipment and $421,000 paid in deposits. Net cash used in financing activities was $3.0 million which resulted from $7.4 million in dividends paid by certain of the Pooled Companies, partially offset by borrowings of $3.7 million and $1.2 million in short-term and long-term debt, respectively.

    During fiscal 1995, net cash provided by operating activities was $6.1 million. Net cash used in investing activities was $959,000, which primarily resulted from $888,000 used in additions to property and equipment. Net cash used in financing activities was $1.7 million, which primarily consisted of $3.1 million in dividends paid by certain of the Pooled Companies partially offset by $2.1 million in additional long-term borrowings.

    Aztec's anticipated capital expenditures budget for the next twelve months is approximately $4.0 million. The largest items include $1.5 million for Year 2000 compliance, and other amounts for infrastructure improvements (including computer equipment and service vehicles).


    Aztec expects that the Distribution Agreement with U.S. Office Products will call for the allocation of $5.0 million of debt by U.S. Office Products resulting in incremental debt of $2.3 million at January 24, 1998, which will be reflected in the financial statements as a reduction in stockholder's equity. Aztec has entered into a commitment letter with BankBoston, N.A. for the $200 million Proposed Credit Facility. On closing of the Proposed Credit Facility, which will occur on the earlier of 75 days following the Spin-Off or August 15, 1998, Aztec will have access to the full $200 million amount; between the Spin-Off and the closing, Aztec will have access to an interim unsecured $15 million working capital line of credit. The Proposed Credit Facility will mature five years from the closing date of the Proposed Credit Facility; will be secured by all material assets of Aztec; and will be subject to terms and conditions customary for facilities of this kind, including certain financial covenants. Interest rate options will be available to Aztec depending on the satisfaction of certain specified financial ratios.


    As a result of the provisions of Section 355 of the Internal Revenue Code, the Company may be subject to constraints in its ability to issue additional shares of Common Stock in certain transactions for two years following the date of the Technology Distribution. In particular, if 50% or more, by vote or value, of the capital stock of Aztec is acquired by one or more persons acting pursuant to a plan or series of transactions that includes the Technology Distribution, Aztec will suffer significant tax liability. Aztec will evaluate any significant future issuance of capital stock to avoid the imposition of such tax liability. See "Risk Factors--Possible Limitations on Issuance of Common Stock."


    On March 6, 1998, the Company filed a Registration Statement with the SEC for the issuance of Common Stock in an underwritten public offering that is expected to close prior to or concurrent with the Aztec Distribution. The public offering is expected to be for 4,200,000 shares (plus 630,000 shares subject to the underwriters' option to purchase shares to cover over-allotments). A preliminary prospectus dated May 15, 1998 estimated that the initial public offering price will be between $12.00 and $14.00 per share. The Company anticipates that its current cash on hand, cash flow from operations, the net proceeds from the Offering and additional financing available under the Credit Facility will be sufficient to meet the Company's liquidity requirements for its operations through the end of fiscal 1999. However, the Company intends to pursue acquisitions which are expected to be funded through a combination of cash and shares of Common Stock. There can be no assurances that additional sources of financing will not be required during the next 12 months or thereafter.


VARIABILITY OF QUARTERLY OPERATING RESULTS

    The Company has experienced and may in the future continue to experience fluctuations in its quarterly operating results. Factors that may cause the Company's quarterly operating results to vary include the number of active client projects, the requirements of client projects, the termination of major client projects, the loss of major clients, the timing of new client engagements, and the timing of personnel cost increases. Certain of these factors may also affect the Company's personnel utilization rates which may cause further variation in quarterly operating results. The timing of revenues is difficult to forecast because the Company's sales cycle is relatively long and the Company's services are impacted by both the financial condition and management decisions of its clients and general economic conditions. Because a high percentage of the Company's expenses are relatively fixed at the beginning of any period and the Company's general policy is to not adjust its staffing levels based upon what it views as short-term circumstances, a variation in the timing of the initiation or the completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses for any particular period. In addition, many of the Company's engagements are, and may be in the future, terminable by its clients without penalty. A termination of a major project could require the Company to maintain under-utilized employees, resulting in a higher than expected percentage of unassigned professionals, or to terminate the employment of excess personnel. Due to all of the foregoing factors, there can be no assurance that the Company's results of operations will not be below the expectations of investors for any given fiscal period.


    The following table sets forth certain unaudited quarterly financial data for fiscal 1996, fiscal 1997 and the three fiscal quarters ended January 24, 1998 (in thousands). The information has been derived from unaudited consolidated financial statements that, in the opinion of management, reflect adjustments consisting only of normal recurring accruals necessary for a fair presentation of such quarterly information.



                                                                             FISCAL YEAR ENDED MARCH 31, 1996
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
Revenues..............................................................  $  30,536  $  27,653  $  27,173  $  28,693
Gross profit..........................................................      9,490      7,462      6,249      6,741
Operating income (loss)...............................................      5,296      3,036      1,222       (122)
Net income............................................................      5,315      2,936      1,103        288



                                                                             FISCAL YEAR ENDED APRIL 26, 1997
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
Revenues..............................................................  $  34,263  $  31,898  $  35,134  $  34,983
Gross profit..........................................................      7,982      7,608      9,656      8,903
Operating income (1)..................................................      2,695      1,779      3,229      2,647
Net income............................................................      2,617      1,315      1,625      1,166



                                                                         FISCAL YEAR ENDING APRIL 25,
                                                                                     1998
                                                                        -------------------------------
                                                                          FIRST     SECOND      THIRD
                                                                        ---------  ---------  ---------
Revenues..............................................................  $  42,730  $  36,875  $  62,907
Gross profit..........................................................      9,047      9,718     15,852
Operating income......................................................      2,749      3,687      4,816
Net income............................................................      1,636      2,233      2,703


------------------


(1) Reflects a one-time charge of $1,105, $801, and $368 for the second, third, and fourth quarters, respectively, for non-recurring acquisition costs.


INFLATION

    Aztec does not believe that inflation has had a material impact on its results of operations during fiscal 1995, fiscal 1996 or fiscal 1997.

NEW ACCOUNTING PRONOUNCEMENT

    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Aztec intends to adopt SFAS No. 130 in the fiscal year ended April 24, 1999.

YEAR 2000 ISSUE

    Many existing computer programs were designed and developed without considering the impact of the upcoming change in the century and consequently use only two digits to identify a year in the date field. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000 (the "Year 2000 Issue"). The Company has reviewed the potential impact of the Year 2000 Issue on its business, operations and financial condition and has concluded that it will not be material.

                                    BUSINESS


    The following discussion of the Company's business contains forward-looking statements that involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "expect," and similar expressions are intended to identify such forward-looking statements. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," and "Business," as well as those discussed elsewhere in this Information Statement/Prospectus.


OVERVIEW


    Aztec is a single-source provider of a broad range of IT business solutions. Aztec currently consists of ten companies who have been in business for an average of over 15 years, with a history of superior client service. These companies offer complementary IT solutions, which allow Aztec to be a "one-stop" IT solutions provider in the Northeast region of the United States while providing personalized services to its clients on a regional and local basis. Aztec's clients include middle market and Fortune 1000 companies in a wide range of industries (including communications, health care, financial services, government, manufacturing, pharmaceuticals, professional services, and technology). In 1997, Aztec, which employs over 1,000 people (approximately 65% of whom are technical professionals), provided services to over 2,000 customers. For the fiscal year ended April 26, 1997, Aztec had revenues of $136.3 million and net income of $6.7 million. Over the same period of time and taking into account all purchase acquisitions since May 1, 1996, pro forma revenues would have been $228.9 million and pro forma net income would have been $9.5 million.


    Aztec's broad range of complementary IT business solutions includes: (i) consulting and engineering services; (ii) systems and network design and implementation services; (iii) software development and implementation services;
(iv) IT support and operational services; and (v) telephony design and integration services. Aztec is currently providing this broad range of services in the Northeast region of the United States, and certain of these services in other regions of the United States. Aztec intends to extend its comprehensive services offerings to the other regions of the United States. Aztec is dedicated to delivering IT services and support for all the major technology needs of its clients, which include a variety of operating systems (NT, Unix, VMS, Netware, SunOS, Digital Open VMS, and OS/2) on a variety of hardware platforms (Intel, Sun, HP, and Digital). In addition, Aztec supports its clients' hardware and software needs related to the World Wide Web and high-end telephony systems.

    Aztec's objective is to service its clients' strategic business needs by becoming their sole IT solutions provider. Aztec intends to grow through a combination of targeted strategic acquisitions and internal growth. Aztec's acquisition strategy is to extend its range of services to the regions outside of the Northeast by acquiring existing, profitable businesses, rather than start-up operations. Aztec's internal growth strategies include (i) capitalizing on existing cross-selling opportunities and (ii) expanding its IT solutions offerings. Aztec plans to encourage and manage cross-selling through a company-developed proprietary software communication tool that will permit it to review and manage sales leads generated at any level of Aztec's operations, reinforced by compensation incentives.

    Aztec was initially formed in October 1996 with the acquisition of Bay State by U.S. Office Products. Since that time, under the leadership of Aztec's current Chairman and Chief Executive Officer, James E. Claypoole, nine complementary regional IT solutions companies have been acquired. A brief description of Aztec's constituent operating companies follows.

AZTEC INTERNATIONAL

    Founded in 1983, Aztec International is a leading provider of cost-effective service for telecommunications equipment. With facilities strategically positioned across the United States, Aztec International is able to provide OEM rework, secondary telecommunications equipment sales, and repair for key systems, telephone PBX, telephones and printed circuit boards. Aztec International holds the distinction of being among the few organizations in the tele-service industry that is trained for and has been awarded ISO-9002 Certification. Aztec International is headquartered in South Norwalk, Connecticut, and as of December 31, 1997, had 91 employees.

BAY STATE COMPUTER GROUP

    Founded in 1984, Bay State is a leading enterprise service provider, offering solutions to both mid-size and large corporate entities. As a full-service, multi-platform design and implementation company, Bay State provides the engineering expertise to design, configure, implement, manage and support a wide variety of enterprise IT environments. Bay State's areas of expertise include strategic design and process re-engineering, Internet/intranet development, IT infrastructure, connectivity and security services, performance management, and engineering outsourcing for both short- and long-term technology projects. Bay State is headquartered in Boston, Massachusetts and as of December 31, 1997, had 175 employees.

COMPEL CORPORATION

    Founded in 1979, Compel designs and installs full-service communication networks, providing a broad spectrum of solutions to handle data, voice, and video. Using a staff of Registered Communications Distribution Designers, Compel integrates fiber optics into customer networks. Compel's expertise ranges from developing enterprise criteria, documenting topology, and providing implementation to evaluating performance. Compel is headquartered in Silver Springs, California, and as of December 31, 1997, had 321 employees.

DIGITAL NETWORK ASSOCIATES

    Founded in 1986, Digital Network Associates designs, installs, and supports complex enterprise IT solutions. Digital Network Associates' solutions encompass strategic planning, network design, project management, training, customer support, and engineering services. Digital Network Associates also provides application development in client/server, wireless client/server, groupware collaboration, and multimedia applications. Digital Network Associates is headquartered in New York City, and as of December 31, 1997, had 45 employees.

ENTRA COMPUTER CORP.

    Founded in 1984, Entra's professional programmers develop specialized, integrated applications for a variety of vertical industries, integrating software for customers using popular programming languages and database software. Entra also has a large engineering staff who design and integrate enterprises as well as a dedicated division of Computer Aided Design engineers, and a team that provides training for operating systems and applications. Entra is headquartered in Youngstown, Ohio, and as of December 31, 1997, had 49 employees.

FORTRAN

    Founded in 1983 by telecommunications engineers, Fortran has experience with the attributes of a wide variety of telecommunications systems, and uses this experience to develop failsafe systems for specific client environments ranging from simple turnkey systems to complex voice data communications systems. Fortran designs and integrates telecommunications systems and solutions to meet the individual needs and requirements of its clients. Fortran engineers have expertise in Integrated Services Digital Networks ("ISDN"), and in integrating LAN, data and voice communications, video conferencing, voicemail and voice processing into the ISDN of the future. Fortran is headquartered in Newington, Virginia, and as of December 31, 1997, had 58 employees.

MAHON

    Founded in 1979, Mahon develops turnkey data, voice and video integrated solutions. Mahon designs, installs, and maintains enterprise, telephone/voice processing systems, and video conferencing systems. Mahon maintains a large staff of Registered Communications Distribution Designers who provide custom solutions for complete voice, data and video infrastructures that scale to individual customer requirements. Mahon also has expertise in telephony applications, including automatic call distribution, unified messaging, and interactive voice response. Mahon is headquartered in Boston, Massachusetts, and as of December 31, 1997, had 97 employees.

OFFICE EQUIPMENT SERVICE

    Founded in 1972, Office Equipment Service provides enterprise services, including document management solutions and technical support. Office Equipment Service provides consultations to evaluate customer needs using a variety of diagnostic methods and tools, ranging from user surveys to sophisticated enterprise-monitoring devices that pinpoint areas for improvement. Office Equipment Service is headquartered in Memphis, Tennessee, and as of December 31, 1997, had 89 employees.

PROFESSIONAL COMPUTER SOLUTIONS

    Founded in 1985, Professional Computer Solutions is a leading software development and consulting firm specializing in groupware and messaging systems, data warehousing, Web-based development, n-tier client/server, and application rightsizing. Professional Computer Solutions provides failsafe solutions to clients' business needs, delivering complete enterprise designs with application development and post-implementation support to ensure that clients realize all of the system's benefits. Professional Computer Solutions is headquartered in Englewood, New Jersey, and as of December 31, 1997, had 80 employees.

PROFESSIONAL NETWORK SERVICES

    Founded in 1989, Professional Network Services provides comprehensive enterprise solutions and helps organizations evaluate constantly-changing technologies. Professional Network Services designs infrastructure, defines service level objectives, and develops appropriate enterprise management practices to support service levels. Professional Network Services also provides video-conferencing and technical support to customers. Professional Network Services is headquartered in Trumbull, Connecticut, and as of December 31, 1997, had 62 employees.

MARKET AND INDUSTRY OVERVIEW

    Since the mid-1980's, dramatic changes have occurred in the delivery of IT solutions to end users. With the development of the personal computer, computing power has migrated from centralized mainframes using proprietary software applications to decentralized, scalable architectures and Web-enabled systems integrating personal computers, client/server networking technology, and fourth-generation object-oriented programs. Attendant to this major expansion of distributive data processing are corresponding cultural changes in the corporate delivery of IT services. No longer is information processed, controlled, and disseminated by a single central corporate data processing function. The arrival of distributive data processing has reduced the extent to which IT manufacturers directly relate to end users. The IT fulfillment process has shifted from manufacturers to third-party IT providers such as Aztec.


    Businesses increasingly turn to outside organizations such as Aztec for efficient design, development, and implementation of IT systems. Based on industry sources that Aztec believes are reliable, Aztec believes that the United States market for outsourced IT services is expected to grow from approximately $13 billion in 1996 to approximately $24 billion in 2001. Due in part to the rapid pace of technological change coupled with the scarcity of skilled IT professionals, business solutions frequently are too sophisticated and complex for a company to undertake itself. Moreover, Aztec believes the cost of developing complex business solutions in-house has generally exceeded the internal resources of the business. In addition, the increased use of outside IT solutions firms is being driven by competitive pressures requiring rapid implementation of new systems and the adverse effects of selecting inappropriate or outdated technology. Additionally, many companies have made a strategic decision to focus on their core competencies, minimize their fixed costs, and reduce their workforce, thereby preventing them from investing in large IT staffs.

    The business community increasingly demands multifunctional networks that can simultaneously support any combination of voice, data, and video services accessible from wireline and wireless terminal devices. For example, telecommunications service providers are beginning to offer multifunctional services, such as ISDN, which allows for the dynamic allocation of bandwidth between any combination of voice, data, and video, and individual call routing. Aztec believes that traditionally distinct telecommunications networks and data networks increasingly will be built on the same technical platforms.

    Data communication solutions have also become standard commodity solutions where hubs and routers are now available to solve the complex problems of enterprise-wide information flow. These products were developed by a multitude of new small IT manufacturers. No longer do a few large computer manufacturers have a stranglehold on data communication system configuration and deployment. Today, an optimal IT business solution can be designed and implemented by small, agile business solution providers who have the professional expertise to bring together products and services from a multitude of vendors.

    More recent technological developments have introduced applications that capitalize on "cyberspace" and create additional opportunities for business solution companies to provide: (i) programming and consulting services for Web-enabled applications that allow them to be accessed by customers, employees, and trading partners using low-cost Internet/intranet technology; (ii) consulting and design services for Internet-specific products, such as firewalls, Internet security systems, and network management; and (iii) integrated voice and data systems that provide networks replacing existing separate telephone systems and cable plants.

    Demand for IT services has grown significantly and the nature of the IT services industry has changed. According to Dataquest, the domestic market for IT professional services (consulting, systems integration, applications development, and outsourcing services) was approximately $73 billion in 1996 and is estimated to grow to approximately $148 billion by the year 2001. Consulting, development, and integration markets are experiencing record growth, with revenue growth for the top 20 consulting, development and integration companies averaging 25% between 1995 and 1996, according to Dataquest. Furthermore, the IT service industry is highly-fragmented, with a small number of large national service providers and a large number of small- and medium-sized providers, typically regional in scope. Recently, the industry has experienced an increase in consolidation activity that Aztec believes is driven in part by corporate demands for single-source IT providers.

    Aztec believes it is well positioned to capitalize on these developments by providing focused IT expertise in a cost-effective manner to existing and potential clients, and by identifying and acquiring complementary businesses in this industry.

BUSINESS STRATEGY

    Aztec's objective is to service its clients' strategic business needs by becoming their sole IT solutions provider. By fostering a long-term relationship with the customer and providing a superior level of service, Aztec will seek to expand its current market presence and reputation. Aztec intends to grow through a combination of targeted strategic acquisitions and internal growth.

GROWTH BY ACQUISITION.

    Aztec's acquisition strategy is to identify profitable, well-managed companies that provide services that complement the services already provided by Aztec, and facilitate Aztec's expansion throughout the United States. Aztec's acquisition program will have as its goals the extension of the IT business solutions offerings that it already has in place in the Northeast region of the United States and the expansion of its cross-selling opportunities. Aztec will seek to expand its geographic scope by acquiring existing, profitable businesses, rather than through start-up operations. Given the highly fragmented nature of the IT services and solutions industry, Aztec believes significant acquisition opportunities exist. Aztec intends to retain the distinctive skills of the companies it acquires so as to avoid diluting the focus and market identity of such acquired companies.

    In furtherance of its acquisition strategy, Aztec routinely reviews, and conducts investigations of, potential acquisitions of technology solutions businesses. When Aztec believes a favorable opportunity exists, it enters into discussions with the owners of such businesses regarding the possibility of an acquisition by Aztec. As of the date of this Prospectus, Aztec currently does not have any agreements for pending acquisitions and no acquisitions are probable.

INTERNAL GROWTH.

    CAPITALIZING ON EXISTING CROSS-SELLING OPPORTUNITIES. Aztec's operating companies are each regional IT solutions providers that provide complementary IT solutions. Because each of these companies has extensive project management experience and client relationships, each has familiarity with the needs of their particular clients that can be shared with other operating companies. Similarly, clients value having a "one-stop shopping" relationship with a technology solutions provider who is familiar with their technical environment. Accordingly, Aztec believes that its existing long-term client relationships provide substantial cross-selling opportunities. Aztec plans to encourage and manage cross-selling through a Company-developed proprietary software communication tool that will permit it to review and manage sales leads generated at any level of Aztec's operations, reinforced by compensation incentives.

    EXPANDING IT SOLUTIONS OFFERINGS. Aztec has historically derived a greater portion of its revenues from IT projects involving consulting and engineering services. Aztec plans to continue to focus on these services, which are described below under "--The Aztec Solution, Consulting and Engineering Services." Aztec has contractual strategic alliances with IBM, Sun Microsystems, Hewlett Packard, Compaq, Digital, and over fifty other manufacturers of IT equipment. As a result, Aztec can recommend the best IT business solutions for its clients without being restricted by narrow product offerings, providing Aztec the opportunity to grow its consulting and engineering business.

    Aztec also believes that it has significant opportunities to expand its software development and implementation services, which are described below under "The Aztec Solution--Software Development and Implementation Services." This business has historically accounted for a smaller portion of Aztec's revenues, and Aztec believes that it has the expertise to extend these services to other regions in the United States where the Company does not currently offer them.

THE AZTEC SOLUTION

    Aztec offers its clients a single source for IT business solutions and services. Aztec seeks to foster a relationship with the client that will allow Aztec to become its clients' "one-stop shop" for total IT business solutions. The five sectors of Aztec's business and the services provided within each sector are:

                      CONSULTING AND ENGINEERING SERVICES

    - Business process reengineering

    - IT needs analysis

    - Technology infrastructure planning and design

    - Systems architecture development

    - Decision support planning and analysis

    - Year 2000 planning and consulting

    - Solution design and development

    Aztec's technical and sales professionals deliver these IT business solutions through the client's chief information officer or chief financial officer. In providing these consulting and engineering services, Aztec establishes long-term relationships with its clients that it believes will offer future opportunities to expand the level of service and support required to meet clients' needs.

             SYSTEMS AND NETWORK DESIGN AND IMPLEMENTATION SERVICES

    - LAN and WAN client/server design and
    integration

    - Internet/intranet infrastructure design and integration

    - Voice and data communication infrastructure

    - Communication network solutions involving hubs, routers, and switches

    - Capacity planning

    - Network performance management

    - Connectivity and security services

    Aztec delivers enterprise-wide turnkey IT business solutions by combining its business knowledge with technical expertise concerning hardware, software, and support capabilities to achieve the client's goals. These solutions address client needs for high bandwidth applications, from transaction processing to Internet commerce.

    Aztec designs, develops, and installs full application-ready, distributed client/server computing platforms and integrates them into existing IT infrastructures. Capabilities include project planning, technology integration and installation that maximizes system performance and delivery of computing solutions in the most cost-effective way, assuring flexible, open systems capable of integrating into tomorrow's new technologies.

                SOFTWARE DEVELOPMENT AND IMPLEMENTATION SERVICES

    - Custom client/server software design and development

    - Internet/intranet software solutions design and development

    - Customization of business software

    - Data warehousing design and development

    - Object-oriented design and development

    - Reseller of leading fourth-generation
    database tools and applications

    - Reseller of document management and
    imaging software

    Aztec designs systems that allow groups of various sizes in multiple locations to collaborate across business lines and functions. It uses data warehousing tools and technology processes to give clients decision support information, sales and marketing intelligence systems, and other strategic knowledge tools. Aztec's Internet services help clients exploit the full potential of information processing on both the global Internet and on corporate intranets. Aztec is a certified reseller and supporter of products of the leading software manufacturers, including Microsoft, Oracle, Sybase, and Borland, incorporating the latest technology and techniques. Aztec emphasizes keeping up with the rapid change of technology by employing highly-qualified strategists and technologists, forming alliances with key tool and database vendors, participating in beta programs for new products, and by participating in and attending major technical conferences.

                      IT SUPPORT AND OPERATIONAL SERVICES

    - Outsourcing of IT professional services

    - Outsourcing of IT product procurement

    - Engineering and network management
    services

    - Facility infrastructure cabling and installation

    - Warranty support

    - Help desk support

    - Hardware and software maintenance and
    support

    Aztec provides both short- and long-term temporary technical expertise to address a wide range of network operation and project needs, including LAN and WAN management, systems management, and system administration.

                   TELEPHONY DESIGN AND INTEGRATION SERVICES

    - Design and integrate telecommunications systems

    - Design and integrate ISDN networks

    - Telephone PBX and key-system procurement and installation

    - Voicemail systems installation

    - Voice response units installation

    - Warranty support

    Aztec seeks to maintain current knowledge of the attributes of all telecommunications systems, and to use this knowledge to develop systems for specific client environments--from simple key systems to complex voice/data communications systems.

    Aztec recognizes the importance of global ISDN communication, and has the ability to integrate LAN, data and voice communications, video conferencing, voicemail and voice processing into the ISDN of the future.

    The following graphic shows the IT business solutions offered by each of Aztec's ten operating companies: Aztec International, Bay State, Compel, Digital Network Associates ("DNA"), Entra, Fortran, Mahon, Office Equipment Service ("OES"), Professional Computer Solutions ("PCSI") and Professional Network Services, Inc. ("PNS"):

                                     [LOGO]

OPERATIONS

    DECENTRALIZED MANAGEMENT. Each of Aztec's operating companies currently manages its own business on a decentralized basis, with management direction and oversight provided by the Chairman and Chief Executive Officer of Aztec, the Chief Operating Officer, the Executive Vice President and Chief Financial Officer and with functional support from U.S. Office Products. Aztec intends to continue to operate with a decentralized management structure that it believes will enable it to deliver superior client service and a motivating environment for its operating companies, and that will minimize corporate-level overhead. Aztec anticipates that finance, accounting, legal, management information systems, treasury, employee benefits, and certain purchasing arrangements will be managed or provided on a centralized basis. In addition, Aztec's senior management will be responsible for implementing the Company's internal growth and acquisition strategies. In particular, senior management will be assigned responsibility for expanding cross-selling opportunities among the operating companies.

    Each of the present operating companies and any subsequently acquired businesses will manage the professional services and technical support of their respective businesses in a manner consistent with their traditional local practices and as dictated by client needs. Depending on its size and the services it provides, each operating company will employ its own senior technical and sales professionals, including project managers, engineers, technicians and developers, marketing personnel, and recruiters and administrative personnel. Aztec will seek to identify and implement opportunities to consolidate overlapping functions and achieve cost savings, if consistent with the client-service objectives of the operating companies. As Aztec grows through acquisitions, especially into other geographic regions, it may consider establishing regional divisions to consolidate and improve administrative support functions.

    SALES AND MARKETING. Aztec will focus its sales and marketing efforts on companies with complex computing and communications requirements located throughout the United States. To develop its clients, who will be principally the chief information officers and chief financial officers of corporations, Aztec will use a combination of sales engineering and consulting sales services, including trade shows, professional seminars and radio advertisements. As of December 31, 1997, Aztec employed 133 sales people across the country.

    RETENTION OF SKILLED TECHNICAL AND SALES PROFESSIONALS. Aztec believes that it must be able to attract and retain skilled technical and sales professionals to achieve its business goals. To maximize the long-term retention of these professionals, Aztec intends to put in place an aggressive performance-based employee retention program. The program is expected to include: stock options; a professional education policy; a progressive human resources program; and other benefits designed to enhance long-term employee retention.

COMPETITION

    The IT solutions market includes a large number of participants, is subject to rapid changes, and is highly competitive. The Company competes with, and faces potential competition for client assignments and experienced personnel from, a number of companies that have significantly greater financial, technical and marketing resources, generate greater revenues than does the Company, and have greater name recognition. The Company believes that the principal competitive factors in the segment of the industry in which the Company competes include scope of services, service delivery approach, technical and industry expertise, perceived value, objectivity and results orientation. The Company believes that its ability to compete also depends in part on a number of competitive factors outside of its control, including the ability of its competitors to hire, retain and motivate senior project managers, the price at which others offer comparable services and the extent of its competitors' responsiveness to customer needs. There can be no assurance that the Company will be able to compete successfully with its competitors in the future.

    Aztec's principal competitors include Lucent Technologies Inc., Bell Atlantic Corporation, Sapient Corporation, Cambridge Technology Partners (Massachusetts), Inc., Digital Equipment Corporation, and International Business Machines Corporation.

LEGAL PROCEEDINGS

    Aztec is involved from time to time in legal proceedings arising in the ordinary course of business. There are currently no material legal proceedings pending to which Aztec is a party or to which any of its property is subject.

EMPLOYEES

    As of January 1, 1998, Aztec employed 1,067 persons, of whom approximately 692 were technical professionals. Most of Aztec's employees work in professional (including sales), admistrative, and technical positions. 297 of Aztec's employees are represented by a labor union or subject to a collective bargaining agreement. Aztec believes that its employee relations are generally good.

PROPERTIES

    Aztec's headquarters are located in Boston, Massachusetts. In addition to its headquarters, Aztec leases office and warehouse space in a number of locations across the United States. Aztec does not believe that any of these locations are material to its operations. The leases expire at various times between 1998 and 2004.

                                   MANAGEMENT

DIRECTORS, OFFICERS, AND KEY EMPLOYEES

    Following the Offering, it is anticipated that the directors, officers, and key employees of Aztec will be as follows:


                 NAME                       AGE                                    POSITION
--------------------------------------      ---      --------------------------------------------------------------------
James E. Claypoole....................          64   Chairman, Chief Executive Officer and Director*
Ira Cohen.............................          44   Chief Operating Officer*
Douglas R. Johnson....................          45   Executive Vice President and Chief Financial Officer*
Jonathan J. Ledecky...................          40   Director**
Clifford Mitman, Jr...................          59   Director**
Benjamin Tandowski....................          50   Director** and President of Professional Computer Solutions
Phillip Arturi........................          40   President of Professional Network Services
Richard G. Erickson...................          36   President of Digital Network Associates
Thomas J. Foley.......................          43   President of Bay State
Larry Glaser..........................          38   President of Fortran
Kelby Knoedler........................          47   President of Entra
James Mahon...........................          50   President of Mahon
Robert McClory........................          53   President of Compel
Jack Meehan...........................          48   President of Aztec International
Darren Metz...........................          35   President of Office Equipment Service


------------------

*   Executive Officer


** Messrs. Ledecky, Mitman and Tandowski are expected to join the Aztec Board immediately following the completion of the Technology Distribution.



    JAMES E. CLAYPOOLE has served as Chairman, Chief Executive Officer and Director of Aztec since February 1998. He founded and has served as President of Bay State Computer Group, an operating company of Aztec, since 1984 and as Chairman of U.S. Office Products' Technology Solutions division since 1996. For the past 15 years, Mr. Claypoole has served as a member of the board of directors of the Digital Dealers Association and was its President from 1992 to 1994. He was Chairman of the Digital Dealers Association in 1995. Mr. Claypoole has also served on a variety of manufacturers' councils.



    IRA COHEN has served as Chief Operating Officer of Aztec since March 1998. Since 1996, Mr. Cohen had worked as an independent consultant. Mr. Cohen founded Copley Management Associates, a technology management consulting company, in 1979. In 1984, Mr. Cohen merged Copley Management Associates with DataTrend to form Copley Systems, Inc. In 1993, after selling Copley Systems, Inc. (which had grown from $2 million in annual revenue to $104 million in annual revenue over the preceding nine years), Mr. Cohen was employed by CIC Systems as Chief Operating Officer of its Copley Division from 1993 through 1996. Mr. Cohen's non-compete agreement with CIC Systems has expired.



    DOUGLAS R. JOHNSON has served as Executive Vice President and Chief Financial Officer of Aztec since March 1998. Prior to coming to Aztec, Mr. Johnson held the position of Vice President and Chief Financial Officer of Clam Associates Incorporated during 1997. Mr. Johnson was Executive Vice President and Chief Financial Officer of Discreet Logic Incorporated from 1995 to 1996. He also held the position of Vice President of Finance and Administration and Chief Financial Officer of Fusion Systems Corporation from 1993 to 1995. From 1990 to 1993, Mr. Johnson was Chief Financial Officer and Treasurer of Excalibur Technology Corporation. From 1981 to 1990, Mr. Johnson held various financial management positions at the Marriott Corporation, serving finally as Vice President of Finance in that company's services group. Mr. Johnson is a Certified Public Accountant.


    JONATHAN J. LEDECKY will serve as a Director and an employee of Aztec and the other Spin-Off Companies as of the Distribution Date. Mr. Ledecky founded U.S. Office Products in October 1994, will serve as Chairman of the Board until the Distribution Date, and served as its Chief Executive Officer until

November 1997. He founded Consolidation Capital Corporation in February 1997 and serves as its Chairman and Chief Executive Officer. Mr. Ledecky has also served as non-executive Chairman of the Board of USA Floral Products, Inc. since April 1997 and as director of UniCapital Corporation, since October 1997. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., a wholly owned subsidiary of Steelcase Inc. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and Senior Vice President at Allied Capital Corporation, an investment management company.



    CLIFFORD MITMAN, JR. will serve as a Director of Aztec. For the past six years, Mr. Mitman has been President of Mitman Associates, a firm that provides executive compensation and organization consulting services to a wide range of companies. Prior to 1992, Mr. Mitman was a Vice President and Senior Consultant with the firms of Towers, Perrin and The Wyatt Company. Mr. Mitman graduated from Yale University and the Wharton School of Business.



    BENJAMIN TANDOWSKI will serve as a Director of Aztec and he will continue to serve as President of Professional Computer Solutions. Mr. Tandowski founded Professional Computer Solutions in 1984 and has been its President since that date. Previously, Mr. Tandowski was employed by Exxon Research and Union Carbide Chemical and Plastics Division. He holds a Ph.D. in mechanical engineering from the City University of New York, where he was a National Science Fellow.


    PHILLIP ARTURI, PRESIDENT OF PROFESSIONAL NETWORK SERVICES, has 17 years of experience in LAN/WAN infrastructure design, application engineering, and systems integration. Prior to establishing Professional Network Services in 1989, Mr. Arturi implemented distributed processing solutions at GTE, and served Caldor as MIS manager.


    RICHARD G. ERICKSON, PRESIDENT OF DIGITAL NETWORK ASSOCIATES, has been a principal of Digital Network Associates since 1986 and has over 15 years of computer systems integration experience. He holds a B.S. in mechanical engineering from Villanova University. Prior to joining Digital Network Associates, Mr. Erickson held positions at Banyan Systems and Novell.



    THOMAS J. FOLEY, PRESIDENT OF BAY STATE COMPUTER GROUP, has 19 years of Network Systems/Applications experience. Mr. Foley has been employed by Bay State Computer Group since 1985. Prior to his years at Bay State, Mr. Foley was employed by a Boston computer company for six years. Mr. Foley holds a B.S. from Suffolk University, and has taken extensive graduate business courses.


    LARRY GLASER, PRESIDENT OF FORTRAN, established Fortran in the late 1970's as a service and repair organization for telecommunications equipment. He has been President of Fortran since that date.

    KELBY KNOEDLER, PRESIDENT OF ENTRA, established Entra in 1984 after selling his ownership-interest in CADO Business Systems of Ohio, which he founded in 1978. Since 1984, he has been the General Manager and President of Entra. He was previously employed with Burroughs Corporation.

    JAMES MAHON, PRESIDENT OF MAHON, has over 26 years of diverse experience in the communications industry. Mr. Mahon was a founder and past president of Computer Telephone Corporation, which went public in 1985. Mr. Mahon, who has also held corporate-level positions at Rolm and Executone, founded Mahon in 1989 and has been President of Mahon since that date.


    ROBERT M. MCCLORY, PRESIDENT OF COMPEL, founded Compel in 1972 and has been its President since that date. From 1972 to 1979, he was General Manager of Parsons Electric Company, a general contractor in Los Angeles, California. He is a Registered Communications Distribution Designer.



    JACK MEEHAN, PRESIDENT OF AZTEC INTERNATIONAL, founded Aztec International in 1984 and has been its President and Chief Executive Officer since that date. Previously, Mr. Meehan was employed by New York Telephone Company and by Tie/communications.



    DARREN METZ, PRESIDENT OF OFFICE EQUIPMENT SERVICE, has been the President of Office Equipment Service since 1986. He holds a B.A. in computer science from the University of Tennessee, and an M.B.A. from the University of Memphis.

ADDITIONAL DIRECTORS; COMMITTEES

    Prior to the Technology Distribution, Aztec expects to elect three additional directors, at least two of whom will be independent directors. Directors are elected for one year terms and hold office until their successors have been elected and qualified or until such director's earlier resignation or removal, though the Aztec Board may adopt a classified board before the Offering. Executive officers are elected annually and hold office until the next meeting of stockholders or until such executive officer's earlier resignation or removal.

    The Aztec Board is expected to create an Audit Committee effective as of the Offering. The Audit Committee will be charged with reviewing Aztec's annual audit and meeting with Aztec's independent accountants to review Aztec's internal control and financial management practices.

    The Aztec Board is expected to create a Compensation Committee effective as of the Offering Date. The Compensation Committee will be charged with making recommendations to the Aztec Board regarding compensation of Aztec's executive officers and administering any stock option plan Aztec may adopt.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation paid by Aztec for services rendered during the year ended April 25, 1998 to the Chief Executive Officer and the other highly compensated executive officers of Aztec (the "Named Officers").

SUMMARY COMPENSATION TABLE


                                                            ANNUAL COMPENSATION     LONG TERM
                                                           ---------------------  COMPENSATION     ALL OTHER
               NAME AND PRINCIPAL POSITION                   SALARY      BONUS     OPTIONS(#)    COMPENSATION
---------------------------------------------------------  ----------  ---------  -------------  -------------
James E. Claypoole.......................................  $  307,500(1) $  50,000                 $  54,360(2)
  Chairman and Chief Executive Officer
Ira Cohen................................................
  Chief Operating Officer (3)
Douglas Johnson..........................................
  Executive Vice President and Chief Financial Officer
  (4)
Elizabeth M. Claypoole...................................  $  160,000(5)               7,500(6)
  Vice President, Treasurer, and Secretary


----------------------

(1) Mr. Claypoole's salary was increased from $300,000 to $315,000 in November 1997.

(2) Includes life insurance premiums of $42,360 paid by Bay State on life insurance policies for which Mr. Claypoole's estate is the beneficiary and payment of automobile expenses of $12,000.

(3) Mr. Cohen was hired by Aztec on March 2, 1998. His salary is expected to be $200,000 during his first year with Aztec.

(4) Mr. Johnson was hired on March 31, 1998. His salary is expected to be $175,000 during his first year with Aztec.


(5) As of the end of fiscal year 1998, Ms. Claypoole was no longer an executive officer of Aztec. Ms. Claypoole is currently employed by Aztec in a non-executive officer capacity.


(6) Options to purchase U.S. Office Products Common Stock.

OPTIONS GRANTED IN FISCAL YEAR 1998

    The following table sets forth certain information regarding options to acquire U.S. Office Products Common Stock granted to the Named Officers during the year ended April 25, 1998. All options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire Aztec Common Stock in connection with the Technology Distribution. See "The Spin-Offs From U.S. Office Products."


                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF
                                                                                                       STOCK PRICE
                                                      PERCENT OF                                    APPRECIATION FOR
                                                     TOTAL OPTIONS                                   OPTION TERM(4)
                                      OPTIONS         GRANTED IN       EXERCISE     EXPIRATION   -----------------------
             NAME                GRANTED (#)(1)(2)  FISCAL YEAR(3)   PRICE ($/SH)     DATE(2)      5%($)       10%($)
-------------------------------  -----------------  ---------------  -------------  -----------  ----------  -----------
James E. Claypoole.............         45,000              10.5%      $   15.17      4/28/07    $  429,315  $ 1,087,968
Elizabeth M. Claypoole.........          6,000               1.4%      $   15.17      4/28/07    $   57,242  $   145,062

----------------------

(1) The options granted are non-qualified stock options which are exercisable at the market price on the date of grant generally beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares and which expire ten years from the date of grant.


(2) The exercise price of U.S. Office Products Options will be adjusted by applying the following formula:


Exercise Price (New) = Exercise Price      Initial Public Offering Price of Common Stock in the Offering
(Old) x
                                           Trading Price of U.S. Office Products Common Stock Pre-Technology Distribution


     The number of U.S. Office Products Options will be adjusted by applying the following formula:


Option Shares (New) = Option Shares (Old)   Trading Price of U.S. Office Products Common Stock Pre-Technology Distribution
x
                                            Initial Public Offering Price of Common Stock in the Offering


     For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Technology Distribution" will be the average closing price of U.S.
     Office Products Common Stock for the lesser of (a) ten business days preceding the Distributions or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The exercise price and number of options will be adjusted solely for the Distributions and not for other events, such as the Tender Offer. The foregoing formula adjustments are intended to preserve for the holder of U.S. Office Products Options the intrinsic value per option, measured as the difference between the market value of one share of U.S. Office Products Common Stock at the time of the Technology Distribution and the exercise price of such option. The intrinsic value of the Aztec Options will be no greater than the intrinsic value of the U.S. Office Products Options before the Distributions and the ratio of exercise price to market price will be not less than the ratio before the Distributions.


(3) Total Options granted means all options granted to employees of Aztec.

(4) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

AGGREGATED OPTIONS FISCAL YEAR ENDED APRIL 25, 1998 AND FISCAL YEAR-END 1998
  OPTION VALUES


    The following table sets forth certain information regarding unexercised options held by the Named Officers at April 25, 1998. No options were exercised by the Named Officers during the fiscal year ended April 26, 1998. As described above, all options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire shares of Aztec Common Stock in connection with the Technology Distribution. See "The Spin-Offs From U.S. Office Products" and "Replacement of Outstanding U.S. Office Products Options."


                                                                                               VALUE OF UNEXERCISED IN-
                                                                    NUMBER OF UNEXERCISED        THE-MONEY OPTIONS AT
                                                                         OPTIONS HELD                FISCAL YEAR
                                  SHARES ACQUIRED                    AT APRIL 25, 1998(4)          END($)(1)(4)(5)
                                    ON EXERCISE        VALUE      --------------------------  --------------------------
              NAME                    (#)(2)       REALIZED($)(3) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  ---------------  -------------  -----------  -------------  -----------  -------------
James E. Claypoole..............            --              --            --        45,000            --            --
Elizabeth M. Claypoole..........            --              --            --         6,000            --            --

----------------------


(1) The exercise price of U.S. Office Products Options will be adjusted by applying the following formula:


  Exercise Price (New) = Exercise Price
                 (Old) x                   Initial Public Offering Price of Common Stock in the Offering
                                           Trading Price of U.S. Office Products Common Stock Pre-Technology Distribution

     The number of U.S. Office Products Options will be adjusted by applying the following formula:


Option Shares (New) = Option Shares (Old)   Trading Price of U.S. Office Products Common Stock Pre-Technology Distribution
x
                                            Initial Public Offering Price of Common Stock in the Offering


     For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Technology Distribution" will be the average closing price of U.S. Office Products Common Stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The exercise price and number of options will be adjusted solely for the Distributions and not for other events, such as the Tender Offer. The foregoing formula adjustments are intended to preserve for the holder of U.S. Office Products Options the intrinsic value per option, measured as the difference between the market value of one share of U.S. Office Products Common Stock at the time of the Technology Distribution and the exercise price of such option. The intrinsic value of the Aztec options will be no greater than the intrinsic value of the U.S. Office Products Options before the Distributions and the ratio of exercise price to market price will be not less than the ratio before the Distributions.


(2) Represents the number of shares received upon exercise or, if no shares were received, the number of shares with respect to which options were exercised.

(3) The value of exercised options represents the difference between the exercise price of such options and the closing market price of the U.S. Office Products Common Stock on the date of exercise.

(4) Options are "in-the-money" if the closing market price of U.S. Office Products Common Stock exceeds the exercise price of the options.

(5) The value of unexercised options represents the difference between the exercise price of such options and $16.875, the closing market price of U.S. Office Products Common Stock at April 24, 1998.


REPLACEMENT OF OUTSTANDING U.S. OFFICE PRODUCTS' OPTIONS



    Aztec expects that all or substantially all vested and unvested options to acquire shares of U.S. Office Products' Common Stock that are held by Aztec employees on the Distribution Date will be replaced with options to acquire shares of Aztec Common Stock. As of the Distribution Date, approximately 803,688 U.S. Office Products Options will be held by employees of Aztec. The number of Aztec Options that will be outstanding after the Distributions will depend on the trading prices of U.S. Office Products Common Stock around the time of the Distributions and the public offering price of the Aztec Common Stock in the Offering. For those reasons, the number of Aztec Options into which the U.S. Office Products Options will convert is not yet determinable. The following formulas will be used to adjust the number and exercise price of U.S. Office Products Options. Such formulas will adjust solely for the Distributions and not for other events, such as the Tender Offer. The exercise price of U.S. Office Products Options will be adjusted by applying the following formula:



Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price of
                                              Common Stock in the
                                              Offering__________________



                                              Trading Price of U.S. Office
                                              Products Common Stock
                                              Pre-Technology Distribution



The number of U.S. Office Products Options will be adjusted by applying the following formula:



Option Shares (New)=Option Shares (Old) X Trading Price of U.S. Office Products
                                          Common Stock Pre-Technology
                                          Distribution



                                          Initial Public Offering Price of
                                          Common Stock in the Offering



For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Technology Distribution" will be the average closing price of U.S. Office Products Common Stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The foregoing formula adjustments are intended to preserve for the holder of U.S. Office Products Options the intrinsic value per option, measured as the difference between the market value of one share of U.S. Office Products Common Stock at the time of the Technology Distribution and the exercise price of such option. The intrinsic value of the adjusted Aztec Options will be no greater than the intrinsic value of the U.S. Office Products Options immediately before the Distribution, and the ratio of exercise price to market price will be not less than the ratio immediately before the Distributions.


1998 STOCK INCENTIVE PLAN

    Aztec expects to adopt the 1998 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of Aztec by providing employees with incentives to improve stockholder value and contribute to the growth and financial success of Aztec, and by enabling

Aztec to attract, retain and reward highly motivated and qualified employees. The maximum number of shares of Aztec Common Stock that may be issued with respect to awards granted under the Plan is 22.5% of the outstanding Aztec Common Stock following the Technology Distribution and the Offering. The maximum number of shares that may be issued with respect to awards granted under the Plan to an individual in a calendar year may not exceed shares. The Plan will be administered by the Compensation Committee of the Board of Directors. All employees of the Company and its subsidiaries, as well as non-employee directors of the Company, are eligible to receive awards under the Plan. The Plan authorizes the Compensation Committee to make awards of stock options, restricted stock, and other stock-based awards. The Compensation Committee will determine the prices, vesting schedules, expiration dates and other material conditions under which such awards may be exercised.


    Mr. Ledecky will receive a stock option for Common Stock from Aztec, pursuant to the Plan, as of the Distribution Date. The option is intended to compensate Mr. Ledecky for his services to Aztec as an employee. The option will cover up to 7.5% of the outstanding Common Stock determined as of the Distribution Date without regard to the Offering. The option will have a per share exercise price equal to the initial public offering price of Aztec Common Stock.

    It is expected that Mr. Ledecky's option will become fully vested when granted but will not be exercisable until the 12-month anniversary of the Technology Distribution. Mr. Ledecky's option from the Company will be exercisable immediately if Mr. Ledecky dies before the option expires or if Aztec accelerates the exercise schedule of options for substantially all management option holders. (In this latter case, Mr. Ledecky's option will become exercisable on the same accelerated schedule as the other management option holders.) All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with Aztec.


    The Company expects that James E. Claypoole will also receive an option (the "Claypoole Option") pursuant to the Plan for 4.5% of the outstanding Aztec Common Stock as of the Distribution Date without regard to the Offering. The Claypoole Option is anticipated to have the same terms as Mr. Ledecky's option, including an exercise price equal to the initial public offering price of the Aztec Common Stock. The estimated value of the Claypoole Option depends on the initial public offering price of Aztec Common Stock and the trading volatility of Aztec Common Stock. Based on an assumed initial public offering price of $13.00 (which is equal to the mid-point of the price range set forth in the preliminary prospectus for the Offering) and an assumed trading volatility index of Aztec Common Stock of 45%, the estimated value of the option is $2,343,571. In addition, management currently expects to recommend option grants to certain executive officers and key personnel of the Company for approximately 2% of the Common Stock following the Offering and the Technology Distribution, also at an exercise price equal to the initial public offering price of the Aztec Common Stock.


LEDECKY SERVICES AGREEMENT

    Jonathan J. Ledecky entered into an agreement ("the Ledecky Services Agreement") with U.S. Office Products on January 13, 1998, as amended, to become effective on the Distribution Date and contingent on the consummation of the Distributions. The Ledecky Services Agreement will expire on September 30, 1998 if none of the Distributions has occurred by that date. If the Ledecky Services Agreement becomes effective, it will replace his November 4, 1997 employment agreement with U.S. Office Products. The principal terms of this agreement, as it is expected to be amended, and summarized here.


    The Ledecky Services Agreement governs Mr. Ledecky's continuing obligations to U.S. Office Products. Under the Ledecky Services Agreement, Mr. Ledecky will report to the U.S. Office Products Board and will provide high-level acquisition negotiation services and strategic business advice. Under the Agreement, Mr. Ledecky will remain an employee of U.S. Office Products, at an annual salary of $48,000 through June 30, 2001. As a continuing employee of U.S. Office Products, Mr. Ledecky will also retain his existing U.S. Office Products Options despite his reduction in services to U.S. Office Products. U.S. Office Products can terminate Mr. Ledecky's employment only for "cause" where cause consists of (i) his conviction of or guilty or nolo contendere plea to a felony, (ii) his engaging, despite notice, in conduct demonstrably and materially injurious to U.S. Office Products, or (iii) his violation of the noncompetition agreement as it relates to U.S. Office Products. If Mr. Ledecky resigns or is terminated, he will cease to vest in his U.S. Office Products stock options and will have 90 days to exercise any vested options.


    It is expected that Aztec will enter into an employment agreement with Mr. Ledecky which will implement assigned portions of the Ledecky Services Agreement. Under the employment agreement, Mr. Ledecky will report to the Board of Directors and senior management of Aztec. In such capacity, Mr. Ledecky will provide high-level acquisition negotiation services and strategic business advice. Aztec can require Mr. Ledecky's performance of such services, consistent with his other contractual obligations to Consolidation Capital Corporation, U.S. Office Products and the Other Spin-Off Companies. As an employee, Mr. Ledecky will also be subject to the generally applicable personnel policies of Aztec and will be eligible for such benefit plans in accordance with their terms. Aztec will pay Mr. Ledecky an annual salary of $48,000 for up to two years. Aztec may terminate Mr. Ledecky's employment with or without "cause", where cause is defined as in the Ledecky Services Agreement as modified to refer to Aztec. If without cause, the termination would entitle Mr. Ledecky to severance equal to his salary for the lesser of 12 months or the remainder of the employment term.



    The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions that continue for four years after the Technology Distribution has been completed. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products, or other Spin-Off Companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where any of the U.S. Office Products Companies conducts the competitive business. (For this purpose, "products or services" are those that U.S. Office Products offered on January 13, 1998.) Notwithstanding this prohibition, Mr. Ledecky may serve in a policy making role (but not engage in direct personal competition) with respect to the following businesses: (i) certain businesses potentially competitive with Aztec if those businesses (A) are acquired by electrical contracting and services businesses, (B) had revenues of no more than $15 million in the prior year and no more than 30% of the revenues of the acquiring business, and (C) have their principal place of business in the same metropolitan area as that of the acquiring business; (ii) businesses selling, supplying, or distributing janitorial or sanitary products or services; (iii) businesses managing or servicing office equipment (other than computers); (iv) businesses providing internet access services; or (v) UniCapital Corporation's leasing businesses (which include equipment leasing). The Ledecky Services Agreement prohibits Mr. Ledecky from trying to hire away managerial employees of Aztec and the other Spin-Off Companies or from calling upon customers of Aztec and the other Spin-Off Companies to solicit or sell products or services in direct competition with Aztec and the other Spin-Off Companies. Mr. Ledecky also may not hire away for Consolidation Capital Corporation any person then or in the preceding one year employed Aztec, or the other Spin-Off Companies. U.S. Office Products is permitted to (and will) assign to Aztec, the ability to enforce the non-competition provisions described above, which will then constitute part of his employment agreement with Aztec.



    Mr. Ledecky will receive a stock option for Aztec Common Stock from Aztec as of the Distribution Date. The option is intended to compensate Mr. Ledecky for his services to Aztec as an employee. That option will be granted under the Plan. The option will cover up to 7.5% of the outstanding Aztec Common Stock, determined as of the Distribution Date, without regard to the Offering. The option will have a per share exercise price equal to the initial public offering price of the Aztec Common Stock. The estimated value of this option depends on the initial public offering price of Aztec Common Stock and the trading volatility of Aztec Common Stock. Based on an assumed initial public offering price of $13.00 (which is equal to the mid-point of the price range set forth in the preliminary prospectus for the Offering) and an assumed trading volatility index of Aztec Common Stock of 45%, the estimated value of the option is $3,905,951.


    It is expected that Mr. Ledecky's option will become fully vested when granted but will not be exercisable until the twelve-month anniversary of the Technology Distribution. Mr. Ledecky's option from Aztec will be exercisable immediately if Mr. Ledecky dies before the option expires or, if Aztec accelerates the exercise schedule of options for substantially all management option holders. (In this latter case, Mr. Ledecky's option will become exercisable on the same accelerated schedule as the other management option holders. All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with Aztec.

EMPLOYMENT CONTRACTS AND RELATED MATTERS


    In October 1996, Bay State entered into an employment agreement with James
E. Claypoole, its then Chief Executive Officer and President. The employment agreement provides for an initial three-year term and successive one-year extensions at the option of Bay State. Pursuant to this agreement, Mr. Claypoole is entitled to receive a minimum annual salary of $300,000, incentive bonuses as determined by the Board of Directors of Bay State and all perquisites and benefits customarily provided by Bay State to its employees. In the event that Mr. Claypoole's employment is terminated for any reason other than cause, Mr. Claypoole's employment agreement provides that Mr. Claypoole is entitled to receive his base salary and benefits for the longer of (i) three months from the date of termination or (ii) the remaining time under the initial term of the employment agreement. The employment agreement also prohibits Mr. Claypoole from engaging in certain activities deemed competitive with Bay State or its affiliates during the duration of his employment with Bay State and for the longer of (i) a period of two years thereafter or (ii) as long as Mr. Claypoole continues to receive severance payments from Bay State. Aztec anticipates that immediately following the Technology Distribution, Mr. Claypoole's current employment agreement with Bay State will be terminated and Aztec will enter into a new employment agreement with Mr. Claypoole under which he will serve as Aztec's Chairman and Chief Executive Officer and a director. While the terms of this new agreement are subject to negotiation and no binding agreement has yet been reached, it is anticipated that the agreement will be for a three year term, provide for a base salary of approximately $375,000 and an annual bonus of up to that amount if certain objectives have been realized. In addition, the proposed agreement will have other terms typical of agreements with chief executive officers of public companies in the technology area.


    In October 1996, Bay State entered into an employment agreement with Elizabeth M. Claypoole, its then Vice President and Chief Financial Officer. The employment agreement provides for an initial three-year term and successive one-year extensions at the option of Bay State. Pursuant to this agreement, Ms. Claypoole is entitled to receive a minimum annual salary of $140,000, incentive bonuses as determined by the President of Bay State and all perquisites and benefits customarily provided by Bay State to its employees. In the event that Ms. Claypoole's employment is terminated for any reason other than cause, Ms. Claypoole's employment agreement provides that Ms. Claypoole is entitled to receive her base salary and benefits for the longer of (i) three months from the date of termination, or (ii) the remaining time under the initial term of the employment agreement. The employment agreement also prohibits Ms. Claypoole from engaging in certain activities deemed competitive with Bay State or its affiliates during the duration of her employment with Bay State and for the longer of (i) a period of two years thereafter, or (ii) as long as Ms. Claypoole continues to receive severance payments from Bay State.

    On March 2, 1998, Aztec hired Ira Cohen as its Chief Operating Officer. Aztec expects to enter into an employment agreement with Mr. Cohen prior to the Technology Distribution.

    On March 31, 1998, Aztec hired Douglas R. Johnson as its Executive Vice President and Chief Financial Officer. Aztec expects to enter into an employment agreement with Mr. Johnson prior to the Technology Distribution.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Aztec Board intends to create a Compensation Committee effective prior to the Distribution Date. The Compensation Committee will be charged with determining or making recommendations to the Aztec Board regarding the compensation of executive officers of Aztec and administering any stock option plan Aztec may adopt.

    Until a Compensation Committee of the Aztec Board is created, decisions regarding the compensation of executive officers of Aztec will be made by the Aztec Board. No member of the Aztec Board has ever been an officer of Aztec or any of its subsidiaries, except that Mr. Ledecky was the Chief Executive Officer of U.S. Office Products until November 5, 1997 and will be Chairman of U.S. Office Products until the Distribution Date, and Mr. Claypoole has been Chairman of U.S. Office Products' Technology Solutions division.

                              CERTAIN TRANSACTIONS

    On October 15, 1996, U.S. Office Products acquired Bay State, which will be a wholly-owned subsidiary of Aztec following the Technology Distribution, from James E. Claypoole, Bay State's then Chief Executive Officer and President, and Thomas J. Foley, Executive Vice President of Bay State, for 906,576 shares of U.S. Office Products Common Stock valued at $20.74 per share. In connection with the acquisition, Bay State also entered into an employment agreement with Mr. Claypoole at a minimum annual base salary of $300,000 and an employment agreement with Elizabeth M. Claypoole, Bay State's then Vice President and Chief Financial Officer, at a minimum annual base salary of $140,000. See "Management--Employment Contracts and Related Matters." These transactions with U.S. Office Products were the subject of arm's-length negotiations.

    For a discussion of matters related to the spin-off of Aztec from U.S. Office Products, see "The Spin-Offs from U.S. Office Products."

    For a discussion of transactions between Aztec and Mr. Ledecky, see "Management--Replacement of Outstanding U.S. Office Products Options,--Ledecky Services Agreement."

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth the number and percentage of outstanding shares of Common Stock that are expected to be beneficially owned as of April 25, 1998 and as adjusted to reflect the Offering and the Technology Distribution (assuming no exercise of the Underwriters' over-allotment) by (i) all persons known by Aztec to own beneficially more than 5% of the Common Stock, (ii) each director and each Named Officer who is a stockholder, and (iii) all directors and executive officers as a group. Except as otherwise indicated, the business address of each of the following is 52 Roland Street, Boston, Massachusetts 02129.



                                                                             PERCENT OF
                                                              NUMBER OF      U.S. OFFICE       NUMBER OF
                                                              SHARES OF       PRODUCTS         SHARES OF       PERCENT OF
                                                             U.S. OFFICE    COMMON STOCK     AZTEC COMMON     AZTEC COMMON
                                                            PRODUCT COMMON    PRIOR TO           STOCK          STOCK AS
NAME AND ADDRESS OF BENEFICIAL OWNER                            STOCK         OFFERING      AS ADJUSTED(1)      ADJUSTED
----------------------------------------------------------  --------------  -------------  -----------------  -------------
James E. Claypoole (5)(7).................................        774,138(2)       *
Jonathan J. Ledecky (6)(7)................................      2,428,125(3)         1.8%
Elizabeth M. Claypoole (6)(7).............................          4,317(4)       *
All current executive officers and directors as a group         3,574,660           2.7%
  (five persons)(6)(7)....................................
5% STOCKHOLDERS:
FMR Corp (5)..............................................     15,754,406          11.2%
  Devonshire Street
  Boston, MA 02109
Massachusetts Financial Services Company (5)..............      8,262,886           5.9%
  500 Boylston Street
  Boston, MA 02116


------------------
*   Less than 1%.

(1) The "Number of Shares of Aztec Common Stock, As Adjusted" will reflect the results of the Tender Offer and the application of the Distribution Ratio. It assumes no options are exercisable within 60 days.


(2) Includes 11,250 shares which may be acquired upon exercise of options exercisable within 60 days following the Offering. Excludes Mr. Claypoole's option for 4.5% of the Aztec Common Stock that Aztec expects to grant under the 1998 Stock Incentive Plan, which will not be exercisable until the 12-month anniversary of the Technology Distribution. See "Management-- 1998 Stock Incentive Plan".



(3) Excludes options for U.S. Office Products Common Stock that will not be converted into options for Aztec Common Stock at the time of the Technology Distribution. Also excludes Mr. Ledecky's option for up to 7.5% of the Aztec Common Stock that will be granted under the Company's 1998 Stock Incentive Plan, which will not be exercisable until the 12-month anniversary of the Technology Distribution. See "Management--Ledecky Services Agreement."



(4) Includes 3,375 shares which may be acquired upon exercise of options exercisable within 60 days following the Offering.



(5) Based upon a Schedule 13G filed with the SEC with respect to U.S. Office Products Common Stock.



(6) The value of unexercised options represents the difference between the exercise price of such options and $16.875 the closing market price of U.S. Office Products Common Stock at April 24, 1998.



(7) The exercise price of U.S. Office Products Options will be adjusted by applying the following formula:


     Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price
                                                   of Common Stock in the
                                                   Offering
                                                   Trading Price of U.S. Office
                                                   Products Common Stock
                                                   Pre-Technology Distribution


     The number of U.S. Office Products Options will be adjusted by applying the following formula:


     Option Shares (New) = Option Shares (Old) XTrading Price of U.S. Office
                                                Products Common Stock
                                                Pre-Technology Distribution
                                                Initial Public Offering Price of
                                                Common Stock in the Offering


     For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Technology Distribution" will be the average closing price of U.S. Office Products Common Stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. The exercise price and number of options will be adjusted solely for the Distributions and not for other events, such as the Tender Offer. The foregoing formula adjustments are intended to preserve for the holder of U.S. Office Products Options the intrinsic value per option, measured as the difference between the market value of one share of U.S. Office Products Common Stock at the time of the Technology Distribution and the exercise price of such option. The intrinsic value of the Aztec Options will be no greater than the intrinsic value of the U.S. Office Products Options before the Distributions and the ratio of exercise price to market price will be not less than the ratio before the Distributions. The formulas will not affect when the options vest or when employees can exercise the options.

                       DESCRIPTION OF AZTEC CAPITAL STOCK

GENERAL


    At the time of the Technology Distribution and the Offering Aztec's authorized capital stock will consist of 150 million shares of Aztec Common Stock, par value $.001 per share, and 1 million shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Upon completion of the Offering and following the Technology Distribution, Aztec will have outstanding approximately 26,340,000 shares of Aztec Common Stock and no shares of Preferred Stock. Set forth below is a summary of the terms of Aztec's authorized capital stock.


AZTEC COMMON STOCK

    The holders of Aztec Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

    Subject to the rights of any then outstanding shares of Preferred Stock, the holders of Aztec Common Stock are entitled to such dividends as may be declared in the discretion of the Aztec Board out of funds legally available therefore. See "Dividend Policy." The holders of Aztec Common Stock are entitled to share ratably in the net assets of Aztec upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Aztec Common Stock have no preemptive rights to purchase shares of stock of Aztec. Shares of Aztec Common Stock are not subject to any redemption provisions and are not convertible into any other securities of Aztec. All of the shares of Aztec Common Stock to be distributed pursuant to the Technology Distribution will be fully paid and nonassessable.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Aztec Board as shares of one or more classes or series. Subject to the provisions of Aztec's Certificate of Incorporation and limitations prescribed by law, the Aztec Board is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. Aztec has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the Aztec Board to render more difficult or to discourage an attempt to obtain control of Aztec by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Aztec's management. The issuance of shares of the Preferred Stock pursuant to the Aztec Board's authority described above may adversely affect the rights of the holders of Aztec Common Stock. For example, Preferred Stock issued by Aztec may rank prior to Aztec Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Aztec Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for Aztec Common Stock or may otherwise adversely affect the market price of Aztec Common Stock.


ANTI-TAKEOVER PROVISIONS



    CLASSIFIED BOARD



    Aztec's Certificate of Incorporation may include provisions dividing the Aztec Board's membership into three classes, each of which serves until the third succeeding annual meeting with one class being elected at each annual meeting of stockholders. Under Delaware law, each class will be as nearly equal in number as possible. As a result, at least two annual meetings of stockholders may be required for Aztec's stockholders to change a majority of the members of the Aztec Board. Aztec believes that a classified Board of Directors will assure continuity and stability of Aztec's management and policies, without diminishing accountability to stockholders. Aztec's classified Board will ensure that a majority of directors at any given time will have experience in the business and competitive affairs of Aztec.



    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS



    The Certificate of Incorporation and Bylaws may provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and Bylaws may also provide that special meetings of the stockholders can be called only by the Chairman of the Board, or by holders of at least 33 1/3% of the outstanding shares of Aztec stock entitled to vote generally for the election of directors.



    ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS



    The Bylaws may establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Aztec Board, or by a stockholder who has given to the Secretary of Aztec timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make the determination of whether business has been properly brought before such meeting. Only persons who are nominated by, or at the direction of, the Aztec Board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of Aztec. These provisions are intended to establish orderly procedures for the conduct of Aztec's business and to allow the Board of Directors adequate time to evaluate and respond to stockholder initiatives. They may have the effect of impeding the ability of a stockholder to present proposals or make limitations in a change of control context if the requisite notice provision cannot be satisfied.



    SHAREHOLDER RIGHTS PLAN



    Aztec's Board of Directors is evaluating the adoption of a Rights Plan pursuant to which stockholders would receive the right to acquire preferred stock. This right would be triggered under certain circumstances occurring after any group or person acquires more than 15% of the outstanding Aztec Common Stock, or the commencement of a tender offer for the purchase of more than 15% of the outstanding Aztec Common Stock. In such event, each holder of a right would be entitled to receive a fraction of a share of preferred stock for a nominal price. The rights have certain anti-takeover effects that would cause substantial dilution to a person or group attempting to acquire a significant interest in Aztec without first obtaining the approval of Aztec's Board of Directors.


    STATUTORY BUSINESS COMBINATION PROVISION

    Aztec is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder

(excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or
(iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Under Aztec's Certificate of Incorporation, the affirmative vote of a majority of the directors is required to approve an interested stockholder transaction.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. Aztec has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES


    Pursuant to Aztec's Certificate of Incorporation and under Delaware law, directors of Aztec are not liable to Aztec or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. Aztec's by-laws provide that Aztec will, to the fullest extent permitted under Delaware law, indemnify its officers and directors against any damages arising out of their actions as officers or directors of Aztec.


TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for Aztec Common Stock will be American Stock Transfer & Trust Company.

                                    EXPERTS


    The consolidated financial statements of Aztec Technology Partners, Inc. as of April 30, 1996 and April 26, 1997 and for each of the fiscal years ended March 31, 1995, March 31, 1996 and April 26, 1997 included in this Information Statement/Prospectus, except as they relate to Fortran as of March 31, 1996 and March 31, 1995 and for each of the three years in the period ended March 31, 1996, have been audited by Price Waterhouse LLP, independent accountants, and insofar as they related to Fortran Corp. by Rubin Koelmstedt and Nadler, independent accountants, whose report dated June 7, 1996 thereon appears herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.


    The combined financial statements of Aztec East Inc. and Affiliates as of December 31, 1996 and 1995 and for the years then ended included in this Prospectus have been so included in reliance on the June 22, 1997 report of B.N. Kozin Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Compel Corporation as of December 31, 1996 and 1995 and for the years then ended included in this Prospectus have been so included in reliance on the January 30, 1998 report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of shares of Aztec Common Stock and certain tax matters relating to the Distributions will be passed upon on behalf of Aztec and U.S. Office Products by Wilmer, Cutler & Pickering, Washington, D.C.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                            PAGE
                                                                                       ---------
AZTEC TECHNOLOGY PARTNERS, INC. HISTORICAL FINANCIAL STATEMENTS
  Report of Price Waterhouse LLP, Independent Accountants                                    F-2
  Report of Rubin, Koehmstedt and Nadler, Independent Auditors                               F-3
  Consolidated Balance Sheet as of April 30, 1996, April 25, 1997 and January 24,
    1998 (unaudited)                                                                         F-4
  Consolidated Statement of Income for the years ended March 31, 1995 and 1996, the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997
    (unaudited) and January 24, 1998 (unaudited)                                             F-5
  Consolidated Statement of Stockholder's Equity for the years ended March 31, 1995 and 1996, the fiscal year ended April 26, 1997 and the nine months ended January
    24, 1998 (unaudited)                                                                     F-6
  Consolidated Statement of Cash Flows for the years ended March 31, 1995 and 1996, the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997
    (unaudited) and January 24, 1998 (unaudited)                                             F-7
  Notes to Consolidated Financial Statements                                                 F-9

AZTEC EAST, INC. AND AFFILIATES
  Report of B.N. Kozin Company, Independent Accountants                                     F-22
  Balance Sheet as of December 31, 1995 and 1996 and September 30, 1997 (unaudited)         F-23
  Statement of Operations for the years ended December 31, 1995 and 1996 and the nine
    months ended September 30, 1996 (unaudited) and 1997 (unaudited)                        F-24
  Statement of Shareholders' Equity for the years ended December 31, 1995 and 1996
    and the nine months ended September 30, 1997 (unaudited)                                F-25
  Statement of Cash Flows for the years ended December 31, 1995 and 1996 and the nine
    months ended September 30, 1996 (unaudited) and 1997 (unaudited)                        F-26
  Notes to Financial Statements                                                             F-27

COMPEL CORPORATION
  Report of Price Waterhouse LLP, Independent Accountants                                   F-30
  Balance Sheet as of December 31, 1995 and 1996 and September 30, 1997 (unaudited)         F-31
  Statement of Income for the years ended December 31, 1994, 1995 and 1996 and the
    nine months ended September 30, 1996 (unaudited) and 1997 (unaudited)                   F-32
  Statement of Stockholders' Equity for the years ended December 31, 1994, 1995 and
    1996 and the nine months ended September 30, 1997 (unaudited)                           F-33
  Statement of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and
    the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited)               F-34
  Notes to Financial Statements                                                             F-35

AZTEC TECHNOLOGY PARTNERS, INC. PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)
  Introduction to Pro Forma Financial Information (unaudited)                               F-41
  Pro Forma Combined Balance Sheet as of January 24, 1998 (unaudited)                       F-42
  Pro Forma Combined Statement of Income for the nine months ended January 24, 1998
    (unaudited)                                                                             F-43
  Pro Forma Combined Statement of Income for the nine months ended January 25, 1997
    (unaudited)                                                                             F-44
  Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997
    (unaudited)                                                                             F-45
  Notes to Pro Forma Combined Financial Statements (unaudited)                              F-46

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  of Aztec Technology Partners, Inc.

    In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Aztec Technology Partners, Inc. ("Aztec") and its subsidiaries at April 30, 1996 and April 26, 1997, and the results of their operations and their cash flows for the fiscal years ended March 31, 1995, March 31, 1996 and April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Aztec's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Fortran Corp., a wholly-owned subsidiary, which statements reflect total revenues of $20,243,000 and $20,775,000 for the fiscal years ended March 31, 1995 and 1996, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Fortran Corp., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP


Minneapolis, Minnesota
February 4, 1998, except for Note 1 and the last paragraph of



Note 3, which are as of May 14, 1998

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
  Fortran Corp.
  Newington, Virginia

    We have audited the accompanying balance sheet of Fortran Corp. as of March 31, 1996, and 1995 and the related statements of earnings, changes in stockholders' equity, and cash flows for the years ended March 31, 1996, 1995, and 1994 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to and above present fairly, in all material respects, the financial position of Fortran Corp. as of March 31, 1996, and 1995 and the results of its operations and its cash flows for three years ended March 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

    As described in Note 9 to the financial statements, on August 21, 1996, the Company entered into a letter of intent to exchange all of its issued and outstanding shares of common stock for shares of U.S. Office Products Company common stock.

RUBIN, KOEHMSTEDT AND NADLER

Springfield, Virginia

June 7, 1996, except for Note 9,
as to which the date is
October 24, 1996

                        AZTEC TECHNOLOGY PARTNERS, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                                          PRO FORMA
                                                                                          (NOTE 3)
                                                      APRIL 30,  APRIL 26,  JANUARY 24,  JANUARY 24,
                       ASSETS                           1996       1997        1998         1998
                                                      ---------  ---------  -----------  -----------
                                                                            (UNAUDITED)  (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................  $   5,609  $   1,106   $     117    $
  Accounts receivable, less allowance for doubtful
    accounts of $123, $351 and $790, respectively...     19,966     22,342      46,615       46,615
  Inventories.......................................      4,451      3,904      12,578       12,578
  Receivable from U.S. Office Products..............                 1,216       7,862
  Unbilled percentage of completion revenues........        725      2,871       1,452        1,452
  Prepaid expenses and other current assets.........        562      1,704       4,252        4,252
                                                      ---------  ---------  -----------  -----------
      Total current assets..........................     31,313     33,143      72,876       64,897

Property and equipment, net.........................      1,755      2,163       5,074        5,074
Goodwill, net.......................................                            63,891       63,891
Other assets........................................        877      2,005         506          506
                                                      ---------  ---------  -----------  -----------
      Total assets..................................  $  33,945  $  37,311   $ 142,347    $ 134,368
                                                      ---------  ---------  -----------  -----------
                                                      ---------  ---------  -----------  -----------


        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term debt...................................  $   5,580  $      76   $     304    $     304
  Accounts payable..................................     10,805     11,803      23,329       23,329
  Accrued compensation..............................      1,857      1,651       3,898        3,898
  Deffered revenue..................................      2,536      2,499       5,402        5,402
  Income taxes payable..............................        389        679       4,652        4,652
  Accrued subchapter S corporation distributions....                 1,320
  Other accrued liabilities.........................      1,482      1,847       3,443        3,443
                                                      ---------  ---------  -----------  -----------
      Total current liabilities.....................     22,649     19,875      41,028       41,028

Long-term debt......................................        799        167         386        4,696
Long-term payable to U.S. Office Products...........                 4,786       9,957
Deferred income taxes...............................                   857         857          857
                                                      ---------  ---------  -----------  -----------
      Total liabilities.............................     23,448     25,685      52,228       46,581
                                                      ---------  ---------  -----------  -----------

Commitments and contingencies

Stockholder's equity:
  Divisional equity.................................        148      8,897      80,818       80,818
  Retained earnings.................................     10,349      2,729       9,301        6,969
                                                      ---------  ---------  -----------  -----------
      Total stockholder's equity....................     10,497     11,626      90,119       87,787
                                                      ---------  ---------  -----------  -----------
      Total liabilities and stockholder's equity....  $  33,945  $  37,311   $ 142,347    $ 134,368
                                                      ---------  ---------  -----------  -----------
                                                      ---------  ---------  -----------  -----------


          See accompanying notes to consolidated financial statements.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                 (IN THOUSANDS)

                                                                                                  FOR THE NINE
                                                           FOR THE FISCAL YEAR ENDED              MONTHS ENDED
                                                      ------------------------------------  ------------------------
                                                       MARCH 31,    MARCH 31,   APRIL 26,   JANUARY 25,  JANUARY 24,
                                                         1995         1996         1997        1997         1998
                                                      -----------  -----------  ----------  -----------  -----------

                                                                                                  (UNAUDITED)
Revenues:
  Products..........................................   $  74,645    $  97,567   $   97,253   $  72,494    $  91,662
  Services..........................................      14,354       16,488       39,025      28,801       50,850
                                                      -----------  -----------  ----------  -----------  -----------
    Total revenues..................................      88,999      114,055      136,278     101,295      142,512
                                                      -----------  -----------  ----------  -----------  -----------
Cost of revenues:
  Products..........................................      58,351       75,640       91,148      67,782       86,074
  Services..........................................       7,507        8,473       10,981       8,267       21,821
                                                      -----------  -----------  ----------  -----------  -----------
    Total cost of revenues..........................      65,858       84,113      102,129      76,049      107,895
                                                      -----------  -----------  ----------  -----------  -----------
    Gross profit....................................      23,141       29,942       34,149      25,246       34,617
Selling, general and administrative expenses........      14,942       20,510       21,525      15,637       22,951
Goodwill amortization expense.......................                                                            414
Non-recurring acquisition costs.....................                                 2,274       1,906
                                                      -----------  -----------  ----------  -----------  -----------
    Operating income................................       8,199        9,432       10,350       7,703       11,252
Other (income) expense:
  Interest expense..................................         331          420          324         310          169
  Interest income...................................        (118)        (416)        (168)       (169)        (167)
  Other.............................................        (111)        (964)         (53)        234          (14)
                                                      -----------  -----------  ----------  -----------  -----------
Income before provision for income taxes............       8,097       10,392       10,247       7,328       11,264
Provision for income taxes..........................         401          750        3,524       1,771        4,692
                                                      -----------  -----------  ----------  -----------  -----------
Net income..........................................   $   7,696    $   9,642   $    6,723   $   5,557    $   6,572
                                                      -----------  -----------  ----------  -----------  -----------
                                                      -----------  -----------  ----------  -----------  -----------
Per share amounts:
  Basic.............................................       $0.84        $0.71        $0.37       $0.32        $0.29
                                                      -----------  -----------  ----------  -----------  -----------
                                                      -----------  -----------  ----------  -----------  -----------
  Diluted...........................................       $0.84        $0.71        $0.36       $0.32        $0.28
                                                      -----------  -----------  ----------  -----------  -----------
                                                      -----------  -----------  ----------  -----------  -----------

Unaudited pro forma net income (see Note 8).........                            $    4,592  $    4,033   $    6,572
                                                                                ----------  -----------  -----------
                                                                                ----------  -----------  -----------
Unaudited pro forma income per share:
  Basic.............................................                                 $0.26       $0.23        $0.29
                                                                                ----------  -----------  -----------
                                                                                ----------  -----------  -----------
  Diluted...........................................                                 $0.25       $0.23        $0.28
                                                                                ----------  -----------  -----------
                                                                                ----------  -----------  -----------


          See accompanying notes to consolidated financial statements.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)


                                                                                                          TOTAL
                                                                              DIVISIONAL   RETAINED   STOCKHOLDER'S
                                                                                EQUITY     EARNINGS      EQUITY
                                                                              -----------  ---------  -------------
Balance at March 31, 1994...................................................   $     440   $   6,305    $   6,745
  Transactions of Pooled Companies:
    Capital distribution....................................................        (292)                    (292)
    Cash dividends..........................................................                  (3,087)      (3,087)
  Net income................................................................                   7,696        7,696
                                                                              -----------  ---------  -------------
Balance at March 31, 1995...................................................         148      10,914       11,062
  Cash dividends at Pooled Companies........................................                  (7,389)      (7,389)
  Adjustments to conform the fiscal year-ends of Pooled Companies...........                  (2,818)      (2,818)
  Net income................................................................                   9,642        9,642
                                                                              -----------  ---------  -------------
Balance at April 30, 1996...................................................         148      10,349       10,497
  Transactions of Pooled Companies:
    Undistributed earnings of subchapter S corporations.....................       8,749      (8,749)
    Cash dividends paid and declared........................................                  (5,594)      (5,594)
  Net income................................................................                   6,723        6,723
                                                                              -----------  ---------  -------------
Balance at April 26, 1997...................................................       8,897       2,729       11,626
Unaudited data:
  Issuance of U.S. Office Products common stock in conjunction with
    acquisitions............................................................      71,921                   71,921
  Net income................................................................                   6,572        6,572
                                                                              -----------  ---------  -------------
Balance at January 24, 1998 (unaudited).....................................   $  80,818   $   9,301    $  90,119
                                                                              -----------  ---------  -------------
                                                                              -----------  ---------  -------------


          See accompanying notes to consolidated financial statements.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                     FOR THE NINE
                                                             FOR THE FISCAL YEAR ENDED               MONTHS ENDED
                                                       -------------------------------------  --------------------------
                                                        MARCH 31,    MARCH 31,    APRIL 26,    JANUARY 25,   JANUARY 24,
                                                          1995         1996         1997          1997          1998
                                                       -----------  -----------  -----------  -------------  -----------

                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income.........................................   $   7,696    $   9,642    $   6,723     $   5,557     $   6,572
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization expense............         454          494          541           359         1,140
    Non-recurring acquisition costs..................                                 2,274         1,906
    Gain on sale of division at Pooled Company.......                     (761)
    Deferred taxes...................................                      (66)         645
    Changes in current assets and liabilities (net of
      assets acquired and liabilities assumed in
      business combinations accounted for under the
      purchase method):
      Accounts receivable............................      (5,963)      (5,441)      (2,376)       (4,463)       (7,815)
      Inventory......................................      (2,162)         595          547         1,066        (2,171)
      Prepaid expenses and other current assets......         140         (585)      (3,120)       (1,789)        3,153
      Accounts payable...............................       4,272         (475)         997         1,973         2,875
      Accrued liabilities............................       1,652          867           20           706         3,571
                                                       -----------  -----------  -----------       ------    -----------
        Net cash provided by operating activities....       6,089        4,270        6,251         5,315         7,325
                                                       -----------  -----------  -----------       ------    -----------
Cash flows from investing activities:
  Additions to property and equipment, net of
    disposals........................................        (888)        (552)        (949)         (806)       (1,290)
  Payments of non-recurring acquisition costs........                                (1,814)       (1,235)         (460)
  Deposits...........................................         (83)        (421)      (1,312)       (1,287)
  Cash received in sale of division at Pooled
    Company..........................................                    1,275
  Cash received in acquisitions......................                                                               320
  Other..............................................          12            4          161
                                                       -----------  -----------  -----------       ------    -----------
        Net cash provided by (used in) investing
          activities.................................        (959)         306       (3,914)       (3,328)       (1,430)
                                                       -----------  -----------  -----------       ------    -----------
Cash flows from financing activities:
  Proceeds from (payments of) short-term debt, net...        (491)       3,683       (5,504)       (3,396)       (2,105)
  Proceeds from issuance of long-term debt...........       2,126        1,196          305           236
  Payments of long-term debt.........................                     (698)        (937)         (281)       (1,984)
  Payments of dividends at Pooled Companies..........      (3,087)      (7,389)      (4,274)       (4,104)       (1,320)
  Advances from (payments to) U.S. Office Products
    Company..........................................                                 3,570         2,276        (1,475)
  Capital distributed to stockholder's of Pooled
    Company..........................................        (292)
  Net change in cash due to conforming fiscal year-
    ends of certain Pooled Companies.................                      176
                                                       -----------  -----------  -----------       ------    -----------
        Net cash used in financing activities........      (1,744)      (3,032)      (6,840)       (5,269)       (6,884)
                                                       -----------  -----------  -----------       ------    -----------

Net increase (decrease) in cash and cash
  equivalents........................................       3,386        1,544       (4,503)       (3,282)         (989)
Cash and cash equivalents at beginning of period.....         679        4,065        5,609         5,609         1,106
                                                       -----------  -----------  -----------       ------    -----------
Cash and cash equivalents at end of period...........   $   4,065    $   5,609    $   1,106     $   2,327     $     117
                                                       -----------  -----------  -----------       ------    -----------
                                                       -----------  -----------  -----------       ------    -----------

                        AZTEC TECHNOLOGY PARTNERS, INC.

                                 (IN THOUSANDS)

                                                                                                          FOR THE NINE
                                                               FOR THE FISCAL YEAR ENDED                  MONTHS ENDED
                                                       -----------------------------------------  ----------------------------
                                                         MARCH 31,      MARCH 31,     APRIL 26,    JANUARY 25,    JANUARY 24,
                                                           1995           1996          1997          1997           1998
                                                       -------------  -------------  -----------  -------------  -------------

                                                                                                          (UNAUDITED)
Supplemental disclosures of cash flow information:
  Interest paid......................................    $     335      $     526     $     282     $     213      $     123
  Income taxes paid..................................    $     422      $     452     $   2,460     $   1,087      $   1,444

    The Company issued common stock in connection with certain business combinations during the nine months ended January 24, 1998. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                    FOR THE NINE
                                                                                                    MONTHS ENDED
                                                                                                     JANUARY 24,
                                                                                                        1998
                                                                                                   ---------------
                                                                                                     (UNAUDITED)
Accounts receivable..............................................................................     $  16,457
Inventories......................................................................................         6,503
Prepaid expenses and other current assets........................................................         2,608
Property and equipment...........................................................................         2,347
Goodwill.........................................................................................        64,305
Other assets.....................................................................................           174
Short-term debt..................................................................................        (2,332)
Accounts payable.................................................................................        (8,651)
Accrued liabilities..............................................................................        (7,607)
Long-term debt...................................................................................        (2,203)
                                                                                                        -------
    Net assets acquired..........................................................................     $  71,601
                                                                                                        -------
                                                                                                        -------
The acquisitions were funded as follows:
Common stock.....................................................................................     $  71,921
Cash received....................................................................................          (320)
                                                                                                        -------
    Total........................................................................................     $  71,601
                                                                                                        -------
                                                                                                        -------

          See accompanying notes to consolidated financial statements.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (Dollars In Thousands)

1. BACKGROUND


    Aztec Technology Partners, Inc. (the "Company") is a Delaware corporation which is a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products"). On January 13, 1998, U.S. Office Products announced its intention to spin-off its Technology Solutions division as an independent publicly owned company. This transaction is expected to be effected through the distribution of shares of the Company to U.S. Office Products shareholders effective on or about June 9, 1998 (the "Distribution"). Prior to the Distribution, U.S. Office Products plans to contribute its equity interests in certain wholly-owned subsidiaries] associated with U.S. Office Products' Technology Solutions division to the Company. U.S. Office Products and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise. Additionally, in connection with the Distribution, the Company anticipates selling 4.2 million shares of its common stock (4.83 million shares if the over-allotment is sold) in an initial public offering ("IPO").


    The Technology Solutions division was created by U.S. Office Products in October 1996 and completed five business combinations accounted for under the pooling-of-interests method during the period from October 1996 to April 1997 ("the Pooled Companies"). As a result of these business combinations being accounted for under the pooling-of-interests method, the results of the Company prior to the completion of such business combinations represent the combined results of the Pooled Companies operating as separate autonomous entities.

2. BASIS OF PRESENTATION


    The consolidated financial statements reflect the assets, liabilities, divisional equity, revenues and expenses that were directly related to the Company as it was operated within U.S. Office Products. In cases involving assets and liabilities not specifically identifiable to any particular business of U.S. Office Products, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate consolidated balance sheet. The Company's statement of income includes all of the related costs of doing business including an allocation of certain general corporate expenses of U.S. Office Products which were not directly related to these businesses including certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing, human resources as well as other general overhead costs. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Management believes these allocations were made on a reasonable basis.


    U.S. Office Products uses a centralized approach to cash management and the financing of its operations. As a result, minimal amounts of cash and cash equivalents and an agreed upon amount of debt will be allocated to the Company at the time of the Distribution. The consolidated statement of income includes an allocation of interest expense on all debt allocated to the Company. See Note 7 for further discussion of interest expense.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)

liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CHANGE IN FISCAL YEAR

    Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on March 31 and December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from March 31 and December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

    INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

    GOODWILL

    Goodwill represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Substantially all goodwill is amortized on a straight line basis over estimated useful lives of 25-40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

    INCOME TAXES

    As a division of U.S. Office Products, the Company does not file separate federal income tax returns but rather is included in the federal income tax returns filed by U.S. Office Products and its subsidiaries from the respective dates that the entities within the Company were acquired by U.S. Office Products. For purposes of the consolidated financial statements, the Company's allocated share of U.S. Office Products' income tax provision was based on the "separate return" method. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

    REVENUE RECOGNITION

    Revenue from hardware and packaged software sales is recognized upon shipment provided there are no uncertainties regarding customer acceptance and collectibility of related receivable is considered probable.

    Revenue from software development contracts is recognized as work is performed on a "time and materials" basis.

    Revenues related to fixed-price contracts are recognized using the percentage-of-completion method, measured by the percentage of cost incurred to date to the estimated total cost at completion. This method is used because management considers accumulated costs to be the best available measure of progress on these contracts. The cumulative impact of any revision in estimates of the percent complete is reflected in the period in which the changes become known. Losses on projects in progress are recognized when known.

    Service revenues from consulting, installation and maintenance is recognized ratably over the contact period or as the service is provided.

    Payments received by the Company in advance of product delivery or performance of services are deferred until earned.

    The American Institute of Certified Public Accountants has approved a new Statement of Position ("SOP"), SOP 97-2, "Software Revenue Recognition" which will supersede SOP 91-1. Management has assessed this new SOP and believes that its adoption will not have a material effect on the timing of the Company's revenue recognition or cause changes to its revenue recognition policies.

    ADVERTISING COSTS

    The Company expenses advertising costs when the advertisement occurs. Advertising costs are included in the consolidated statement of income as a component of selling, general and administrative expenses. Advertising expense for the fiscal years ended March 31, 1995 and 1996 and the fiscal year ended April 26, 1997 was $404, $480 and $661, respectively. The Company also earns co-op funds from certain vendors which can be used for advertising, trade shows and telemarketing campaigns. These funds are included in the consolidated statement of income as a credit to the corresponding selling, general and

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)

administrative expense. Co-op funds for the fiscal years ended March 31, 1995 and 1996 and the fiscal year ended April 26, 1997 were $(564), $(789) and $(1,453), respectively.

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to operations in the year incurred. Research and development costs are included in the consolidated statement of income as a component of selling, general and administrative expenses.

    NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include accounting, legal, and investment banking fees, real estate and environmental assessments and appraisals and various regulatory fees.

    NET INCOME PER SHARE

    Net income per share is calculated in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The difference between the weighted-average number of shares of common shares used for the diluted EPS is comprised of the dilutive effect of outstanding common stock options. However, a portion of the Company's employee stock options outstanding during the periods presented were not included in the computation of diluted EPS as they were anti-dilutive.

    NEW ACCOUNTING PRONOUNCEMENT

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in the fiscal year ended April 24, 1999.

    UNAUDITED INTERIM FINANCIAL DATA

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of January 24, 1998 and the results of operations and of cash flows for the nine months ended January 25, 1997 and January 24, 1998, as presented in the accompanying unaudited consolidated financial data.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)


    PRO FORMA INFORMATION (UNAUDITED)



    The pro forma balance sheet information at January 24, 1998 adjusts the historical January 24, 1998 balances to give effect to the allocation of $5,000 of total debt to the Company by U.S. Office Products. The Company will pay $4,427 to U.S. Office Products (consisting of (i) the net of the $9,957 payable to U.S. Office Products and the $7,862 receivable from U.S. Office Products and
(ii) a distribution of $2,332) with the use of available cash of $117 and $4,310 in borrowings drawn from the Company's existing working capital credit facility.



    DISTRIBUTION RATIO



    On May 14, 1998, the U.S. Office Products Board of Directors approved the distribution ratio for the Company in connection with the Distribution. At the date of Distribution, the Company will issue to U.S. Office Products shareholders one share of its common stock for every five shares of U.S. Office Products common stock held by each respective shareholder. The share data reflected in the accompanying financial statements represents the historical share data for U.S. Office Products for the period or as of the date indicated, and retroactively adjusted to give effect to the one for five distribution ratio.


4. BUSINESS COMBINATIONS

    POOLING-OF-INTERESTS METHOD

    In fiscal 1997, the Company issued 4,775,757 shares of U.S. Office Products common stock to acquire the Pooled Companies.

    The Pooled Companies and the number of shares issued are as follows:

                                                                                   NUMBER OF
COMPANY NAME                                                                     SHARES ISSUED
-------------------------------------------------------------------------------  -------------
Bay State Computer Group.......................................................       906,576
Digital Network Associates, Inc. ..............................................       761,946
Fortran Corp. .................................................................     1,650,000
Office Equipment Service, Inc. ................................................       661,656
Professional Computer Solutions, Inc. .........................................       795,579
                                                                                 -------------
  Total shares issued..........................................................     4,775,757
                                                                                 -------------
                                                                                 -------------

    The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. All of the Pooled Companies previously reported on fiscal years ending other than April 30, 1996 and April 26, 1997. Upon completion of the acquisitions of the Pooled Companies, their year-ends were changed to U.S. Office Products' year-end of the last Saturday in April.

    Commencing on May 1, 1996, the year-ends of the Pooled Companies were changed to April 26, 1997, resulting in an adjustment to retained earnings of $(2,818) during the fiscal year ended April 30, 1996. This adjustment consisted of revenues, costs and expenses, and dividends of $17,294, $15,026 and $5,086, respectively, during the period of time between the Pooled Companies most recently completed year-end and April 30, 1996.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)

    The following presents the separate results, in each of the periods presented, of the Company (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                                         AZTEC TECHNOLOGY    POOLED
                                                                          PARTNERS, INC.    COMPANIES    COMBINED
                                                                         ----------------  -----------  ----------
For the fiscal year ended March 31, 1995
  Revenues.............................................................    $                $  88,999   $   88,999
  Net income...........................................................    $                $   7,696   $    7,696
For the fiscal year ended March 31, 1996
  Revenues.............................................................    $                $ 114,055   $  114,055
  Net income...........................................................    $                $   9,642   $    9,642
For the fiscal year ended April 26, 1997
  Revenues.............................................................    $     57,656     $  78,622   $  136,278
  Net income...........................................................    $      2,109     $   4,614   $    6,723
For the nine months ended January 25, 1997 (unaudited):
  Revenues.............................................................    $     29,030     $  72,265   $  101,295
  Net income...........................................................    $      1,670     $   3,887   $    5,557
For the nine months ended January 24, 1998 (unaudited):
  Revenues.............................................................    $    142,512     $           $  142,512
  Net income...........................................................    $      6,572     $           $    6,572

PURCHASE METHOD

    During the nine months ended January 24, 1998, the Company made five acquisitions accounted for under the purchase method for an aggregate purchase price of $71,601, consisting of 3,255,107 shares of common stock with a market value of $71,921 and a net of $320 of cash acquired. The total assets related to these acquisitions were $92,394, including intangible assets of $64,305. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                           APRIL 30,  APRIL 26,
                                                                             1996       1997
                                                                           ---------  ---------
Land.....................................................................  $     143  $     143
Buildings................................................................        374        374
Furniture and fixtures...................................................      2,277      3,184
Warehouse equipment......................................................        323        272
Equipment under capital leases...........................................        169        252
Leasehold improvements...................................................        211        155
                                                                           ---------  ---------
                                                                               3,497      4,380
Less: Accumulated depreciation...........................................     (1,742)    (2,217)
                                                                           ---------  ---------
Net property and equipment...............................................  $   1,755  $   2,163
                                                                           ---------  ---------
                                                                           ---------  ---------

    Depreciation expense for the fiscal years ended March 31, 1995 and 1996 and April 26, 1997 was $454, $494 and $541, respectively.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)

6. GOODWILL

    Goodwill consists of the following:

                                                                                   JANUARY 24,
                                                                                      1998
                                                                                   -----------
                                                                                   (UNAUDITED)
Goodwill.........................................................................   $  64,305
Less: Accumulated amortization...................................................        (414)
                                                                                   -----------
  Net goodwill...................................................................   $  63,891
                                                                                   -----------
                                                                                   -----------

    Amortization expense for the nine months ended January 24, 1998 was $414.

7. CREDIT FACILITIES

    SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                            APRIL 30,    APRIL 26,
                                                                              1996         1997
                                                                           -----------  -----------
Credit facility with bank, average interest rate of 8.5% at April 30,
  1996. .................................................................   $   4,080    $
Payable to Pooled Company shareholder....................................       1,208
Current maturities of long-term debt.....................................         292           76
                                                                           -----------         ---
Total short-term debt....................................................   $   5,580    $      76
                                                                           -----------         ---
                                                                           -----------         ---

    LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                            APRIL 30,    APRIL 26,
                                                                              1996         1997
                                                                           -----------  -----------
Notes payable, secured by certain assets of the Company, interest rates
  ranging from 7.8% to 8.4%. ............................................   $   1,002    $     111
Capital lease obligations................................................          89          132
                                                                           -----------  -----------
                                                                                1,091          243
Less: Current maturities of long-term debt...............................        (292)         (76)
                                                                           -----------  -----------
      Total long-term debt...............................................   $     799    $     167
                                                                           -----------  -----------
                                                                           -----------  -----------

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)

    MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998................................................................  $      76
1999................................................................        124
2000................................................................         43
                                                                      ---------
    Total maturities of long-term debt                                $     243
                                                                      ---------
                                                                      ---------

    PAYABLE TO U.S. OFFICE PRODUCTS

    The long-term payable to U.S. Office Products primarily represents payments made by U.S. Office Products on behalf of the Company and a reasonable allocation by U.S. Office Products of certain general corporate expenses. Interest has been allocated to the Company based upon the Company's average outstanding payable balance with U.S. Office Products at U.S. Office Products average interest rate during such period. An analysis of the activity in this account is as follows:


Balance at April 30, 1996...........................................  $
Payments of long-term debt of Pooled Companies upon acquisition.....      1,710
Payments of acquisition costs.......................................      1,362
Allocated corporate expenses........................................        388
Operating costs paid by U.S. Office Products........................      1,326
                                                                      ---------
Balance at April 26, 1997...........................................      4,786
Unaudited data:

Payments of long-term debt of Purchased Companies upon
acquisition.........................................................      1,159
Payments of acquisition costs.......................................      2,274
Allocated corporate expenses........................................        838
Operating costs paid by U.S. Office Products........................        900
                                                                      ---------
Balance at January 24, 1998 (unaudited).............................  $   9,957
                                                                      ---------
                                                                      ---------



    The Company has earned interest on the receivable from U.S. Office Products at the weighted average interest rate of U.S. Office Products in effect during the periods. The receivable from U.S. Office Products was generated by the Company primarily as a result of U.S. Office Products sweeping the Company's excess cash through the centralized cash management system, which involves daily advances or sweeps of cash to keep the cash balance at or near zero on a daily basis. The Company's financial statements include allocations of net interest expense from U.S. Office Products totaling $130 for the fiscal year ended January 24, 1998.



    At the date of Distribution, the Company has agreed to the allocation of $5,000 in debt from U.S. Office Products. The allocation will first include debt outstanding with third parties and the balance will represent intercompany debt payable to U.S. Office Products. The debt payable to U.S. Office Products will be payable upon the completion of the Distribution.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)

8. INCOME TAXES

    The provision for income taxes consists of:

                                                                    FOR THE FISCAL YEAR ENDED
                                                              -------------------------------------
                                                               MARCH 31,    MARCH 31,    APRIL 26,
                                                                 1995         1996         1997
                                                              -----------  -----------  -----------
Income taxes currently payable:
  Federal...................................................   $     211    $     485    $   2,102
  State.....................................................         190          331          777
                                                                   -----        -----   -----------
                                                                     401          816        2,879
                                                                   -----        -----   -----------
Deferred income tax expense (benefit).......................                      (66)         645
                                                                   -----        -----   -----------
      Total provision for income taxes......................   $     401    $     750    $   3,524
                                                                   -----        -----   -----------
                                                                   -----        -----   -----------

    Deferred taxes are comprised of the following:

                                                                            APRIL 30,    APRIL 26,
                                                                              1996         1997
                                                                           -----------  -----------
Current deferred tax assets:
  Inventory..............................................................   $      50    $     105
  Allowance for doubtful accounts........................................          16           49
  Accrued liabilities....................................................                      124
                                                                                  ---        -----
      Total current deferred tax assets..................................          66          278
                                                                                  ---        -----
Long-term deferred tax liabilities:
  Property and equipment.................................................                       24
  Other..................................................................                     (881)
                                                                                  ---        -----
      Total long-term deferred tax liabilities...........................                     (857)
                                                                                  ---        -----
      Net deferred tax asset (liability).................................   $      66    $    (579)
                                                                                  ---        -----
                                                                                  ---        -----

    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                                    FOR THE FISCAL YEAR ENDED
                                                              -------------------------------------
                                                               MARCH 31,    MARCH 31,    APRIL 26,
                                                                 1995         1996         1997
                                                              -----------  -----------  -----------
U.S. federal statutory rate.................................        35.0%        35.0%        35.0%
State income taxes, net of federal income tax benefit.......         2.3          3.0          5.9
Subchapter S corporation income not subject to corporate
  level taxation............................................       (32.3)       (30.8)       (20.8)
Nondeductible acquisition costs.............................                                   7.8
Other.......................................................                                   6.5
                                                                   -----        -----        -----
Effective income tax rate...................................         5.0%         7.2%        34.4%
                                                                   -----        -----        -----
                                                                   -----        -----        -----

    Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)

individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to their acquisitions by the Company.

    The following unaudited pro forma income tax information is presented in accordance with SFAS 109 as if the specific Pooled Companies had been subject to federal income taxes for the entire periods presented.

                                                                       FOR THE FISCAL YEAR ENDED
                                                                               APRIL 26,
                                                                                 1997
                                                                       -------------------------
Net income per consolidated statement of income......................          $   6,723
Pro forma income tax provision adjustment............................              2,131
                                                                                  ------
Pro forma net income.................................................          $   4,592
                                                                                  ------
                                                                                  ------

9. LEASE COMMITMENTS

    The Company leases various types of warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                             CAPITAL     OPERATING
                                                                             LEASES       LEASES
                                                                           -----------  -----------
1998.....................................................................   $      76    $     653
1999.....................................................................          58          598
2000.....................................................................          19          496
2001.....................................................................                      479
2002.....................................................................                      192
Thereafter...............................................................                      431
                                                                                -----   -----------
Total minimum lease payments.............................................         153    $   2,849
                                                                                        -----------
                                                                                        -----------
Less: Amounts representing interest......................................         (21)
                                                                                -----
Present value of net minimum lease payments..............................   $     132
                                                                                -----
                                                                                -----

    Rent expense for all operating leases for the fiscal years ended March 31, 1995 and 1996 and April 26, 1997 was $724, $778 and $871, respectively.

10. COMMITMENTS AND CONTINGENCIES

    LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

    POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements, as no change of control has occurred.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)

    DISTRIBUTION


    On or before the date of the Distribution, the Company, U.S. Office Products and the other Spin-Off Companies, will enter into a Distribution Agreement, Tax Allocation Agreement, and Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement. These agreements are expected to provide, among other things, for U.S. Office Products and the Company to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Distribution. Certain of the obligations of the Company and the other Spin-Off Companies to indemnify U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off Companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, the Company may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to other Spin-Off Companies. In addition, the agreements will allocate liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the technology business, between U.S. Office Products and the Company and the other Spin-Off Companies.


11. EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For the fiscal years ended March 31, 1995 and 1996 and April 26, 1997, the subsidiaries incurred expenses totaling $314, $367 and $390, respectively, related to these plans.


12. STOCKHOLDER'S EQUITY


    EMPLOYEE STOCK PLANS

    Prior to the Distribution, certain employees of the Company participated in the U.S. Office Products 1994 Long-Term Incentive Plan covering employees of U.S. Office Products. The Company expects to adopt an employee stock option plan at approximately the time of the Distribution. Upon the Distribution, the Company expects to replace the options to purchase shares of common stock of U.S. Office Products held by employees with options to purchase shares of common stock of the Company.

    U.S. Office Products granted 580,027 options to Company employees under the Plan during fiscal 1997; and the Company accounted for these options in accordance with APB Opinion No. 25. Accordingly, because the exercise prices of the options have equaled the market price on the date of grant, no compensation expense was recognized for the options granted. Had compensation expense been recognized based upon the fair value of the stock options on the grant date under the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share for the year ended April 26, 1997 would not have been materially effected.

    Under a services agreement entered into with Jonathan J. Ledecky ("the Ledecky Services Agreement"), the Board of Directors of U.S. Office Products has agreed that Jonathan J. Ledecky will receive a stock option for Company Common Stock from the Company as of the date of the Distribution. The U.S.

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)


Office Products Board intends the option to be compensation for Mr. Ledecky's services as a director of the Company, and certain services as an employee of the Company. The option will cover up to 7.5% of the outstanding Company Common Stock determined as of the date of the Distribution, with no anti-dilution provisions in the event of issuance of additional shares of Common Stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the price of the IPO.



    Immediately following the effective date of the registration statements filed in connection with the IPO and the Distribution, the Company's Board of Directors is expected to grant options covering approximately 6.9% of the outstanding shares of the Company's common stock, immediately following the Distribution and prior to the IPO, to certain executive management personnel and non-employee directors. The options will be granted under the 1998 Stock Incentive Plan (the "Plan") and will have a per share exercise price equal to the IPO price, with other terms to be determined by the Company's Board of Directors. Total options available for grant under the Plan will be 24.0% of the outstanding shares of the Company's common stock immediately following the Distribution and the IPO, including the options to be granted to Mr. Ledecky on that date.


13. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data for the fiscal years ended March 31, 1996 and April 26, 1997 and the fiscal year ending:


                                                                       FISCAL YEAR ENDED MARCH 31, 1996
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  30,536  $  27,653  $  27,173  $  28,693  $  114,055
Gross profit..............................................      9,490      7,462      6,249      6,741      29,942
Operating income (loss)...................................      5,296      3,036      1,222       (122)      9,432
Net income................................................      5,315      2,936      1,103        288       9,642


                                                                       FISCAL YEAR ENDED APRIL 26, 1997
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  34,263  $  31,898  $  35,134  $  34,983  $  136,278
Gross profit..............................................      7,982      7,608      9,656      8,903      34,149
Operating income..........................................      2,695      1,779      3,229      2,647      10,350
Net income................................................      2,617      1,315      1,625      1,166       6,723
Pro forma income (see Note 8).............................      1,787        898      1,348        559       4,592

                        AZTEC TECHNOLOGY PARTNERS, INC.

                             (Dollars In Thousands)

                                                                      FISCAL YEAR ENDING APRIL 25, 1998
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  42,730  $  36,875  $  62,907             $  142,512
Gross profit..............................................      9,047      9,718     15,852                 34,617
Operating income..........................................      2,749      3,687      4,816                 11,252
Net income................................................      1,636      2,233      2,703                  6,572
Pro forma income (see Note 8).............................      1,636      2,233      2,703                  6,572


14. SUBSEQUENT EVENTS (UNAUDITED)



    DISTRIBUTION/ACQUISITION - PRO FORMA



    On January 13, 1998, U.S. Office Products announced its intention to complete the Distribution described in Note 1. In addition, subsequent to April 26, 1997, the Company has completed five business combinations accounted for under the purchase method in exchange for U.S. Office Products common stock with a market value on their respective dates of acquisition of approximately $71,900. The results of operations for the nine months ended January 24, 1998 include the results of the acquired companies from their respective dates of acquisition.


    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the Distribution and acquisitions described above had been consummated as of the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation of $2,172, $1,823 and $312 for the fiscal year ended April 26, 1997, the nine months ended January 25, 1997 and the nine months ended January 24, 1998, respectively. and the inclusion of a federal income tax provision on all earnings:

                                                                   NINE MONTHS ENDED
                                            FISCAL YEAR     --------------------------------
                                               ENDED          JANUARY 25,      JANUARY 24,
                                           APRIL 26, 1997        1997             1998
                                          ----------------  ---------------  ---------------
Revenues................................     $  228,912       $   172,518      $   191,074
Net income..............................          9,454             7,030            9,476

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.


    PROPOSED CREDIT FACILITY



    Aztec has entered into a commitment letter with BankBoston, N.A. for the $200,000 Proposed Credit Facility. On closing of the Proposed Credit Facility, which will occur on the earlier of 75 days following the Spin-Off or August 15, 1998, Aztec will have access to the full $200,000 amount; between the Spin-Off and the closing, Aztec will have access to an interim unsecured $15,000 working capital line of credit. The Proposed Credit Facility will mature five years from the closing date of the Proposed Credit Facility; will be secured by all material assets of Aztec; and will be subject to terms and conditions customary for facilities of this kind, including certain financial covenants. Interest rate options will be available to Aztec depending on the satisfaction of certain specified financial ratios.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Aztec East Inc. and Affiliates

    We have audited the accompanying combined balance sheet of Aztec East Inc. and Affiliates as of December 31, 1996 and 1995 and the related combined statements of operations, of shareholders' equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. These standards require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aztec East Inc. and Affiliates as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

B.N. KOZIN COMPANY

Melville, New York

June 22, 1997

                         AZTEC EAST INC. AND AFFILIATES

                                 BALANCE SHEET

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      DECEMBER 31,
                                                                                  --------------------
                                                                                    1995       1996
                                                                                  ---------  ---------
                                                                                                        SEPTEMBER 30,
                                                                                                            1997
                                                                                                        -------------
                                                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash in banks.................................................................  $     486  $     340    $   1,186
  Accounts receivable, less allowance for uncollectible of $25, $35, and $34,
    respectively................................................................      3,216      3,045        2,502
  Notes receivable..............................................................                   320
  Inventory.....................................................................        619      1,474        1,263
  Prepaid expenses and other current assets.....................................        634        808          801
                                                                                  ---------  ---------       ------
    Total current assets........................................................      4,955      5,987        5,752

Property and equipment, net.....................................................        260        274          202
Intangible assets, net..........................................................                   347          318
Other assets....................................................................         99         99
                                                                                  ---------  ---------       ------
    Total assets................................................................  $   5,314  $   6,707    $   6,272
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................  $   1,199  $   1,817    $     698
  Notes payable--bank...........................................................        900        400          400
  Loans payable--stockholders...................................................        665        605
  Accrued expenses..............................................................        387        460        1,748
  Taxes payable.................................................................         72         84          122
                                                                                  ---------  ---------       ------
    Total current liabilities...................................................      3,223      3,366        2,968

Notes payable--bank.............................................................                 1,366        1,066
                                                                                  ---------  ---------       ------
    Total liabilities...........................................................      3,223      4,732        4,034

Stockholders' equity:
  Capital stock, .01 par value, 100,000 shares authorized, 51,539 issued and
    outstanding.................................................................          1          1            1
  Paid-in capital...............................................................         37         37           37
  Retained earnings.............................................................      2,053      1,937        2,200
                                                                                  ---------  ---------       ------
    Total stockholders' equity..................................................      2,091      1,975        2,238
                                                                                  ---------  ---------       ------
    Total liabilities and stockholders' equity..................................  $   5,314  $   6,707    $   6,272
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------

                See accompanying notes to financial statements.

                         AZTEC EAST INC. AND AFFILIATES

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                                             YEAR ENDED        NINE MONTHS ENDED
                                                                            DECEMBER 31,         SEPTEMBER 30,
                                                                        --------------------  --------------------
                                                                          1995       1996       1996       1997
                                                                        ---------  ---------  ---------  ---------

                                                                                                  (UNAUDITED)
Revenues..............................................................  $  22,613  $  23,340  $  17,399  $  15,507
Cost of revenues......................................................     15,927     15,923     11,900      9,425
                                                                        ---------  ---------  ---------  ---------
    Gross profit......................................................      6,686      7,417      5,499      6,082
Selling, general and administrative expenses..........................      4,968      5,732      4,444      4,054
                                                                        ---------  ---------  ---------  ---------
Operating income......................................................      1,718      1,685      1,055      2,028
Other (income) expenses:
  Interest, net.......................................................        (76)        24         23         61
  Other, net..........................................................                             (172)       (86)
                                                                        ---------  ---------  ---------  ---------
                                                                              (76)        24       (149)       (25)
                                                                        ---------  ---------  ---------  ---------
  Income before income taxes..........................................      1,794      1,661      1,204      2,053
Provision for income taxes............................................         84         68         49        122
                                                                        ---------  ---------  ---------  ---------
Net income............................................................  $   1,710  $   1,593  $   1,155  $   1,931
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Unaudited pro forma information (see Note 1):
  Income before provision from income taxes...........................  $   1,794  $   1,661  $   1,204  $   2,053
  Provision for income taxes..........................................        718        664        482        821
                                                                        ---------  ---------  ---------  ---------
  Pro forma net income................................................  $   1,076  $     997  $     722  $   1,232
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

                See accompanying notes to financial statements.

                         AZTEC EAST INC. AND AFFILIATES

                       STATEMENT OF SHAREHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                COMMON STOCK       ADDITIONAL                    TOTAL
                                                           ----------------------    PAID-IN     RETAINED    STOCKHOLDERS'
                                                            SHARES      AMOUNT       CAPITAL     EARNINGS       EQUITY
                                                           ---------  -----------  -----------  -----------  -------------
Balance at December 31, 1994.............................     51,539   $       1    $      37    $   1,742     $   1,780
  Stockholder distributions..............................                                           (1,399)       (1,399)
  Net income.............................................                                            1,710         1,710
                                                           ---------  -----------  -----------  -----------       ------
Balance at December 31, 1995.............................     51,539           1           37        2,053         2,091
  Stockholder distributions..............................                                           (1,709)       (1,709)
  Net income.............................................                                            1,593         1,593
                                                           ---------  -----------  -----------  -----------       ------
Balance at December 31, 1996.............................     51,539           1           37        1,937         1,975
Unaudited data:
  Stockholder distributions..............................                                           (1,668)       (1,668)
  Net income.............................................                                            1,931         1,931
                                                           ---------  -----------  -----------  -----------       ------
Balance at September 30, 1997 (unaudited)................     51,539   $       1    $      37    $   2,200     $   2,238
                                                           ---------  -----------  -----------  -----------       ------
                                                           ---------  -----------  -----------  -----------       ------

                See accompanying notes to financial statements.

                         AZTEC EAST INC. AND AFFILIATES

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                         YEAR ENDED          NINE MONTHS ENDED
                                                                        DECEMBER 31,           SEPTEMBER 30,
                                                                    ---------------------  ----------------------
                                                                      1995        1996        1996        1997
                                                                    ---------  ----------  ----------  ----------

                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income......................................................  $   1,710  $    1,593  $    1,155  $    1,931
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.................................        109         165         104         141
    Changes in operating assets and liabilities:
      Accounts receivable, net....................................       (522)        171         334         543
      Inventory...................................................       (221)       (856)       (698)        212
      Prepaid expenses and other current assets...................       (262)       (174)       (489)        327
      Other assets................................................        (31)                   (249)         99
      Intangible assets...........................................                   (361)
      Accounts payable and accrued liabilities....................         64         691         593        (398)
      Income taxes payable........................................         13          12
                                                                    ---------  ----------  ----------  ----------
        Net cash provided by operating activities.................        860       1,241         750       2,855
                                                                    ---------  ----------  ----------  ----------
Cash flow from investing activities:
  Purchases of equipment..........................................       (269)       (165)        (80)        (41)
  Issuance of notes receivable....................................                   (320)
                                                                    ---------  ----------  ----------  ----------
        Net cash used in investing activities.....................       (269)       (485)        (80)        (41)
                                                                    ---------  ----------  ----------  ----------
Cash flow from financing activities:
  Principal payments on long-term debt............................                               (100)       (300)
  Proceeds from long-term debt....................................                              1,567
  Proceeds from notes payable.....................................        900         867
  Payment on short-term debt......................................                               (500)
  Payments on loans payable to stockholders.......................                    (60)
  Proceeds from loan payable to stockholders......................        372
  Distributions to stockholders...................................     (1,399)     (1,709)        114      (1,668)
                                                                    ---------  ----------  ----------  ----------
        Net cash provided by (used in) financing activities.......       (127)       (902)      1,081      (1,968)
                                                                    ---------  ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..............        464        (146)      1,751         846
Cash and cash equivalents, beginning of year......................         22         486         486         340
                                                                    ---------  ----------  ----------  ----------
Cash and cash equivalents, end of year............................  $     486  $      340  $    2,237  $    1,186
                                                                    ---------  ----------  ----------  ----------
                                                                    ---------  ----------  ----------  ----------
Supplemental disclosure of cash flow information:
  Cash paid for interest..........................................  $      73  $      218  $      158  $      171
  Cash paid for taxes.............................................  $      84  $       84  $           $      121


                See accompanying notes to financial statements.

                         AZTEC EAST INC. AND AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    Aztec East Inc. and Affiliates ("the Company") is in the business of rework, re-manufacture and repair of electronic and electromechanical equipment and assemblies for the telecommunications industry and other commercial /industrial markets. The Company also performs logistics management functions for their major accounts. As of January 1, 1997, the Company changed its name to Aztec International.

    PROPERTY AND EQUIPMENT

    The Company has elected to recover the cost of assets on the straight-line method with useful lives ranging from 3-5 years.

    INTANGIBLE ASSETS

    The Company has elected to recover the costs of its intangible assets on the straight-line method with an amortization period ranging from 60-180 months.

    INCOME TAXES

    The Company elected sub "S" status; therefore, there is no provision for federal taxes on a corporate level. As of January 1, 1997, the Affiliated Companies have merged and changed their names to Aztec International Inc.

    The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

2. INVENTORIES

    Inventories are stated at the lower of cost or market.

3. LEASE COMMITMENTS

    The Company leases its facilities under operating leases expiring at various times through 2006.

1997..............................................................  $ 399,196
1998..............................................................    260,586
1999..............................................................    263,292
2000..............................................................    263,292
2001..............................................................    203,882
2002-2006.........................................................    192,000

4. NOTE RECEIVABLE

    The notes receivable of $320,000 is at an interest rate of 10% and is payable in twelve equal installments.

                         AZTEC EAST INC. AND AFFILIATES

5. PREPAIDS AND OTHER CURRENT ASSETS

    The prepaids and other current assets include $592,467 and $4,496 loaned to Unaffiliated Corporations owned by the stockholders. The loans were at a rate of the average 30 day investment rate and are payable on demand.

6. OTHER ASSETS

    The other receivables include $72,230 loaned to a stockholder in the Company. This is payable over three years with interest based on prime.

7. BUSINESS CONCENTRATIONS

    The Company receives 60% of its sales from one customer who is under contract due to expire in 1998. The Companies have been performing services for this customer on an ongoing basis since 1984.

8. BANK LINE OF CREDIT

    The Company currently has a revolving credit line of $1,000,000 with First Union Bank of Connecticut at an interest rate of .25% above bank's base rate. The Company has collateralized the line with its entire assets. As at December 31, 1996, the Company has nothing outstanding. The credit line is due to expire May 22, 1998.

9. NOTE PAYABLE

    The Company has borrowed $2,000,000 from First Union Bank of Connecticut to finance the Acquisition of Tie Communications Inc., Repair Department. The interest rate on this debt is 2.25% above the Libor Rate and has a term of 60 months payable monthly. The current balance outstanding as of December 31, 1996 was $1,766,667.

10. LOANS PAYABLE--STOCKHOLDERS

    Stockholders' loans are payable on demand and bear 12% interest.

11. 401(K) RETIREMENT PLAN

    In December 1994, the Company established a defined contribution plan (401(k)) for substantially all of its eligible employees. Employees may contribute a percentage of their salary to the plan subject to statutory limits. The Company will match these contributions up to certain limits.

12. STOCK OPTION PLAN

    In August 1996, the Company established an Employee Incentive Stock Option Plan. As of December 31, 1996, none of these options issued have been exercised.

13. UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information for the nine month periods ended September 30, 1996 and 1997 have been prepared from the unaudited financial records of the Company and in the opinion of management, reflect all adjustments, consisting only of normal recurring items, necessary for a fair

                         AZTEC EAST INC. AND AFFILIATES

13. UNAUDITED INTERIM FINANCIAL INFORMATION (CONTINUED) presentation of the financial position, results of operations and cash flows for the interim periods presented.

14. SUBSEQUENT EVENT (UNAUDITED)

    The Company and its stockholders have entered into a definitive agreement with U.S. Office Products Company (U.S. Office Products) pursuant to which U.S. Office Products will acquire all outstanding shares of the Company's common stock in exchange for common stock of U.S. Office Products.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Compel Corporation

In our opinion, the accompanying balance sheet and the related statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Compel Corporation at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
January 30, 1998

                               COMPEL CORPORATION

                                 BALANCE SHEET

                                                                              DECEMBER 31,
                                                                       ---------------------------  SEPTEMBER 30,
                                                                           1995          1996           1997
                                                                       ------------  -------------  -------------
                                                                                                     (UNAUDITED)

                               ASSETS

Current assets:
  Cash and cash equivalents..........................................  $    239,667  $     235,703  $     791,618
  Trade accounts receivable, less allowance for doubtful accounts of
    $122, $118 and $212, respectively................................     5,412,655      6,372,103      7,052,999
  Costs in excess of billings on uncompleted contracts...............       728,040      2,008,697      2,126,407
  Inventories........................................................       388,914         96,354
  Prepaid expenses...................................................       230,256        205,755         36,279
  Other current assets...............................................        72,000         68,300        162,056
                                                                       ------------  -------------  -------------
      Total current assets...........................................     7,071,532      8,986,912     10,169,359

Property and equipment, net..........................................     1,300,173      1,200,507      1,269,518
Other assets.........................................................       201,161        166,503         25,178
                                                                       ------------  -------------  -------------
      Total assets...................................................  $  8,572,866  $  10,353,922  $  11,464,055
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Line of credit.....................................................  $  1,700,000                 $   1,300,000
  Current portion of long-term debt..................................       458,086  $     130,656        636,636
  Note payable.......................................................       147,931        129,631
  Accounts payable...................................................     1,552,858      3,170,087      2,404,812
  Accrued liabilities................................................       568,460        622,058      1,549,864
  Due to affiliates and stockholders.................................       170,000        845,000
  Billings in excess of costs on uncompleted contracts...............       468,052      1,467,673        803,167
                                                                       ------------  -------------  -------------
      Total current liabilities......................................     5,065,387      6,365,105      6,694,479
Long-term debt, excluding current portion............................       294,037        322,262        214,765
Other long-term liabilities..........................................         6,000          5,300
                                                                       ------------  -------------  -------------
      Total liabilities..............................................     5,365,424      6,692,667      6,909,244
Stockholders' equity:
  Common stock, no par value. 1,000 shares authorized, 282 shares
    issued and outstanding...........................................        14,100         14,100         14,100
  Retained earnings..................................................     3,193,342      3,647,155      4,540,711
                                                                       ------------  -------------  -------------
      Total stockholders' equity.....................................     3,207,442      3,661,255      4,554,811
                                                                       ------------  -------------  -------------
      Total liabilities and stockholders' equity.....................  $  8,572,866  $  10,353,922  $  11,464,055
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

                See accompanying notes to financial statements.

                               COMPEL CORPORATION

                              STATEMENT OF INCOME

                                                   FOR THE YEAR ENDED                FOR THE NINE MONTHS ENDED
                                                      DECEMBER 31,                         SEPTEMBER 30,
                                       -------------------------------------------  ----------------------------
                                           1994           1995           1996           1996           1997
                                       -------------  -------------  -------------  -------------  -------------

                                                                                            (UNAUDITED)
Contract revenue.....................  $  21,691,207  $  26,293,606  $  32,537,850  $  23,035,599  $  26,374,678
Contract costs.......................     16,943,984     20,192,713     24,806,202     17,472,934     19,402,422
                                       -------------  -------------  -------------  -------------  -------------
      Gross profit...................      4,747,223      6,100,893      7,731,648      5,562,665      6,972,256
Selling, general and administrative
  expenses...........................      4,142,486      4,468,271      4,740,899      3,607,253      4,159,972
                                       -------------  -------------  -------------  -------------  -------------
      Income from operations.........        604,737      1,632,622      2,990,749      1,955,412      2,812,284
                                       -------------  -------------  -------------  -------------  -------------
Other (income) expense:
  Interest expense...................         93,447        189,849        145,528        124,678         89,498
  Interest income....................        (37,164)       (28,419)       (21,797)       (15,291)       (30,828)
  Other expense (income).............        (22,217)       (10,368)       (80,795)       (72,503)       (31,727)
                                       -------------  -------------  -------------  -------------  -------------
                                              34,066        151,062         42,936         36,884         26,943
                                       -------------  -------------  -------------  -------------  -------------
      Income before provision for
        income taxes.................        570,671      1,481,560      2,947,813      1,918,528      2,785,341
                                       -------------  -------------  -------------  -------------  -------------
Provision for state income taxes.....          6,000         21,000         30,000         38,753         50,785
                                       -------------  -------------  -------------  -------------  -------------
Net income...........................  $     564,671  $   1,460,560  $   2,917,813  $   1,879,775  $   2,734,556
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Unaudited pro forma information (see
  Note 1):
  Income before provision for income
    taxes............................  $     570,671  $   1,481,560  $   2,947,813  $   1,918,528  $   2,785,341
  Provision for income taxes.........        228,269        592,624      1,179,125        767,411      1,114,136
                                       -------------  -------------  -------------  -------------  -------------
  Pro forma net income...............  $     342,402  $     888,936  $   1,768,688  $   1,151,117  $   1,671,205
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

                See accompanying notes to financial statements.

                               COMPEL CORPORATION
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                        COMMON STOCK                        TOTAL
                                                                   ----------------------    RETAINED    STOCKHOLDERS'
                                                                     SHARES      AMOUNT      EARNINGS       EQUITY
                                                                   -----------  ---------  ------------  ------------
Balance at December 31, 1993.....................................         282   $  14,100  $  3,434,500   $3,448,600

  Stockholder distributions......................................                            (1,114,389)  (1,114,389)
  Net income.....................................................                               564,671      564,671
                                                                          ---   ---------  ------------  ------------

Balance at December 31, 1994.....................................         282      14,100     2,884,782    2,898,882

  Stockholder distributions......................................                            (1,152,000)  (1,152,000)
  Net income.....................................................                             1,460,560    1,460,560
                                                                          ---   ---------  ------------  ------------

Balance at December 31, 1995.....................................         282      14,100     3,193,342    3,207,442

  Stockholder distributions......................................                            (2,464,000)  (2,464,000)
  Net income.....................................................                             2,917,813    2,917,813
                                                                          ---   ---------  ------------  ------------

Balance at December 31, 1996.....................................         282      14,100     3,647,155    3,661,255

Unaudited data:
  Stockholder distributions......................................                            (1,841,000)  (1,841,000)
  Net income.....................................................                             2,734,556    2,734,556
                                                                          ---   ---------  ------------  ------------

Balance at September 30, 1997 (unaudited)........................         282   $  14,100  $  4,540,711   $4,554,811
                                                                          ---   ---------  ------------  ------------
                                                                          ---   ---------  ------------  ------------

                See accompanying notes to financial statements.

                               COMPEL CORPORATION

                            STATEMENT OF CASH FLOWS

                                                            FOR THE YEAR ENDED             FOR THE NINE MONTHS ENDED
                                                               DECEMBER 31,                      SEPTEMBER 30,
                                                 ----------------------------------------  --------------------------
                                                     1994          1995          1996          1996          1997
                                                 ------------  ------------  ------------  ------------  ------------

                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income...................................  $    564,671  $  1,460,560  $  2,917,813  $  1,879,775  $  2,734,556
  Adjustments to reconcile net income:
    Deprecation and amortization expense.......       351,553       370,361       381,904       291,154       271,439
    Gain on sale of property, plant and
      equipment................................       (10,603)       (3,710)      (11,385)      (17,027)      (19,545)
    Changes in current assets and liabilities:
      Accounts receivable......................    (1,128,424)     (369,182)     (959,448)   (1,082,316)     (680,896)
      Costs in excess of billings on
        uncompleted contracts..................       393,233       437,722    (1,280,657)      (54,261)     (117,710)
      Inventory................................                    (388,914)      292,560       292,560        96,354
      Prepaid expenses and other current
        assets.................................       (46,244)      (53,705)       24,501       (82,893)      169,476
      Other assets.............................       (28,394)       93,693        37,658        53,916        42,269
      Accounts payable.........................       458,824       (50,357)    1,617,229       235,900      (765,275)
      Accrued expenses.........................      (107,725)       86,789        53,598       451,668       927,806
      Billings in excess of costs on
        uncompleted contracts..................       262,283      (383,846)      999,621       755,692      (664,506)
                                                 ------------  ------------  ------------  ------------  ------------
        Net cash provided by operating
          activities...........................       709,174     1,199,411     4,073,394     2,724,168     1,993,968
                                                 ------------  ------------  ------------  ------------  ------------
Cash flows from investing activities:
  Additions to property and equipment..........      (209,596)     (382,261)     (204,584)     (245,294)     (449,647)
  Proceeds from sale of equipment..............        25,595        35,850        67,422        46,126       128,742
                                                 ------------  ------------  ------------  ------------  ------------
        Net cash used by investing
          activities...........................      (184,001)     (346,411)     (137,162)     (199,168)     (320,905)
                                                 ------------  ------------  ------------  ------------  ------------
Cash flows from financing activities:
  Net borrowings (payments) on line of
    credit.....................................       500,000       100,000    (1,700,000)   (1,545,000)    1,300,000
  Net borrowings (payments) from affiliates and
    stockholders...............................       155,000       (25,000)      675,000       675,000      (230,380)
  Net borrowings (payments) of notes payable...        18,611        37,122       (18,300)      (13,725)     (129,631)
  Proceeds from issuance of long-term debt.....       125,180       500,000                                    85,009
  Payments on long-term debt...................      (268,247)     (355,412)     (432,896)     (104,477)     (301,146)
  Distributions to stockholders................    (1,114,389)   (1,152,000)   (2,464,000)   (1,416,000)   (1,841,000)
                                                 ------------  ------------  ------------  ------------  ------------
        Net cash used by financing
          activities...........................      (583,845)     (895,290)   (3,940,196)   (2,404,202)   (1,117,148)
                                                 ------------  ------------  ------------  ------------  ------------
Net increase (decrease) in cash and cash
  equivalents..................................       (58,672)      (42,290)       (3,964)      120,798       555,915
Cash and cash equivalents at beginning of
  period.......................................       340,629       281,957       239,667       239,667       235,703
                                                 ------------  ------------  ------------  ------------  ------------
Cash and cash equivalents at end of period.....  $    281,957  $    239,667  $    235,703  $    360,465  $    791,618
                                                 ------------  ------------  ------------  ------------  ------------
                                                 ------------  ------------  ------------  ------------  ------------
Supplemental disclosures:
  Interest paid................................  $     97,525  $    189,849  $    145,528  $    124,678  $     89,498
  Income taxes paid............................  $     80,000  $     16,000  $     20,000  $     15,000  $     18,000

                See accompanying notes to financial statements.

                               COMPEL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Compel Corporation (the Company), a California corporation, is engaged principally in the design, installation and maintenance of wiring, cabling and equipment related to data processing and communications systems. As a general and electrical contractor, the Company serves a wide variety of commercial customers throughout the western United States from offices in California and Arizona.

    Effective October 24, 1997, the Company and its stockholders entered into a definitive agreement with U.S. Office Products Company (U.S. Office Products) pursuant to which U.S. Office Products acquired all outstanding shares of the Company's common stock in exchange for common stock of U.S. Office Products.

CONTRACT REVENUE AND COST RECOGNITION

    Revenues from fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Management considers costs to be the best available measure of progress on these contracts.

    A contract is considered complete when all significant costs have been incurred and the installation is operating according to specifications or has been accepted by the customer.

    Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers cash equivalents to include all short-term investments with original maturities of three months or less.

INVENTORIES

    Inventories are valued at the lower of cost or net realizable value using the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Property and equipment held under capital leases are stated at the present value of minimum lease payments.

    Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets which range between 6 to 15 years. Property and equipment held under capital leases and leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

    In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 prescribes the accounting treatment for long-lived assets, identifiable intangibles and goodwill related to those assets when there are indications that the carrying values of those assets may not be recoverable. The adoption of SFAS No. 121 in 1996 did not have a material effect on the Company's financial position or results of operations.

                               COMPEL CORPORATION

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FEDERAL INCOME TAXES

    The Company has elected to be treated as an S-Corporation for federal income tax purposes and accordingly, no liability for federal income taxes has been recorded. The Company is subject to franchise taxes in the state of California, which has been appropriately reflected in the financial statements. The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

STATE FRANCHISE TAXES

    State franchise taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Realization of the deferred tax asset is dependent an generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

USE OF ESTIMATES

    Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2. DUE FROM AFFILIATE

    Due from affiliate represents amounts due from an affiliated company bearing interest at prime plus 1% and maturing December 31, 1999. The note is secured by the affiliate's accounts receivable, inventory and property and equipment. The outstanding balances, net of current portion, at December 31, 1995 and 1996 are $180,000 and $120,000, respectively, and are included in other assets.

3. CONTRACTS IN PROGRESS

    Amounts included in the financial statements which relate to contracts in progress at December 31 are as follows:

                                                                        1995          1996
                                                                    ------------  ------------
Costs incurred on uncompleted contracts...........................  $  3,738,534  $  6,093,997
Billings on uncompleted contracts.................................     3,478,546     5,552,973
                                                                    ------------  ------------
                                                                    $    259,988  $    541,024
                                                                    ------------  ------------
                                                                    ------------  ------------

                               COMPEL CORPORATION

3. CONTRACTS IN PROGRESS (CONTINUED)
    Amounts billed but not paid by customers under retainage provisions amounted to $24,355 and $114,863 for December 31, 1995 and 1996, respectively, are included in accounts receivable.

                                                                         1995         1996
                                                                      ----------  ------------
Included in the accompanying balance sheet under the following captions:
  Costs in excess of billings on uncompleted contracts..............  $  728,040  $  2,008,697
  Billings in excess of costs on uncompleted contracts..............     468,052     1,467,673
                                                                      ----------  ------------
                                                                      $  259,988  $    541,024
                                                                      ----------  ------------
                                                                      ----------  ------------

4. PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31, 1995 and 1996 is as follows:

                                                                        1995          1996
                                                                    ------------  ------------
Transportation equipment..........................................  $  1,447,655  $  1,422,210
Machinery and equipment...........................................     1,533,360     1,710,497
Furniture and fixtures............................................       152,429       155,772
Leasehold improvements............................................       118,409       118,409
                                                                    ------------  ------------
                                                                       3,251,853     3,406,888
Less accumulated depreciation and amortization....................    (1,951,680)   (2,206,381)
                                                                    ------------  ------------
Property and equipment, net.......................................  $  1,300,173  $  1,200,507
                                                                    ------------  ------------
                                                                    ------------  ------------

    Property and equipment includes property and equipment held under capital leases of $358,204 and $470,029 and related accumulated amortization of $79,185 and $145,931 at December 31, 1995 and 1996, respectively.

    Depreciation expense recorded for the years ended December 31, 1995 and 1996 was $291,176 and $235,973, respectively.

5. LEASES

    At December 31, 1996, the future minimum lease payments under operating and capital leases are as follows:

                                                                         CAPITAL    OPERATING
                                                                          LEASES      LEASES
                                                                        ----------  ----------
YEAR ENDING DECEMBER 31,
  1997................................................................  $  139,041  $  241,314
  1998................................................................     118,755     231,191
  1999................................................................      75,751      92,876
  2000................................................................      28,755      --
  2001................................................................         793      --
                                                                        ----------  ----------
  Total minimum lease payments........................................     363,095  $  565,381
                                                                                    ----------
                                                                                    ----------
  Less estimated executory costs......................................     (18,106)
                                                                        ----------
  Net minimum lease payments..........................................     344,989
  Less imputed interest...............................................     (43,843)
                                                                        ----------
  Present value of net minimum capital lease payments.................     301,146
  Less current portion of obligations under capital leases............    (108,640)
                                                                        ----------
  Obligations under capital leases, excluding current portion.........  $  192,506
                                                                        ----------
                                                                        ----------

                               COMPEL CORPORATION

5. LEASES (CONTINUED)
    During the years ended December 31, 1995 and 1996, the Company incurred rent expense of approximately $263,000 and $279,000, respectively.

6. DUE TO AFFILIATES AND STOCKHOLDERS

    A summary of amounts due to affiliates and stockholders at December 31, 1995 and 1996 is as follows:

                                                                           1995        1996
                                                                        ----------  ----------
Prime rate unsecured note payable to an affiliated company, due on
  demand..............................................................  $   50,000  $  500,000
Prime rate plus 2% unsecured notes payable to an affiliated company,
  due on demand.......................................................      80,000     105,000
Prime rate unsecured notes payable to stockholders, due on demand.....      --         200,000
8.25% unsecured note payable to a relative of a stockholder, due on
  demand..............................................................      40,000      40,000
                                                                        ----------  ----------
                                                                        $  170,000  $  845,000
                                                                        ----------  ----------
                                                                        ----------  ----------

7. NOTES PAYABLE

    Notes payable represents a short-term loan from an insurance company. The unsecured note bears interest at 5.49% and is due on demand.

8. BANK LINE OF CREDIT

    The Company has a $2,000,000 revolving line of credit with a bank. The line of credit allows the Company to borrow up to 70% of eligible accounts receivable. Bank advances on the credit line are payable on demand. The Company is given the option to request advances at the bank's prime rate or 2% over the London Interbank Offered Rate (LIBOR). The credit line is secured by all accounts receivable, inventory, equipment and other assets. The credit line is guaranteed by the stockholders of the Company and an affiliated company up to $1,500,000 each. The line of credit agreement contains certain restrictions and covenants. The Company must maintain certain levels of working capital and net worth and maintain certain financial ratios. The line of credit agreement expires May 31, 1997. At December 31, 1995, $1,700,000 was outstanding. At December 31, 1996, no borrowings were outstanding under this agreement. The line of credit agreement has been extended for 90 days which expires on July 31, 1997.

                               COMPEL CORPORATION

9. LONG-TERM DEBT

    A summary of long-term debt as of December 31, 1995 and 1996 is as follows:

                                                                                             1995         1996
                                                                                          -----------  -----------
Prime rate plus 1.5% note payable with monthly installments of $2,136, due June 2003,
  secured by transportation equipment...................................................  $   150,970  $   139,637
8.9% note payable with monthly installments of $349, due August 1998, secured by
  transportation equipment..............................................................        9,912        6,467
6.9% note payable with monthly installments of $533, due November 1997, secured by
  transportation equipment..............................................................       12,701        5,668
London Interbank Offered Rate (LIBOR) plus 2%, note payable to a bank, with monthly installments of $50,000, plus interest, with the entire outstanding balance due in
  full in February 1996, secured by substantially all assets of the Company.............      300,000      --
Prime rate plus 1% note payable to a bank, payable with monthly installments of $7,333,
  plus interest, due May 1996, secured by substantially all assets of the Company.......       15,791      --
Capital lease obligations...............................................................      262,749      301,146
                                                                                          -----------  -----------
                                                                                              752,123      452,918
Less current portion of long-term debt..................................................     (458,086)    (130,656)
                                                                                          -----------  -----------
Long-term debt, excluding current portion...............................................  $   294,037  $   322,262
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    A summary of long-term debt matures as follows:

1997..............................................................  $  22,016
1998..............................................................     16,251
1999..............................................................     14,968
2000..............................................................     16,535
2001..............................................................     18,267
Thereafter........................................................     63,735
                                                                    ---------
                                                                    $ 151,772
                                                                    ---------
                                                                    ---------

10. COMMITMENTS AND CONTINGENCIES

BUY/SELL AGREEMENT

    The Company has an agreement with its two stockholders which, upon the death of a stockholder, requires the Company to purchase the shares from the stockholder's estate. The purchase price of such shares has been defined in the Agreement and is covered by life insurance.

LEGAL PROCEEDINGS

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

                               COMPEL CORPORATION

11. BUSINESS AND CREDIT CONCENTRATIONS

    During the year ended December 31, 1995 and 1996, five and three customers accounted for approximately 31% and 29% of the Company's total revenues, respectively. Accounts receivable from these customers totaled $1,180,459 and $682,268 as of December 31, 1995 and 1996, respectively.

    During the year ended December 31, 1995 and 1996, two vendors accounted for approximately 45% and 43% of the Company's purchases, respectively. Accounts payable to these vendors totaled $337,902 and $767,908 as of December 31, 1995 and 1996, respectively.

12. RELATED PARTY TRANSACTIONS

    The stockholders of the Company own significant ownership in several affiliated companies. The principal business activities of the affiliated companies are to design, install, service and maintain data grade environmental conditioning systems; electrical contracting; and manufacturing data cabinets. The Company purchases materials and services, as well as sells materials and services to these affiliated companies.

    The Company is a guarantor of a line of credit totaling $100,000 and an equipment loan totaling $224,500 for an affiliated company.

    During 1995 and 1996, the Company sold approximately $71,000 and $89,000 in materials and services, charged $106,000 and $441,000 in corporate fees and expenses to affiliated companies, respectively. Additionally, the Company purchased $620,000 and $1,151,000 of materials and services from affiliated companies. Included in trade payables at December 31, 1995 and 1996 is $0 and $149,000, respectively, due to affiliated companies.

13. 401(K) RETIREMENT PLAN

    The Company sponsors a 401(k) retirement plan for the benefit of employees who are 21 years of age, have completed at least one year of service and elect to participate in the plan. The Company's management determines, at its discretion, the Company's annual contribution, if any, to the plan. The Company's annual contributions to the plan, if any, will be expensed in the year they accrue. The Company made no contributions to the plan during 1995 or 1996.

14. UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information for the nine month periods ended September 30, 1996 and 1997 have been prepared from the unaudited financial records of the Company and in the opinion of management, reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented.

                        AZTEC TECHNOLOGY PARTNERS, INC.


                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)


The unaudited pro forma financial statements give effect to the spin-off of Aztec Technology Partners, Inc. (the "Company"), formerly the Technology Solutions division of U.S. Office Products Company ("U.S. Office Products"), through the distribution of shares of the Company to U.S. Office Products stockholders (the "Distribution") and to acquisitions completed through May 1, 1998.


    The pro forma combined balance sheet gives effect to the Technology Distribution as if such transaction had occurred as of the Company's most recent balance sheet date, January 24, 1998.

    The pro forma combined statements of income for the fiscal year ended April 26, 1997 and the nine month periods ended January 24, 1998 and January 25, 1997 give effect to the Technology Distribution and the acquisitions of Compel Corporation, Aztec East, Inc. and Affiliates ("Aztec East, Inc.") and three other individually insignificant companies in business combinations accounted for under the purchase method which have been completed during the fiscal year ending April 25, 1998 (the "Fiscal 1998 Purchase Acquisitions"), as if all such transactions had occurred on May 1, 1996.

    The pro forma combined statement of income for the year ended April 26, 1997 includes the audited financial information of the Company for the year ended April 26, 1997 and the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.

    The pro forma combined statements of income for the nine months ended January 24, 1998 includes the unaudited financial information of the Company for the nine months ended January 24, 1998 and the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through the earlier of their respective dates of acquisition or January 24, 1998.

    The pro forma combined statement of income for the nine months ended January 25, 1997 includes the unaudited financial information of the Company and the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through January 25, 1997.

    The historical financial statements of the Company give retroactive effect to the results of the five companies acquired by the Company during the fiscal year ended April 26, 1997 in business combinations accounted for under the pooling-of-interests method of accounting.

    The historical financial statements of the Company also reflect an allocated portion of general and administrative costs incurred by U.S. Office Products. The allocated costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overhead costs have been allocated to the Company using one of several factors, dependent on the nature of the costs being allocated, including, revenues, number and size of acquisitions and number of employees. Interest costs have been allocated to the Company based upon the Company's average intercompany balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such periods.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of the Company's financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                        AZTEC TECHNOLOGY PARTNERS, INC.


                        PRO FORMA COMBINED BALANCE SHEET

                                JANUARY 24, 1998

                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                           AZTEC
                                        TECHNOLOGY                              PRO FORMA
                                         PARTNERS,     PRO FORMA   PRO FORMA    OFFERING    PRO FORMA
                                           INC.       ADJUSTMENTS   SUBTOTAL   ADJUSTMENTS   COMBINED
                                       -------------  -----------  ----------  -----------  ----------
ASSETS
Current assets:
  Cash and cash equivalents..........   $       117    $    (117)(a) $          $  49,278(c) $   44,968
                                                                                   (4,310)(c)
  Accounts receivable, net...........        46,615                    46,615                   46,615
  Inventories........................        12,578                    12,578                   12,578
  Receivable from U.S. Office
    Products.........................         7,862       (7,862)(a)
  Unbilled percentage of completion
    revenues.........................         1,452                     1,452                    1,452
  Prepaid and other current assets...         4,252                     4,252                    4,252
                                       -------------  -----------  ----------  -----------  ----------
      Total current assets...........        72,876       (7,979)      64,897      44,968      109,865

Property and equipment, net..........         5,074                     5,074                    5,074
Goodwill, net........................        63,891                    63,891                   63,891
Other assets.........................           506                       506                      506
                                       -------------  -----------  ----------  -----------  ----------
      Total assets...................   $   142,347    $  (7,979)  $  134,368   $  44,968   $  179,336
                                       -------------  -----------  ----------  -----------  ----------
                                       -------------  -----------  ----------  -----------  ----------

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term debt....................   $       304    $           $      304   $           $      304
  Accounts payable...................        23,329                    23,329                   23,329
  Accrued compensation...............         3,898                     3,898                    3,898
  Deferred revenue...................         5,402                     5,402                    5,402
  Income taxes payable...............         4,652                     4,652                    4,652
  Other accrued liabilities..........         3,443                     3,443                    3,443
                                       -------------  -----------  ----------  -----------  ----------
      Total current liabilities......        41,028                    41,028                   41,028

Long-term debt.......................           386        4,310(a)      4,696     (4,310)(c)        386
Long-term payable to U.S. Office
  Products...........................         9,957       (9,957)(a)
Deferred income taxes................           857                       857                      857
                                       -------------  -----------  ----------  -----------  ----------
      Total liabilities..............        52,228       (5,647)      46,581      (4,310)      42,271
                                       -------------  -----------  ----------  -----------  ----------

Stockholder's equity:
  Common stock.......................                         22(b)         22          4(c)         26
  Additional paid-in capital.........                     80,796(b)     80,796     49,274(c)    130,070
  Divisional equity..................        80,818      (80,818)(b)
  Retained earnings..................         9,301       (2,332)(a)      6,969                  6,969
                                       -------------  -----------  ----------  -----------  ----------
      Total stockholder's equity.....        90,119       (2,332)      87,787      49,278      137,065
                                       -------------  -----------  ----------  -----------  ----------
      Total liabilities and
        stockholder's equity.........   $   142,347    $  (7,979)  $  134,368   $  44,968   $  179,336
                                       -------------  -----------  ----------  -----------  ----------
                                       -------------  -----------  ----------  -----------  ----------


       See accompanying notes to pro forma combined financial statements.

                        AZTEC TECHNOLOGY PARTNERS, INC.


                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                            FISCAL 1998
                     TECHNOLOGY                             INDIVIDUALLY                          PRO FORMA
                     PARTNERS,       AZTEC       COMPEL     INSIGNIFICANT  PRO FORMA  PRO FORMA   OFFERING     PRO FORMA
                        INC       EAST, INC.   CORPORATION  ACQUISITIONS ADJUSTMENTS  SUBTOTAL   ADJUSTMENTS   COMBINED
                    ------------  -----------  -----------  -----------  -----------  ---------  -----------  -----------
Revenues..........   $  142,512    $   9,808    $  20,545    $  18,209    $           $ 191,074   $              191,074
Cost of revenues..      107,895        6,056       14,452       13,228                  141,631                  141,631
                    ------------  -----------  -----------  -----------  -----------  ---------  -----------  -----------
      Gross
        profit....       34,617        3,752        6,093        4,981                   49,443                   49,443

Selling, general
  and
  administrative
  expenses........       22,951        2,407        2,914        3,275         (312)(d)    31,235                 31,235
Amortization
  expense.........          414           12                                    813(f)     1,239                   1,239
                    ------------  -----------  -----------  -----------  -----------  ---------  -----------  -----------
      Operating
        income....       11,252        1,333        3,179        1,706         (501)     16,969                   16,969

Other (income)
  expense:
  Interest
    expense.......          169           87           71          127         (154)(g)       300       (259)(j)         41
  Interest
    income........         (167)         (39)         (20)                      226(g)
  Other...........          (14)        (117)         (30)         (91)                    (252)                    (252)
                    ------------  -----------  -----------  -----------  -----------  ---------  -----------  -----------
Income before
  provision for
  income taxes....       11,264        1,402        3,158        1,670         (573)     16,921         259       17,180
Provision for
  income taxes....        4,692           55           49          339        2,310(h)     7,445        114(h)      7,559
                    ------------  -----------  -----------  -----------  -----------  ---------  -----------  -----------
Net income........   $    6,572    $   1,347    $   3,109    $   1,331    $  (2,883)  $   9,476   $     145    $   9,621
                    ------------  -----------  -----------  -----------  -----------  ---------  -----------  -----------
                    ------------  -----------  -----------  -----------  -----------  ---------  -----------  -----------
Weighted average
  shares
  outstanding:
  Basic...........       22,952                                                          22,140(i)                22,507(k)
  Diluted.........       23,437                                                          22,140(i)                22,507(k)
Net income per
  share:
  Basic...........   $     0.29                                                       $    0.43                $    0.43
                    ------------                                                      ---------               -----------
                    ------------                                                      ---------               -----------
  Diluted.........   $     0.28                                                       $    0.43                $    0.43
                    ------------                                                      ---------               -----------
                    ------------                                                      ---------               -----------


       See accompanying notes to pro forma combined financial statements.

                        AZTEC TECHNOLOGY PARTNERS, INC.


                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                          AZTEC                                FISCAL 1998
                       TECHNOLOGY                              INDIVIDUALLY                            PRO FORMA
                        PARTNERS,       AZTEC       COMPEL     INSIGNIFICANT  PRO FORMA   PRO FORMA    OFFERING     PRO FORMA
                          INC.       EAST, INC.   CORPORATION  ACQUISITIONS ADJUSTMENTS   SUBTOTAL    ADJUSTMENTS   COMBINED
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues............   $   101,295    $  18,289    $  25,873    $  27,061    $            $ 172,518    $            $ 172,518
Cost of revenues....        76,049       12,319       19,754       19,753                   127,875                   127,875
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
      Gross profit..        25,246        5,970        6,119        7,308                    44,643                    44,643

Selling, general and
  administrative
  expenses..........        15,637        4,729        3,533        6,161       (1,823)(d)     28,876                  28,876
                                                                                   639(e)
Amortization
  expense...........                         16                                  1,223(f)      1,239                    1,239
Non-recurring
  acquisition
  costs.............         1,906                                                            1,906                     1,906
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
      Operating
        income......         7,703        1,225        2,586        1,147          (39)      12,622                    12,622

Other (income)
  expense:
  Interest expense..           310          127          104          151         (392)(g)        300       (259)(j)         41
  Interest income...          (169)         (89)         (18)          (1)         277(g)
  Other.............           234         (291)         (64)        (111)                     (232)                     (232)
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before
  provision for
  income taxes......         7,328        1,478        2,564        1,108           76       12,554          259       12,813
Provision for income
  taxes.............         1,771           64           30          338        3,321(h)      5,524         114(h)      5,638
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income..........   $     5,557    $   1,414    $   2,534    $     770    $  (3,245)   $   7,030    $     145    $   7,175
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average
  shares
  outstanding:
  Basic.............        17,196                                                           22,140(i)                 22,507(k)
  Diluted...........        17,565                                                           22,140(i)                 22,507(k)
Net income per
  share:
  Basic.............   $      0.32                                                        $    0.32                 $    0.32
                      -------------                                                      -----------               -----------
                      -------------                                                      -----------               -----------
  Diluted...........   $      0.32                                                        $    0.32                 $    0.32
                      -------------                                                      -----------               -----------
                      -------------                                                      -----------               -----------


       See accompanying notes to pro forma combined financial statements.

                        AZTEC TECHNOLOGY PARTNERS, INC.


                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                          AZTEC                                FISCAL 1998
                       TECHNOLOGY                              INDIVIDUALLY                            PRO FORMA
                        PARTNERS,       AZTEC       COMPEL     INSIGNIFICANT  PRO FORMA   PRO FORMA    OFFERING     PRO FORMA
                          INC.        EAST INC.   CORPORATION  ACQUISITIONS ADJUSTMENTS   COMBINED    ADJUSTMENTS   COMBINED
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues............   $   136,278    $  23,626    $  33,630    $  35,378    $            $ 228,912    $            $ 228,912
Cost of revenues....       102,129       15,553       25,407       26,061                   169,150                   169,150
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
      Gross profit..        34,149        8,073        8,223        9,317                    59,762                    59,762

Selling, general and
  administrative
  expenses..........        21,525        6,063        4,961        8,028       (2,172)(d)     39,134                  39,134
                                                                                   729(e)
Amortization
  expense...........                         22                                  1,629(f)      1,651                    1,651
Non-recurring
  acquisition
  costs.............         2,274                                                            2,274                     2,274
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
      Operating
        income......        10,350        1,988        3,262        1,289         (186)      16,703                    16,703

Other (income)
  expense:
  Interest expense..           324          174          124          210         (432)(g)        400       (345)(j)         55
  Interest income...          (168)        (111)         (27)          (3)         309(g)
Other...............           (53)        (323)         (67)        (136)                     (579)                     (579)
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before
  provision for
  income taxes......        10,247        2,248        3,232        1,218          (63)      16,882          345       17,227
Provision for income
  taxes.............         3,524          112           39          245        3,508(h)      7,428         152(h)      7,580
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income..........   $     6,723    $   2,136    $   3,193    $     973    $  (3,571)   $   9,454    $     193    $   9,647
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                      -------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average
  shares
  outstanding:
  Basic.............        18,005                                                           22,140(i)                 22,507(k)
  Diluted...........        18,352                                                           22,140(i)                 22,507(k)
Net income per
  share:
  Basic.............   $      0.37                                                        $    0.43                 $    0.43
                      -------------                                                      -----------               -----------
                      -------------                                                      -----------               -----------
  Diluted...........   $      0.36                                                        $    0.43                 $    0.43
                      -------------                                                      -----------               -----------
                      -------------                                                      -----------               -----------


       See accompanying notes to pro forma combined financial statements.

                        AZTEC TECHNOLOGY PARTNERS, INC.


           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

1. BALANCE SHEET


(a) Represents the allocation of $5,000 of total debt to the Company by U.S. Office Products. The Company will repay $4,427 to U.S. Office Products (consisting of (i) the net of the $9,957 payable to U.S. Office Products and the $7,862 receivable from U.S. Office Products and (ii) a distribution of $2,332) with the use of available cash of $117 and $4,310 in borrowings drawn from the Company's existing working capital credit facility.



(b) Adjustment to reflect the reclassification of divisional equity to common stock and additional paid-in-capital as a result of the Aztec Distribution. The Aztec Distribution will result in the issuance of 22,140 shares of Common Stock.



(c) Adjustment to reflect $49,278 of net proceeds from the sale of 4,200 shares of Common Stock as part of the Offering (net of expenses and underwriting discount) and the utilization of $4,310 of the proceeds to repay debt.


2. STATEMENT OF INCOME


(d) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions. The Company believes that these reductions are expected to remain in place for the foreseeable future and are not reasonably likely to affect operating performance.



(e) Adjustment to reflect additional corporate overhead during the period prior to the formation of the Technology Solutions division by U.S. Office Products as if the division had been formed at May 1, 1996.



(f) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over periods ranging from 25-40 years.



(g) Adjustment to reflect the reductions in interest expense and interest income. Interest expense is being calculated on the debt outstanding at January 24, 1998 of $5,000 at a weighted average interest rate of approximately 8.0%. The adjustment also reflects a reduction in interest income to zero as the company expects to use all available cash to repay debt rather than for investment purposes. Pro forma interest expense will fluctuate $55 on an annual basis for each 0.125% change in interest expense.



(h) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 44%. The difference between the effective tax rate of 44% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill. This adjustment assumes that all companies were taxed at 44% regardless of how they were taxed prior to being acquired by the Company, including those companies that previously paid no taxes under subchapter S.



(i) The weighted average shares outstanding used to calculate pro forma earnings per share of 22,140 is calculated based upon approximately 110,700 shares of U.S. Office Products common stock expected

                        AZTEC TECHNOLOGY PARTNERS, INC.

                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

2. STATEMENT OF INCOME (CONTINUED)

    to be outstanding on the date of the Aztec Distribution divided by five, which is the Distribution Ratio. The shares of U.S. Office Products common stock expected to be outstanding on the date of the Aztec Distribution are based upon (a) approximately 133,800 shares currently outstanding, plus (b) approximately 8,900 shares expected to be issued on conversion of U.S. Office Products convertible debt, plus (c) approximately 5,000 shares expected to be issued on exercise of outstanding U.S. Office Products stock options, minus (d) approximately 37,000 shares expected to be accepted in U.S. Office Products' equity self-tender which is part of the Strategic Restructuring Plan.



(j) Adjustment to reflect a decrease in interest expense as a result of the utilization of a portion of the net proceeds from the Offering of $4,310 to repay debt at an annual interest rate of 8.0%.



(k) The weighted average shares outstanding used to calculate pro forma as adjusted earnings per share of 22,507 is based upon the 22,140 shares of common stock issued as a result of the Aztec Distribution and 367 shares issued in the Offering that were used to repay debt.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND TECHNOLOGY DISTRIBUTION

    The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities. All of such expenses except the Securities and Exchange Commission registration fee are estimated:


SEC Registration................................................  $  25,822
Nasdaq Listing Fee..............................................  $  47,500
Legal Fees and Expenses.........................................  $ 500,000
Accounting Fees and Expenses....................................  $ 500,000
Printing Fees and Expenses......................................  $ 350,000
Miscellaneous...................................................  $   1,678
    Total.......................................................  $1,500,000


------------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Nine of Aztec's Certificate of Incorporation provides that Aztec shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of Aztec's Certificate of Incorporation states that directors of Aztec will not be liable to Aztec or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Aztec or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the state of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

    Article IV of the Aztec's Bylaws provides that Aztec shall indemnify its officers and directors (and those serving at the request of Aztec as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of Aztec as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Aztec unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Unless the Aztec Board of Directors otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.


ITEM 16. EXHIBITS


    See index to exhibits.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1)or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the District of Columbia on May 15, 1998.


                                          AZTEC TECHNOLOGY PARTNERS, INC.

                                          By: /s/ JAMES E. CLAYPOOLE

                                             -----------------------------------

                                              Name: James E. Claypoole
                                             Title:  Chairman of the Board of
                                             Directors
                                                   and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration tatement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                       CAPACITY                 DATE
-----------------------------------  -------------------------  ----------------
      /s/ JAMES E. CLAYPOOLE         Chairman of the Board of
-----------------------------------  Directors and
        James E. Claypoole           Chief Executive Officer      May 15, 1998
                                     (Principal Executive
                                     Officer)

      /s/ DOUGLAS R. JOHNSON         Executive Vice President
-----------------------------------  and
        Douglas R. Johnson           Chief Financial Officer      May 15, 1998
                                     (Principal Financial and
                                     Accounting Officer)

                                 EXHIBIT INDEX


EXHIBIT       DESCRIPTION
------------  -------------------------------------------------------------------------------------------------------
      3.1*    Certificate of Incorporation
      3.2*    Certificate of Amendment of Certificate of Incorporation
      3.3*    Certificate of Amendment of Certificate of Incorporation
      3.4*    Bylaws
      4.1**   Form of certificate representing shares of Common Stock
      5  ***  Opinion of Wilmer, Cutler & Pickering as to legality of securities being offered
      8  ***  Tax opinion of Wilmer, Cutler & Pickering
     10.1*    Form of Distribution Agreement among U.S. Office Products, Workflow Graphics, Inc., Aztec Technology
              Partners, Inc., Navigant International, Inc., and School Specialty, Inc.
     10.2***  Form of Tax Allocation Agreement among U.S. Office Products, Workflow Graphics, Inc., Aztec Technology
              Partners, Inc., Navigant International, Inc., and School Specialty, Inc.
     10.3**   Employment Agreement, dated October 15, 1996, between Bay State Computer Group and James E. Claypoole.
     10.4***  Ledecky Services Agreement
     10.5**   Employment Agreement, dated October 15, 1996, between Bay State Computer Group and Elizabeth M.
              Claypoole
     10.6*    Form of Tax Indemnification Agreement among U.S. Office Products, Workflow Graphics, Inc., Aztec
              Technology Partners, Inc., Navigant International, Inc., and School Specialty, Inc.
     10.7*    Form of Employee Benefits Agreement among U.S. Office Products, Workflow Graphics, Inc., Aztec
              Technology Partners, Inc., Navigant International, Inc., and School Specialty, Inc.
     10.8***  Credit Agreement
     10.9***  1998 Stock Incentive Plan
     11  ***  Statement re computation of per share earnings
     21  *    Subsidiaries of Registrant
     23.1***  Consent of Wilmer, Cutler & Pickering (contained in Exhibits 5 and 8 hereto)
     23.2*    Consent of Price Waterhouse LLP
     23.3*    Consent of Rubin, Koehmstedt and Nadler
     23.4*    Consent of B.N. Kozin Company
     23.5*    Consent of Price Waterhouse LLP
     23.6**   Consent of Jonathan Ledecky to be named as a director
     23.7**   Consent of James E. Claypoole to be named as a director
     23.8*    Consent of Clifford Mitman, Jr. to be named as director
     23.9*    Consent of Benjamin Tandowski to be named as director
     27  **   Financial data schedule


------------------


*   Filed herewith.


**  Previously filed.


*** To be filed by amendment.